The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-156218

SUBJECT TO COMPLETION DATED JULY 7, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 22, 2009)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$                         % Notes due 20

Our US$             aggregate principal amount of notes due 20             (the “Notes”) will bear interest at a rate of             % per annum. Interest on the Notes is payable semi-annually in arrears on January              and July              of each year. The first interest payment on the Notes will be made on January             , 2010 in respect of the period from (and including) July             , 2009 to (but excluding) January             , 2010. The Notes will mature on             , 20            .

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Payments of principal and interest on the Notes will not be guaranteed by the Republic of Korea under the October 2008 program to guarantee the foreign currency-denominated debt of Korean banks in the manner described in the accompanying prospectus dated April 22, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are expected to be rated “A+” by Fitch Ratings Ltd., “A” by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. and “A2” by Moody’s Investors Service, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

	Per Note		Total
Public offering price		%	US$
Underwriting discounts		%	US$
Proceeds to us, before expenses		%	US$

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including July             , 2009.

We have applied to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for listing of the Notes. There can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about July             , 2009.

Joint Bookrunners

BARCLAYS CAPITAL	CREDIT SUISSE	DEUTSCHE BANK	MERRILL LYNCH & CO.	MORGAN STANLEY

Lead Manager

SAMSUNG SECURITIES CO., LTD.

Prospectus Supplement Dated July             , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “(Won)” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated April 22, 2009. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-156218, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea. The SGX-ST takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$             aggregate principal amount of             % notes due             , 20              (the “Notes”).

The Notes will bear interest at a rate of             % per annum, payable semi-annually in arrears on January              and July              of each year. The first interest payment on the Notes will be made on January             , 2010 in respect of the period from (and including) July             , 2009 to (but excluding) January             , 2010. Interest on the Notes will accrue from July             , 2009, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

Payments of principal and interest on the Notes will not be guaranteed by the Republic of Korea under the October 2008 program to guarantee the foreign currency-denominated debt of Korean banks in the manner described in the accompanying prospectus dated April 22, 2009.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have applied to list the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. We cannot give assurance that the application to the SGX-ST for the Notes will be approved. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000, for so long as the Notes are listed on the SGX-ST.

Rating

The Notes are expected to be rated “A+” by Fitch Ratings Ltd. (“Fitch”), “A” by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. (“S&P”) and “A2” by Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”)

or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about July             , 2009, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated April 22, 2009. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of March 31, 2009 and for the three months ended March 31, 2008 and 2009 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

Our primary purpose, as stated in the Export-Import Bank of Korea Act, as amended, is to “promote the sound development of the national economy by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.”

Based on our unaudited internal management accounts as of March 31, 2009, we had (Won)37,602 billion of outstanding loans, including (Won)22,608 billion of outstanding export credits, (Won)10,773 billion of outstanding overseas investment credits and (Won)2,546 billion of outstanding import credits, as compared to (Won)32,390 billion of outstanding loans, including (Won)17,637 billion of outstanding export credits, (Won)9,866 billion of outstanding overseas investment credits and (Won)2,326 billion of outstanding import credits as of December 31, 2008.

Capitalization

As of March 31, 2009, our authorized capital was (Won)8,000 billion and our capitalization was as follows:

	As of March 31, 2009(1)
	(billions of Won)
	(unaudited)
Long-Term Debt(2)(3)(4):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		—
Export-Import Financing Debentures		18,057

Total Long-Term Debt		18,057

Capital and Reserves:
Paid-in Capital(5)		4,759
Legal Reserve(6)		266
Voluntary Reserve(6)		812
Unappropriated Retained Earnings		16
Accumulated Other Comprehensive Income		63

Total Capital and Reserves	(Won)	5,916

Total Capitalization(6)	(Won)	23,973

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since March 31, 2009.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,377.1 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on March 31, 2009.
(3)	As of March 31, 2009, we had contingent liabilities totaling (Won)92,522 billion, which consisted of (Won)50,091 billion under outstanding guarantees and acceptances and (Won)42,431 billion under contingent guarantees and acceptances issued on behalf of our clients. As of March 31, 2009, we had entered into 66 interest rate related derivative contracts with a notional amount of (Won)7,699 billion and 122 currency related derivative contracts with a notional amount of (Won)11,364 billion in accordance with our policy to hedge interest rate and currency risks.
(4)	All our borrowings, whether domestic or international, are unsecured and unguaranteed.

(5)	Authorized ordinary share capital was (Won)8,000 billion and issued fully-paid ordinary share capital was (Won)5,009 billion as of July 7, 2009. See “—Business—Government Support and Supervision” in this prospectus supplement and the accompanying prospectus.
(6)	See “—Business—Government Support and Supervision” in the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Government Support and Supervision

In May 2009, the Government contributed (Won)250 billion in cash to our capital in order to support our lending to Korean exporters, including small and medium-sized enterprises. After such contribution, our paid-in capital increased to (Won)5,008.8 billion.

Selected Financial Statement Data

The following tables present financial information for the three months ended March 31, 2009 and 2008 and as of March 31, 2009 and December 31, 2008:

	Three Months Ended March 31,
	2009		2008
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	433	(Won)	300
Total Interest Expenses		439		293
Net Interest Income (Expenses)		(6)		7
Total Revenues		1,614		1,116
Total Expenses		1,596		1,102
Income before Income Taxes		21		14
Income Tax Benefit (Expense)		(5)		(3)
Net Income		16		10

	As of March 31, 2009 (unaudited)		As of December 31, 2008
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	37,602	(Won)	32,390
Total Borrowings(2)		32,871		27,771
Total Assets		42,042		35,982
Total Liabilities		36,126		30,892
Total Shareholders’ Equity(3)		5,916		5,090

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the three months ended March 31, 2009, we had net income of (Won)16 billion compared to net income of (Won)10 billion for the three months ended March 31, 2008.

The principal factors for the increase in net income for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 included:

•

net gain on foreign currency transactions of (Won)463 billion in the three months ended March 31, 2009 compared to net loss of (Won)99 billion in the same period of 2008, primarily due to the depreciation of the Won against the U.S. dollar;

•	an increase in net commission income to (Won)65 billion in the three months ended March 31, 2009 from (Won)42 billion in the same period of 2007, primarily due to an increase in guarantees.

The above factors were partially offset by net loss on derivative instrument of (Won)386 billion in the three months ended March 31, 2009 compared to net gain of (Won)139 billion in the same period of 2008, primarily due to the appreciation of the U.S. dollar against other currencies.

As of March 31, 2009, our total assets increased by 17% to (Won)42,042 billion from (Won)35,982 billion as of December 31, 2008, primarily due to a 16% increase in loans to (Won)37,602 billion as of March 31, 2009 from (Won)32,390 billion as of December 31, 2008.

As of March 31, 2009, our total liabilities increased by 17% to (Won)36,126 billion from (Won)30,892 billion as of December 31, 2008. The increase in liabilities was primarily due to a 24% increase in debentures in foreign currencies to (Won)23,963 billion as of March 31, 2009 from (Won)19,302 billion as of December 31, 2008.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The greater depreciation of the Won against foreign currencies during the three months ended March 31, 2009 compared to the corresponding period of 2008 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of March 31, 2009, our total shareholders’ equity increased by 16% to (Won)5,916 billion from (Won)5,090 billion as of December 31, 2008 primarily due to the Government’s (Won)800 billion contribution to our capital during the first quarter of 2009.

Capital Adequacy

As of March 31, 2009, our capital adequacy ratio was 9.3%, an increase from 8.7% as of December 31, 2008, which was primarily the result of the Government’s capital contribution to our capital during the first quarter of 2009.

The following table sets forth our capital base and capital adequacy ratios reported as of March 31, 2009:

	As of March 31, 2009
	(millions of Won, except for percentages)
Tier I	(Won)	5,510,448
Paid-in Capital		4,758,755
Retained Earnings		1,101,487
Deductions from Tier I Capital		349,794
Capital Adjustments		(140,538)
Deferred Tax Asset		(207,656)
Others		(1,600)
Tier II (General Loan Loss Reserves)		932,962
Deductions from all capital
Total Capital		6,443,410
Risk Adjusted Assets		68,997,037
Capital Adequacy Ratios
Tier I		8.0%
Tier I and Tier II		9.3%

Source: Internal accounting records.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

On May 25, 2009, North Korea announced that it had successfully conducted a second nuclear test and test-fired three short-range, surface-to-air missiles. In response, the United Nations Security Council unanimously passed a resolution on June 12, 2009 that condemned North Korea for the nuclear test and tightened sanctions against North Korea.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Any further increase in tension, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between Korea and North Korea break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

The Economy

Gross Domestic Product

Based on preliminary data, GDP in the first quarter of 2009 contracted by 4.3% at chained 2005 year prices, as aggregate private and general government consumption expenditures decreased by 2.0% and gross domestic fixed capital formation decreased by 7.5%, each compared with the same period of 2008.

Prices, Wages and Employment

The inflation rate was 3.9% in the first quarter of 2009. The unemployment rate was 3.8% in the first quarter of 2009.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 1,369.4 on April 30, 2009, 1,395.9 on May 29, 2009, 1,390.1 on June 30, 2009 and 1,428.9 on July 6, 2009.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,348.0 to US$1.00 on April 30, 2009, Won 1,272.9 to US$1.00 on May 29, 2009, Won 1,284.7 to US$1.00 on June 30, 2009 and Won 1,267.0 to US$1.00 on July 7, 2009.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$8.6 billion in the first quarter of 2009 compared with a current account deficit of US$5.2 billion in the same period of 2008, primarily due to a surplus of US$8.4 billion from the goods account in the first quarter of 2009 compared to a deficit of US$1.2 billion from the goods account in the same period of 2008.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$3.5 billion in the first quarter of 2009. Exports decreased by 24.9% to US$74.7 billion and imports decreased by 32.9% to US$71.2 billion from US$99.4 billion of exports and US$106.1 billion of imports, respectively, in the same period of 2008.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$231.7 billion as of June 30, 2009.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-156218.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$             aggregate principal amount and will mature on             , 20             (the “Maturity Date”). The Notes will bear interest at the rate of             % per annum, payable semi-annually in arrears on January              and July              of each year (each an “Interest Payment Date”). The first interest payment on the Notes will be made on January             , 2010 in respect of the period from (and including) July             , 2009 to (but excluding) January             , 2010. Interest on the Notes will accrue from July             , 2009. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Payments of principal and interest on the Notes will not be guaranteed by the Republic of Korea under the October 2008 program to guarantee the foreign currency-denominated debt of Korean banks in the manner described in the accompanying prospectus dated April 22, 2009.

Denomination

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”). The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Kim & Chang, our Korean counsel, the Notes qualify as “foreign currency denominated bonds” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes, subject to adjustment of original issue discount or premium, if any) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a residents’ tax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea; provided that the offering of the Notes is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including resident surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including resident surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated July             , 2009 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Singapore Branch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. International plc and Samsung Securities Co., Ltd. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of the Notes
Barclays Bank PLC	US$
Credit Suisse Securities (USA) LLC
Deutsche Bank AG, Singapore Branch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. International plc
Samsung Securities Co., Ltd.

Total	US$

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We have applied to the SGX-ST for listing of, and permission to deal in, the Notes. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$             after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$            . The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriters and/or their affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about July             , 2009, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Kim & Chang, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Kim & Chang.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)8,000 billion. As of July 7, 2009, our paid-in capital was (Won)5,009 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on June 26, 2009. On June 23, 2009, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

CUSIP	ISIN

PROSPECTUS

$5,000,000,000

The Export-Import Bank of Korea

Debt Securities

Warrants to Purchase Debt Securities

The Republic of Korea

Guarantees

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 22, 2009

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to the “Bank”, “we”, “our” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “(Won)” contained in this prospectus are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America, references to “Euro”, “EUR” or “€” are to the currency of the European Union, references to “Japanese Yen”, “JPY” or “¥” are to the currency of Japan, references to “Chinese Renminbi” is to the currency of the People’s Republic of China, references to “Swiss franc” or “CHF” are to the currency of Switzerland, references to “pound sterling” or “GBP” are to the currency of the United Kingdom, references to “Hong Kong dollar” or “HKD” are to the currency of Hong Kong, S.A.R., references to “Singapore dollar” or “SGD” are to the currency of Singapore, references to “Turkish Lira” or “TRY” are to the currency of Turkey, references to “Malaysia Ringgit” or “MYR” are to the currency of Malaysia, references to “Brazilian Real” or “BRL” are to the currency of Federative Republic of Brazil, references to “Mexican Peso” or “MXN” are to the currency of the United Mexican States and references to “Thai Baht” or “THB” are to the currency of Thailand.

In this prospectus, where information has been prepared in thousands, millions or billions of units, amounts may have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

Effective January 1, 2008, we recorded “amount received (paid) on currency interest swaps” as “interest revenue (expense)” in our Statements of Income for the years ended December 31, 2008 and 2007; prior to the change, such amounts were accounted for as “gain (loss) on derivatives”. In connection with the change, certain of our financial information for the year ended December 31, 2007 have been reclassified to conform with the presentation of our financial information for the year ended December 31, 2008 for comparative purposes. See “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 2.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE EXPORT-IMPORT BANK OF KOREA

Overview

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended (the “KEXIM Act”). Since our establishment, we have been promoting the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters.

Our primary purpose, as stated in the KEXIM Act, is to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” Over the years, we have developed various financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. In recent years, we have focused on the development of new financing facilities, including structured financing for ships and project financing for the construction of industrial plants and the development of natural resources abroad.

As of December 31, 2008, we had (Won)32,390 billion of outstanding loans, including (Won)17,637 billion of outstanding export credits, (Won)9,866 billion of outstanding overseas investment credits and (Won)2,326 billion of outstanding import credits, as compared to (Won)20,739 billion of outstanding loans, including (Won)12,658 billion of outstanding export credits, (Won)4,812 billion of outstanding overseas investment credits and (Won)1,550 billion of outstanding import credits as of December 31, 2007.

Although our management has control of our day-to-day operations, our operations are subject to the close supervision of the Government. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, contributions to capital or transfers of our income to reserves, plays an important role in determining our lending capacity. The Government has the power to appoint or dismiss our President, Deputy President, Executive Directors and Auditor. Moreover, the Minister of Strategy and Finance (formerly the Minister of Finance and Economy) of the Republic has, on behalf of the Republic, signed the registration statement of which this Prospectus forms a part.

The Government supports our operations pursuant to Article 37 of the KEXIM Act. Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves, consisting of our surplus and capital surplus items, are insufficient to cover any of our annual net losses. In light of the above, if we have insufficient funds to make any payment under any of our obligations, including the debt securities covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

Capitalization

As of December 31, 2008, our authorized capital was (Won)4,000 billion and capitalization was as follows:

	December 31, 2008 (1)
	(billions of Won)
Long-Term Debt (2)(3)(4)(5):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		—
Export-Import Financing Debentures		14,628.1

Total Long-term Debt	(Won)	14,628.1

Capital and Reserves:
Paid-in Capital (6)	(Won)	3,958.8
Legal Reserve (7)		247.1
Voluntary Reserve (7)		737.3
Unappropriated Retained Earnings		94.0
Accumulated Other Comprehensive Income		53.2

Total Capital and Reserve	(Won)	5,090.4

Total Capitalization (7)	(Won)	19,718.5

(1)	Except as described in this prospectus, there has been no material adverse change in our capitalization since December 31, 2008.
(2)	We have translated borrowings in foreign currencies as of December 31, 2008 into Won at the rate of (Won)1,257.5 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2008.
(3)	As of December 31, 2008, we had contingent liabilities totaling (Won)90,885.4 billion, which consisted of (Won)48,635.0 billion under outstanding guarantees and acceptances and (Won)42,250.4 billion under contingent guarantees and acceptances issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2008, see “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 11”. See also “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 14” for a description of our commitments and contingencies as of December 31, 2008.
(4)	As of December 31, 2008, we had entered into 58 interest rate related derivative contracts with a notional amount of (Won)7,280.1 billion and 97 currency related derivative contracts with a notional amount of (Won)9,737.7 billion in accordance with our policy to hedge interest rate and currency risks. See “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 15”.
(5)	See “Sources of Funding” for an explanation of these sources of funds. All the borrowings of the Bank, whether domestic or international, are unsecured and unguaranteed.
(6)	As of December 31, 2008, authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)3,958.8 billion. In January 2009, the Government increased our authorized capital to (Won)8,000 billion. See “Government Support and Supervision—Government Support”.
(7)	See “Government Support and Supervision” for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Purpose and Authority

We were established in 1976 as a special governmental financial institution pursuant to the KEXIM Act. The KEXIM Act, the Enforcement Decree of the KEXIM Act (the “KEXIM Decree”) and our Articles of Incorporation (the “By-laws”) define and regulate our powers and authority. We are treated as a special juridical entity under Korean law and are not subject to certain of the laws regulating activities of commercial banks.

We were established, as stated in the KEXIM Act, to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” As an instrument in serving the Government’s public policy objectives, we do not seek to maximize our profits. We do, however, strive to maintain an adequate level of profitability to strengthen our equity base in order to support the growth in the volume of our business.

Our primary purpose has been the provision of loans to facilitate Korean exports of capital and non-capital goods and technical services. Most of our activities have been carried out pursuant to this authority and we characterize such loans as export credits. In January 2008, the Government amended the KEXIM Act and KEXIM Decree to expand the types of goods and services eligible for export credits that we may extend to include intangible goods and non-technical services.

We have the authority to undertake a range of other financial activities. These fall into three principal categories:

•	overseas investment credits;

•	import credits; and

•	guarantee facilities.

Overseas investment credits consist of loans to finance Korean overseas investments and projects. Import credits include the extension of loans to finance Korean imports of essential materials and natural resources. Guarantee facilities are made available to support the obligations of Korean exporters and importers.

We also have the authority to administer, on behalf of the Government, the Government’s Foreign Economic Cooperation Fund and the Inter-Korea Cooperation Fund, formerly known as South and North Korea Co-operation Fund.

We may also undertake other business activities incidental to the foregoing, including currency and interest rate swap transactions. We have engaged in such swap transactions for hedging purposes only.

Government Support and Supervision

The Government’s determination each fiscal year, regarding the amount of financial support to extend to us, plays an important role in determining our lending capacity. Such support has included contributions to capital, loans and transfers of our income to reserves.

Our authorized capital was (Won)30 billion when the Government enacted the KEXIM Act in 1969. The National Assembly amended the KEXIM Act and increased our authorized capital to (Won)150 billion in 1974, (Won)500 billion in 1977, (Won)1,000 billion in 1986, (Won)2,000 billion in January 1998 and (Won)4,000 billion in September 1998. In January 2009, the Government further increased our authorized capital to (Won)8,000 billion.

As of December 31, 1996, the capital contribution from the Government was approximately (Won)686 billion, all in cash. Since 1997, the Government has made capital contributions not only in cash but also in the form of shares of common stock of Government-affiliated entities. In 1997, the Government contributed (Won)185 billion in cash and in the form of shares of common stock of KT&G (formerly known as Korea Tobacco & Ginseng). In 1998, the Government contributed (Won)805 billion in cash and in the form of shares of common stock of KT&G, Korea Electric Power Corporation and Korea Expressway Corporation (formerly known as Korea Highway Corporation). From 1999 to 2004, the Government contributed (Won)1,100 billion in cash to our capital, directly and indirectly through The Bank of Korea and the Korea Development Bank.

In April 2005, the Government contributed (Won)500 billion in the form of shares of common stock of Korea Expressway Corporation owned by the Government and (Won)20 billion in cash to our capital to further support our lending to Korean manufacturers and exporters, in accordance with the Government policy to promote the Republic’s exports by providing such entities with the funds required for the construction and export of capital goods (such as industrial plants, industrial machinery, natural resource development, information infrastructure and overseas construction projects). In July 2007, the Government contributed (Won)3 billion in cash to our capital. In December 2008, the Government contributed (Won)650 billion in the form of shares of common stock of Kyobo Life Insurance Co., Ltd. and Korea Expressway Corporation to our capital. Taking into account these capital contributions, as of December 31, 2008, our total paid-in capital was (Won)3,958.8 billion. In January and March of 2009, the Government contributed to our capital (Won)300 billion in cash and (Won)500 billion in the form of shares of common stock of Korea Expressway Corporation, respectively, in order to support our lending to Korean exporters, including small and medium-sized enterprises. As of March 31, 2009, our paid-in capital was (Won)4,758.8 billion.

Pursuant to the KEXIM Act, only the Government, The Bank of Korea, the Korea Development Bank, certain designated domestic banking institutions, exporters’ associations and international financial organizations may contribute to our paid-in capital. As of December 31, 2008, the Government directly owned 66.7% of our paid-in capital and indirectly owned, through The Bank of Korea and the Korea Development Bank, 29.4% and 3.9%, respectively, of our paid-in capital. See “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 1”.

In addition to contributions to our capital, the Government provides funding for our financing activities. The Government has made loans available to us for our lending activities. As of December 31, 2008, the outstanding amount of our borrowings from the Government was (Won)3,263 billion.

The Government also supports our operation pursuant to Articles 36 and 37 of the KEXIM Act. Article 36 of the KEXIM Act and the By-laws provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, 20% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•

second, if the Minister of Strategy and Finance approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•

third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Strategy and Finance approves, such as additions to our voluntary reserve. As of December 31, 2008, we had a legal reserve of (Won)247.1 billion and a voluntary reserve of (Won)737.3 billion.

Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves are insufficient to cover any of our annual net losses. In light of this provision, if we have insufficient funds to make any payment under any of our obligations, the Government would take appropriate steps by making a capital contribution, by allocating funds or by taking other action to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

The Government closely supervises our operations including in the following ways:

•	the President of the Republic appoints our President upon the recommendation of the Minister of Strategy and Finance;

•	the Minister of Strategy and Finance appoints our Deputy President and Executive Directors upon the recommendation of our President;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations and budget for the fiscal year to the Minister of Strategy and Finance for his approval;

•	the Minister of Strategy and Finance must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•

each of the Minister of Strategy and Finance and the Financial Services Commission has broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Strategy and Finance may issue any orders it deems necessary to enforce the KEXIM Act or delegate examinations to the Financial Services Commission;

•

the Financial Services Commission may supervise our operations to ensure managerial soundness based upon the KEXIM Decree and the Supervisory Regulations of Banking Business legislated by the Financial Services Commission and may issue orders deemed necessary for such supervision;

•

we must submit our annual report to the Ministry of Strategy and Finance (formerly, the Ministry of Finance and Economy) within two months after the end of each fiscal year and to the National Assembly within nine months after the end of each fiscal year outlining our operations and analyzing our activities during the relevant fiscal year; and

•	we may amend our By-laws and operating manual only with the approval of the Minister of Strategy and Finance.

Selected Financial Statement Data

You should read the following financial statement data together with our financial statements and notes included in this prospectus:

	Year Ended December 31,
	2004		2005		2006		2007 (1)		2008 (1)
	(billions of Won)
Income Statement Data
Total Interest Income	(Won)	411.1	(Won)	514.1	(Won)	741.6	(Won)	1,042.0	(Won)	1,407.4
Total Interest Expense		319.3		392.3		488.6		803.8		1,106.9
Net Interest Income		91.9		121.8		253.0		238.2		300.5
Total Revenues		849.9		1,224.0		1,279.1		2,122.9		5,122.3
Total Expenses		743.6		917.7		1,047.4		1,874.4		4,296.8
Income before Income Taxes		106.3		306.3		231.7		248.5		195.5
Income Tax Benefit (expense)		(28.8)		(81.8)		(63.4)		(64.3)		(101.5)
Net Income		77.5		224.5		168.3		184.3		94.0

	As of December 31,
	2004		2005		2006		2007		2008
	(billions of Won)
Balance Sheet Data
Total Loans (2)	(Won)	10,127.2	(Won)	12,188.8	(Won)	15,050.5	(Won)	20,738.5	(Won)	32,389.6
Total Borrowings (3)		7,842.6		9,221.8		11,798.7		17,412.2		27,770.9
Total Assets		12,170.6		15,155.8		17,448.5		23,639.4		35,981.9
Total Liabilities		8,626.5		10,277.4		12,688.5		18,703.9		30,891.6
Total Shareholders’ Equity (4)		3,544.1		4,878.4		4,759.9		4,935.5		5,090.4

(1)

Effective January 1, 2008, we recorded “amount received (paid) on currency interest swaps” as “interest revenue (expense)” in our Statements of Income for the years ended December 31, 2008 and 2007; prior to the change, such amount was accounted for as “gain (loss) on derivatives”. In connection with the change, certain of our financial information for the year ended December 31, 2007 have been reclassified to conform with the presentation of our financial information for the year ended December 31, 2008 for comparative purposes. See “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 2.”

(2)	Gross amount, including bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others and before deducting valuation adjustment of loans in foreign currencies, deferred loan origination fees and allowance for loan losses. See “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 5.”
(3)	Includes debentures.
(4)	Includes unappropriated retained earnings.

2008

We had net income of (Won)94.0 billion in 2008 compared to net income of (Won)184.3 billion in 2007.

The principal factors for the decrease in net income in 2008 compared to 2007 included:

•

net loss on valuation of derivatives of (Won)738.0 billion in 2008 compared to net gain on valuation of derivatives of (Won)335.2 billion in 2007, primarily due to the appraisal loss on currency interest swaps resulting from the decrease in U.S. dollar swap rates;

•

net loss on derivatives trading of (Won)547.3 billion in 2008 compared to net gain on derivatives trading of (Won)96.7 billion in 2007, primarily due to the appreciation of the U.S. dollar against other currencies; and

•	an increase in provision for loan losses to (Won)93.0 billion in 2008 from (Won)59.4 billion in 2007, primarily due to an increase in loans.

The above factors were partially offset by (1) net gains on foreign currency transactions of (Won)1,094.7 billion in 2008 compared to net losses on foreign currency transactions of (Won)517.4 billion in 2007 and (2) an increase in net interest income to (Won)341.5 billion in 2008 from (Won)290.3 billion in 2007.

As of December 31, 2008, our total assets increased by 52.2% to (Won)35,981.9 billion from (Won)23,639.4 billion as of December 31, 2007, primarily due to a 56.2% increase in loans to (Won)32,389.6 billion as of December 31, 2008 from (Won)20,738.5 billion as of December 31, 2007.

As of December 31, 2008, our total liabilities increased by 65.2% to (Won)30,891.6 billion from (Won)18,703.9 billion as of December 31, 2007. The increase in liabilities was primarily due to a 38.2% increase in debentures in foreign currencies to (Won)19,302.3 billion as of December 31, 2008 from (Won)13,963.7 billion as of December 31, 2007 and a 157.9% increase in borrowings to (Won)5,024.3 billion as of December 31, 2008 from (Won)1,948.3 billion as of December 31, 2007.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The depreciation of the Won against the Dollar in 2008 compared to 2007 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt, respectively.

As of December 31, 2008, our total shareholders’ equity increased by 3.1% to (Won)5,090.4 billion from (Won)4,935.5 billion as of December 31, 2007 primarily due to the Government’s (Won)650 billion capital injection and an increase in retained earnings by (Won)69.4 billion, which was partially offset by a decrease in accumulated other comprehensive income by (Won)564.5 billion, which was in turn due to unrealized loss on available-for-sale securities of (Won)560.2 billion in 2008 compared to a gain of (Won)6.5 billion in 2007.

2007

We had net income of (Won)184.3 billion in 2007 compared to net income of (Won)168.3 billion in 2006.

The principal factors for the increase in net income in 2007 compared to 2006 included:

•

an increase in net gain on derivative financial instruments to (Won)498.2 billion in 2007 from (Won)72.7 billion in 2006, primarily due to the appraisal gain on currency interest swaps resulting from the depreciation of the U.S. dollar against other currencies; and

•	a decrease in provisions for loan losses to (Won)59.4 billion in 2007 from (Won)123.4 billion in 2006, primarily due to the enhanced asset quality of our assets.

The above factors were partially offset by an increase in net losses on foreign currency transactions to (Won)517.4 billion in 2007 from (Won)86.9 billion in 2006.

As of December 31, 2007, our total assets increased by 35.5% to (Won)23,639 billion from (Won)17,449 billion as of December 31, 2006, primarily due to a 37.8% increase in loans to (Won)20,739 billion as of December 31, 2007 from (Won)15,051 billion as of December 31, 2006.

As of December 31, 2007, our total liabilities increased by 47.4% to (Won)18,704 billion from (Won)12,689 billion as of December 31, 2006. The increase in liabilities was primarily due to a 54.5% increase in debentures to (Won)15,464 billion as of December 31, 2007 from (Won)10,012 billion as of December 31, 2006 and a 9.0% increase in borrowings to (Won)1,948 billion as of December 31, 2007 from (Won)1,787 billion as of December 31, 2006.

The increase in assets and liabilities is primarily due to an increase in the volume of loans and debt. The appreciation of the Won against the Dollar in 2007 compared to 2006 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2007, our total shareholders’ equity increased by 3.7% to (Won)4,936 billion from (Won)4,760 billion as of December 31, 2006, primarily due to an increase in retained earnings by (Won)167 billion.

Operations

Loan Operations

Our primary objective since our establishment has been to promote the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced various financing facilities and implemented lending policies that are responsive to the needs of Korean exporters and foreign importers. Over the years, we have also developed financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. Our lending programs include (1) export credits to Korean exporters or foreign buyers of Korean goods and services, (2) overseas investment credits to Korean firms and (3) import credits to Korean importers.

Before approving a credit, we consider:

•	economic benefits to the Republic;

•	the industry’s rank in the order of priorities established by the Government’s export-import policy;

•	credit risk associated with the loans to be extended; and

•	the goal of diversifying our lending activities.

The KEXIM Act and the By-laws provide that we may extend credit only where repayment “is considered probable.” Accordingly, we carefully investigate the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan is made only if we believe there is reasonable assurance of repayment. See “Credit Policies, Credit Approval and Risk Management—Credit Approval”.

We are currently required by the KEXIM Act and the KEXIM Decree to make loans with original maturities of not more than 30 years. The overall average life of our loans is approximately 3 years.

In 2008, we provided total loans of (Won)25,269 billion, an increase of 29.8% from the previous year, while our loan commitments amounted to (Won)27,215 billion, an increase of 18.6% from the previous year. The increase in loan disbursements was attributable mainly to increases in disbursements of overseas investment credits, which increased by 78.0% from the previous year. The increase in disbursements of overseas investment credits was primarily due to the growth of natural resources development projects by Korean firms in 2008.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit:

	As of December 31,						As % of 2008 Total
	2006		2007		2008
	(billions of Won)
Export Credits (1)
Ships	(Won)	3,249.3	(Won)	4,855.3	(Won)	7,938.1	24.5%
Industrial Plants		2,205.6		2,784.9		4,350.1	13.4
Machinery		352.7		398.7		410.0	1.3
Foreign Exchange Bought		616.0		541.8		473.1	1.5
Trade Bill Rediscount		776.8		922.2		568.9	1.8
Others (2)		2,617.2		3,154.9		3,897.2	12.0

Sub-total		9,817.6		12,657.8		17,637.4	54.5

Overseas Investment Credits		3,211.9		4,812.2		9,866.2	30.5
Import Credits		1,300.0		1,550.2		2,326.4	7.2
Others (3)		342.4		361.0		1,142.2	3.5
Call Loans and Inter-bank Loans in Foreign Currency		378.6		1,357.3		1,417.4	4.4

Total	(Won)	15,050.5	(Won)	20,738.5	(Won)	32,389.6	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, etc.

Source: Internal accounting records

The following table sets out our new loan commitments, categorized by type of credit:

New Loan Commitments by Type of Credit

	Year Ended December 31,
	2006		2007		2008		As % of 2008 Total
	(billions of Won)
Export Credits (1)
Ships	(Won)	2,643.2	(Won)	2,618.2	(Won)	2,307.4	8.5%
Industrial Plants		1,327.6		1,932.4		3,172.8	11.7
Machinery		918.7		1,076.0		1,417.0	5.2
Foreign Exchange Bought		2,417.0		3,675.1		2,823.5	10.4
Trade Bill Rediscount		2,487.6		3,006.4		3,457.3	12.7
Others (2)		4,983.4		4,060.1		6,444.4	23.7

Sub-total		14,777.5		16,368.2		19,622.4	72.1

Overseas Investment Credits		2,410.0		3,767.2		4,097.5	15.1
Import Credits		2,511.4		2,809.9		3,495.2	12.8

Total	(Won)	19,698.9	(Won)	22,945.3	(Won)	27,215.0	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.

Source: Internal accounting records

Export Credits

We offer export credits to either domestic suppliers or foreign buyers to finance export transactions.

Export Credits to domestic suppliers include:

•	export loans to Korean exporters that export capital goods such as ships, industrial plants and machinery;

•	pre-shipment credit to Korean exporters or manufacturers producing export products;

•	technical service credit to Korean companies that export technical services abroad, including overseas construction projects;

•	short-term trade financing to Korean exporters that manufacture export goods under short-term export contracts;

•	small business export credit to small and medium-sized enterprises that manufacture export goods or supply materials needed by their primary exporters;

•	rediscount on trade bills to domestic commercial banks for exporters;

•	forfeiting to Korean exporters by discounting trade bills under the usance line of credit from export transactions on a non-recourse basis; and

•	export factoring to Korean exporters by discounting trade receivables that occurs from open account export transactions on credit on a non-recourse basis.

Export credits to foreign buyers include:

•	direct loans to foreign buyers that purchase Korean goods and services;

•

project finance to foreign companies that intend to import industrial plants, facilities and technical services from Korea for large-scale projects, of which the cash flows from such projects are the main source for repayment;

•	structured finance to foreign shipping companies that purchase ships from Korean shipyards, of which the repayment usually depends on the cash flows generated by the operation of ships; and

•	interbank export loans to creditworthy banks in foreign countries to help foreign buyers obtain credit for the purchase of goods and services of Korean origin.

As of December 31, 2008, export credits in the amount of (Won)17,637.4 billion represented 54.5% of our total outstanding loans. Our new commitments for export credits in 2008 amounted to (Won)19,622.4 billion, an increase of 19.9% from (Won)16,368.2 billion in 2007. This increase in new commitments for export credits was due to an increase in demand for loan financing from both domestic exporters and foreign importers.

We offer export credits to Korean manufacturers and exporters in order to provide them with the funds required for the construction and export of Korean capital goods and technical services designated in our operating manual. Capital goods eligible for export credit financings currently include ships, industrial plants, industrial machinery and overseas construction projects. With respect to eligible items supported by our export credits, ships have traditionally had the largest share of our export credit operations. In September 1998, the Government amended the KEXIM Act to expand the types of goods eligible for our export credits to include non-capital goods.

We offer export loans and technical service credits to domestic suppliers at fixed (no less than the Commercial Interest Reference Rate) or floating rates of interest with maturities of up to twelve years for ships and maturities of varying terms, from two to fifteen years, for financings of other eligible items. We typically require a minimum down payment of 20% of the contract amount for ship export financings and a minimum down payment of 15% for financings of other eligible items. When the credit rating of a prospective borrower does not meet our internal rating criteria, these export credits are secured by promissory notes issued in connection with the relevant transaction, or letters of guarantees or letters of credit issued or confirmed by a creditworthy international bank or the importer’s government or central bank. Other terms and conditions under such export credit facilities must be in accordance with the Arrangement on Guidelines for Officially Supported Export Credits by the Organization for Economic Cooperation and Development. We offer direct loans to foreign buyers, project finance to project companies and structured finance for ships to foreign shipping companies under similar terms and conditions as export credit financings to domestic suppliers. We offer interbank export loans to overseas banks to facilitate imports by foreign importers of Korean manufactured goods. Interbank export loans are offered at fixed or floating rates of interest with maturities of up to ten years.

Overseas Investment Credits

We extend overseas investment credits to either Korean companies or foreign companies in which a Korean company has an equity share, to finance investments in eligible overseas businesses and projects. Such financing programs include:

•	overseas investment credit to Korean companies that invest abroad in the form of capital subscription, acquisition of stocks and long-term credit;

•	overseas project credit to Korean companies or their overseas subsidiaries engaging in businesses outside Korea;

•	major resources development credit to Korean companies for development of natural resources and acquisition of mining rights abroad; and

•	overseas business credit to foreign companies in which Korean companies have an equity stake, in the form of funds for purchasing equipment or working capital.

As of December 31, 2008, overseas investment credits amounted to (Won)9,866.2 billion, representing 30.5% of our total outstanding loans. Our disbursements and commitments of overseas investment credits in 2008 increased by 78.0% to (Won)5,296.6 billion and by 8.8% to (Won)4,097.5 billion, respectively, over the previous year, primarily due to an increase in natural resources development projects undertaken by Korean companies. Most of the overseas investment credits were loans to foreign companies in which a Korean company has an equity share.

Proposals for overseas investment credits to finance the acquisition of important materials or the development of natural resources for the Korean economy, as determined by the Government, are given priority, together with projects that promote the export of Korean goods and services. As a result, projects financed by our overseas investment credit program have been mainly in the fields of manufacturing or development of natural resources.

We offer overseas investment credits at either fixed or floating rates of interest with maturities up to 30 years (with a maximum five-year grace period on repayment). Such facilities may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 100% of the financing required for the overseas investment project.

Import Credits

We offer import credits to Korean companies that directly import essential materials, natural resources and high-technology materials whose stable and timely supply is required for the national economy, or to Korean companies that import such items after developing them overseas. Import credits are extended for importation of eligible items, including nuclear fuels, aircraft, mineral ores, crude oil, lumber, wood pulp, grains, cotton, sugar, and equipment and machinery for research and development, and for use in advanced technological industries.

As of December 31, 2008, import credits in the amount of (Won)2,326.4 billion represented 7.2% of our total outstanding loans. Disbursements and new commitments of import credits amounted to (Won)3,502.5 billion and (Won)3,495.2 billion, respectively, in 2008, an increase of 24.7% and 24.4%, respectively, over the previous year, which was mainly due to the increased demand in financing for raw materials used for export and domestic consumption.

We offer import credits at either fixed or floating rates of interest with maturities up to ten years for equipment and machinery and shorter maturities of up to two years for other items, which may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the import contract amount.

Guarantee Operations

We provide guarantees in favor of Korean commercial banks and foreign banks or foreign importers in respect of the obligations of Korean exporters in order to facilitate export and import financings. Such guarantee programs for Korean exporters and importers include (1) financial guarantees to co-financing banks that provide loans for transactions that satisfy our eligibility requirements and (2) project-related guarantees to foreign importers for the performance of Korean exporters on eligible projects in the form of bid bonds, advance payment bonds, performance bonds and retention bonds. Guarantee commitments as of December 31, 2008 increased to (Won)90,885.4 billion from (Won)62,789.2 billion as of December 31, 2007. Guarantees we had confirmed as of December 31, 2008 increased to (Won)48,635.0 billion from (Won)32,004.4 billion as of December 31, 2007.

We mainly issue project-related guarantees, which include:

•

advanced payment guarantees that are issued to overseas importers of Korean goods and services to support obligations to refund down payments made to Korean exporters in the event of a failure to deliver the goods to be exported; and

•	performance guarantees that are issued to foreign importers to support the performance by Korean exporters of their contractual obligations.

In 2008, we issued project-related confirmed guarantees in the amount of (Won)30,986.9 billion, an increase of 51.0% over the previous year, which was mainly due to an increased need for advance payment guarantees arising from the increasingly active shipbuilding sector.

We also issue letters of credit to foreign exporters to assist in the financing of projects approved in connection with import credit loans, and to Korean exporters to assist in the financing of projects approved in connection with export credit loans.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 11”.

Government Account Operations

Economic Development Cooperation Fund

In 1987, the Government established the Economic Development Cooperation Fund (the “EDCF”) to provide loans, at concessional interest rates, to governments or agencies of developing countries for projects that contribute to industrial development or economic stabilization of such countries. We administer the EDCF on behalf of the Government and are responsible for project appraisal, documentation and administrative work relating to the EDCF Loans. The EDCF business accounts are maintained separately from our own account on behalf of the Government, and we derive no separate income or expenditures from our operation of the EDCF business. Government contributions constitute the primary funding source of the EDCF. Loan disbursements by the EDCF in 2008 amounted to (Won)237.1 billion for 48 projects in 19 countries, an increase of 52.7% from the previous year. As of December 31, 2008, the total outstanding loans extended by the EDCF was (Won)1,732.2 billion, an increase of 12.2% from the previous year.

Inter-Korea Cooperation Fund

In 1991, the Government established the Inter-Korea Cooperation Fund (the “IKCF”) to promote mutual exchanges and cooperation between the Republic and North Korea by engaging in funding and financing activities to support family reunions, cultural events, academic seminars, trade and economic cooperation between the two countries. We administer the IKCF under the initiative and policy coordination of the Ministry of Unification. The IKCF accounts are maintained separately from our own account on behalf of the Government. Government contributions are the major funding source of the IKCF. The IKCF disbursements during 2008 amounted to (Won)231.2 billion for 132 projects, and cumulative total disbursements as of December 31, 2008 were (Won)5,410.4 billion, an increase of 4.5% from (Won)5,179.2 billion as of December 31, 2007.

Other Operations

We engage in various other activities related to our financing activities.

Activities in which we currently engage include:

•

country information services performed by the Overseas Economic Research Institute, which conducts country studies and country risk evaluation to assist in the efficient utilization of our financial resources;

•

export credit advisory services, which are aimed at bringing about a larger share of overseas bidding by giving Korean exporters a wide range of knowledge on the country, industry, market and financial situation of the importing country in the early stage of the tendering process or contract negotiations;

•	consulting services by in-house professionals including lawyers, accountants and regional experts who consult on international transactions; and

•	management of Korea’s foreign direct investment database.

Description of Assets and Liabilities

Except where expressly indicated otherwise, loans in Won and loans in foreign currencies are collectively referred to as the “Loans”. Bills bought, foreign exchange bought and advances for customers are collectively referred to as the “Other Loans”. Loans and Other Loans are collectively referred to as the “Loan Credits”. Confirmed guarantees and acceptances are collectively referred to as the “Guarantees”. Loan Credits and Guarantees are collectively referred to as the “Credit Exposure”.

Total Credit Exposure

We extend credits to support export and import transactions, overseas investment projects and other relevant products in various forms including loans and guarantees.

The following table sets out our Credit Exposure as of December 31, 2006, 2007 and 2008, categorized by type of exposure extended:

		As of December 31,
		2006			2007			2008
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	3,084	8.4%	(Won)	3,771	7.2%	(Won)	6,070	7.6%
B	Loans in Foreign Currencies		10,855	29.6		14,986	28.8		24,353	30.4
C	Loans (A+B)		13,939	38.0		18,757	36.0		30,423	38.0
D	Other Loans		733	2.0		625	1.2		550	0.7
E	Call Loans and Inter-bank Loans in Foreign Currency		379	1.0		1,357	2.6		1,417	1.8
F	Loan Credits (C+D+E)		15,051	41.0		20,739	39.8		32,390	40.5
G	Allowances for Loan Losses		(601)	(1.6)		(654)	(1.3)		(922)	(1.2)
H	Present Value Discount (PVD)		(43)	(0.1)		(38)	(0.1)		(45)	(0.1)
I	Loan Credits including PVD (F-G-H)		14,407	39.3		20,047	38.5		31,423	39.3
J	Guarantees		22,314	60.7		32,004	61.5		48,635	60.7
K	Credit Exposure (I+J)		36,721	100.0		52,051	100.0		80,058	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of December 31, 2006, 2007 and 2008, categorized by geographic area (1):

	As of December 31 (1)(2),						As % of 2008 Total
	2006		2007		2008
	(billions of Won)
Asia	(Won)	5,802	(Won)	7,349	(Won)	11,853	38.3%
Europe		3,830		5,916		8,400	27.1
Middle East		2,020		3,099		6,123	19.8
Central and South America		825		599		914	3.0
North America		1,876		2,166		3,123	10.1
Africa		108		32		394	1.3
Others		211		220		165	0.5

Total	(Won)	14,672	(Won)	19,381	(Won)	30,972	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

We engage in business related to Iran, including transactions involving as counterparties Iranian banks that may be indirectly owned or controlled by the Iranian government. The U.S. State Department has designated Iran as a state sponsor of terrorism, and U.S. law generally prohibits U.S. persons from doing business in Iran. We are a Korean bank and our activities with respect to Iran have not involved any U.S. person in either a managerial or operational role and have been subject to policies and procedures designed to ensure compliance with applicable Korean laws and regulations.

Our business related to Iran consists solely of extensions of credit and financing provided in connection with exports of South Korean goods and services to Iran and our disbursements of Iran-related credits are made directly to Korean suppliers or exporters except certain credits made to Iranian banks. Such activities have involved export-related credits to finance the export contracts of Korean exporters supplying goods and services to Iranian companies, credit line extensions to Iranian banks to finance consumer products exports by Korean exporters, extensions of credit through non-recourse discounting of export trade bills, and purchases of promissory notes securing export transactions. Our Loans to Iran represented 5.8%, 4.1% and 2.9% of our total assets as of December 31, 2006, December 31, 2007 and December 31, 2008, respectively, and also represented 6.7%, 5.0% and 3.4% of our Loan Credits, respectively, as of the above dates. Our Loans to Iran, categorized by country that has the final redemption risk of loans, represented 4.9% and 4.8% of our total assets and 6.0% and 5.5% of our Loan Credits as of December 31, 2007 and December 31, 2008, respectively. Our total revenues from transactions with Iran in 2006, 2007 and 2008 represented 5.4%, 3.6% and 2.4% of our total revenues, respectively, in those periods.

We are aware, through press reports and other means, of initiatives by governmental entities in the U.S. and by U.S. institutions such as universities and pension funds, to adopt laws, regulations or policies prohibiting transactions with or investment in, or requiring divestment from, entities doing business with Iran. It is possible that such initiatives may result in our being unable to gain or retain entities subject to such prohibitions as customers or as investors in our debt securities. In addition, our reputation may suffer due to our association with Iran. Such a result could have significant adverse effects on our business or the price of our debt securities.

Individual Exposure

The KEXIM Decree imposes limits on our aggregate credits extended to a single person or business group. As of the date hereof, we are in compliance with such requirements.

As of December 31, 2008, our largest Credit Exposure was to Hyundai Heavy Industries Group companies in the amount of (Won)13,726 billion. As of December 31, 2008, our second largest and third largest Credit Exposures respectively were to Samsung Group companies in the amount of (Won)11,870 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)9,302 billion.

The following table sets out our five largest Credit Exposures as of December 31, 2008 (1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	33.3	(Won)	13,692.2	(Won)	13,725.5
2	Samsung		177.3		11,692.3		11,869.5
3	Daewoo Shipbuilding & Marine Engineering		12.0		9,289.7		9,301.7
4	Hyundai Motor Co		1,779.3		938.9		2,718.2
5	Doosan		1,779.5		634.0		2,413.5

(1)	Includes loans and guarantees extended to affiliates.

Asset Quality

The Supervisory Regulation of Banking Business (“Supervisory Regulation”) legislated by the Financial Services Commission requires banks, including us, to analyze and classify their credits into one of five categories as normal, precautionary, substandard, doubtful or estimated loss by taking into account borrowers’ repayment capacity as well as a number of other factors including the financial position, profitability, transaction history of the relevant borrower and the value of any collateral or guarantee taken as security for the extension of credit. Categorizations are applied to all loans except call loans and interbank loans, which are classified as normal. The Supervisory Regulation also requires banks, including us, to provide the minimum rate of loan loss provision for each category. Credit categorizations and minimum reserve ratios are as follows:

Normal	Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.85% or more reserves required (for companies in certain industries 0.9% or more).

Precautionary	Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 7.0% or more reserves required.

Substandard	(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Estimated Loss	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

In November 2004, the Financial Services Commission announced loan loss provisioning guidelines for banks, which include a requirement that banks take into account “expected loss” based on their own “historical loss” with respect to credits in establishing their allowance for loan losses, instead of establishing such allowances based on the classification of credits under the current asset classification criteria.

Based on the guidelines, we established new loan loss provisioning levels taking into account a borrower’s industry risk, individual credit risk and financial risk based on our system for evaluating “expected loss”. In

2005, we also modified our loan loss provisioning methodology with respect to normal loans. Loans classified as normal were categorized either as domestic loans or overseas loans. Domestic loans were further subdivided into small and medium-sized business loans and big enterprise loans. Our loan loss provisioning level for domestic loans was established based on a basic loan loss provisioning rate and default risk level according to the term of such loan (i.e., the year of maturity). The basic loan loss provisioning rate for small and medium-sized business loans was calculated based on our system for evaluating “historical loss”. With respect to the basic loan loss provisioning rate for big enterprise loans, we did not have enough statistical data for historical loan losses with respect to such loans so we applied an average rate of other Korean banks’ provisioning levels for normal loans. Our loan loss allowance for overseas normal loans was calculated based on sovereign credit ratings and on whether a borrower was a public or private enterprise. In addition, we changed our reserve policies for confirmed acceptances and guarantees pursuant to the amended Supervisory Regulation of Banking Business. We have also established reserves for unconfirmed acceptances and guarantees as well as commitments since January 1, 2005. In January 2008, we further modified our loan loss provisioning methodology with respect to normal loans and established loan loss provisioning levels using the expected loss method. The expected loss method analyzes factors of expected loss based on probability of default, or “PD”, and loss given default, or “LGD”, based on a loan credit rating classification. This credit rating model considers the industry risk, the individual risk and the financial risk of a borrower and classifies the borrower’s credit risk within 6 rating categories (in the case of domestic loans), 14 rating categories (in the case of overseas loans for a private enterprise) or 4 rating categories (in the case of overseas loans for a sovereign or a public enterprise) to assess the PD based on historical data for the past years. The 5 rating categories of LGD are determined by the type of loan and collateral and based on Basel II guidelines. The provision rate is calculated by multiplying the PD and LGD.

Asset Classifications

The following table provides information on our loan loss reserves:

	As of December 31, 2006					As of December 31, 2007						As of December 31, 2008
	Loan Amount (1)		Minimum Reserve Ratio	Loan Loss Reserve (2)		Loan Amount (1)		Minimum Reserve Ratio		Loan Loss Reserve (2)		Loan Amount (1)		Minimum Reserve Ratio		Loan Loss Reserve (2)
	(in billions of Won, except percentages)
Normal	(Won)	59,787.3	0.7%	(Won)	730.9	(Won)	81,794.2	0.85	% (3)	(Won)	875.7	(Won)	120,462.7	0.85	% (3)	(Won)	1,164.4
Precautionary		542.9	7.0%		126.1		302.6	7.0%			67.2		1,196.9	7.0%			96.3
Sub-standard		14.9	20.0%		6.5		42.5	20.0%			18.5		42.6	20.0%			18.5
Doubtful		21.5	50.0%		20.3		6.4	50.0%			6.1		52.4	50.0%			46.0
Estimated Loss		13.1	100.0%		13.1		24.8	100.0%			24.9		103.0	100.0%			103.0

Total	(Won)	60,379.7		(Won)	896.9	(Won)	82,170.5			(Won)	992.4	(Won)	121,857.6			(Won)	1,428.3

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.
(3)	0.9% for companies in certain industries.

Reserves for Credit Losses

Non-performing assets (“NPA”) are (i) assets classified as doubtful and estimated loss, (ii) assets in delinquency of repayments of principal or interest more than three months, or (iii) assets exempted from interest payments due to restructuring or rescheduling.

The following table sets out our 10 largest non-performing assets as of December 31, 2008:

Borrower	Loans		Guarantees	Total
	(billions of Won)
YANG BO Co., Ltd.	(Won)	21.8	—	(Won)	21.8
Taesan LCD Co., Ltd.		20.0	—		20.0
PANTECH Co., Ltd.		18.3	—		18.3
Woo Young Co., Ltd.		12.0	—		12.0
Shin Myung Co., Ltd.		11.0	—		11.0
Taesan LCD (Suzhou) Co., Ltd.		7.5	—		7.5
Sam Jeong Steel Co., Ltd.		7.3	—		7.3
Hanchang Paper Co., Ltd.		6.5	—		6.5
IDH Co., Ltd.		—	6.4		6.4
Fonet Co., Ltd.		5.0	—		5.0

Total	(Won)	109.5	6.4	(Won)	115.9

In the early 1990’s, at the direction of the Government, we extended a commodity loan in the aggregate amount of US$466 million to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, which was guaranteed by the government of the former Soviet Union, as part of the Government’s policy to enhance economic cooperation between the two countries. Since the dissolution of the Soviet Union, the Government has been negotiating repayment terms with the government of the Russian Federation, which has agreed to assume the guarantee of the former Soviet Union in respect of the obligations of Vnesheconombank under such loan. In 1995, the two governments came to an agreement on a repayment schedule in respect of approximately half of the loan. Since the agreement was made, US$229 million of the principal was repaid.

In June 2003, the two governments reached an agreement as to the rescheduling of the remaining portion of the loan and the change of the borrower from Vnesheconombank to the government of the Russian Federation. As a result, in September 2003, we upgraded the classification of the outstanding (Won)258 billion (including accrued and unpaid interest) of our exposure to the government of the Russian Federation from estimated loss to doubtful in terms of asset quality and established a 70% provisioning level for that credit exposure. In June 2004, we further upgraded the classification of our exposure to the government of the Russian Federation from doubtful to precautionary in terms of asset quality, following the continued repayment of the loan by the government of the Russian Federation in accordance with the agreed payment schedule. As of December 31, 2008, our exposure to the government of the Russian Federation amounted to (Won)226.1 billion and we established a 0.85% provisioning level for that credit exposure.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of its borrowers (including its largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of December 31, 2008, the amount of our non-performing assets was (Won)183 billion, an increase of 223.9% from (Won)57 billion as of December 31, 2007. As of December 31, 2008, our non-performing asset ratio was 0.23%, compared to 0.11% as of December 31, 2007.

The following table sets forth our reserves for possible credit losses as of December 31, 2007 and 2008:

	As of December 31,
	2007		2008
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	992.4	(Won)	1,428.3
NPA (B) (1)		56.6		183.3
Total Equity (C)		4,935.5		5,090.4
Reserve to NPA (A/B)		1,753.4%		779.2%
Equity at Risk (B-A)/C		—		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets in delinquency of repayments of principles or interests more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

The following table sets forth our actual loan loss reserve ratios under the Financial Services Commission guidelines as of December 31, 2007 and 2008:

Classification of Loans	Financial Services Commission Guidelines	Actual Reserve Coverage (as of December 31, 2007)	Actual Reserve Coverage (as of December 31, 2008)
Normal	More than 0.85% (1)	3.0%	2.5%
Precautionary	More than 7.0%	22.8%	22.0%
Substandard	More than 20.0%	43.6%	43.5%
Doubtful	More than 50.0%	94.7%	94.7%
Estimated Loss	100%	100.0%	100.0%

(1)	Effective December 31, 2007, the Financial Services Commission increased the minimum rate of loan loss provision for normal from 0.7% to 0.85% (0.9% for companies in certain industries).

Investments

Under the KEXIM Decree, we are not allowed to hold stocks or securities of more than three years’ maturity in excess of 60% of our equity capital. However, investment in the following securities is not subject to this restriction:

•	Government bonds;

•	BOK currency stabilization bonds;

•	securities acquired via Government investment; and

•	securities acquired through investment approved by the Government, for research related to our operations or our financing.

As of December 31, 2008, our total investment in securities amounted to (Won)2,396.5 billion, representing 6.7% of our total assets. Our securities portfolio consists primarily of available-for-sale securities. Available-for-sale securities mainly comprise equity securities in Korea Exchange Bank and Industrial Bank of Korea which were recapitalized by the Government through us and equity securities in Korea Expressway Corporation which were in-kind contributions made by the Government to us. In October 2005, we sold 32,000,000 shares of common stock, which represented 79.0% of our holding of common stock in Industrial Bank of Korea, for (Won)420.6 billion. In May 2006, we sold 49,134,208 shares of common stock, which represented 54.9% of our holding of common stock in Korea Exchange Bank, for (Won)417.0 billion. In 2007, we sold 2,376,495 shares of common stock, which represented 18.4% of our holding of common stock in SK Networks, and 469,932 shares of preferred stock, which represented 59.7% of our holding of preferred stock in SK Networks, for (Won)103.1 billion. In 2008, we sold 317,510 shares of preferred stock, which represented 100% of our holding of preferred stock in SK Networks, for (Won)28.0 billion.

The following table sets out the composition of our securities as of December 31, 2007 and December 31, 2008:

	As of December 31, 2007			As of December 31, 2008
Type of Investment Securities	Amount		%	Amount		%
	(billions of Won)			(billions of Won)
Available-for-sale Securities	(Won)	2,441.8	96.3%	(Won)	2,294.4	95.7%
Securities held-to-maturity		—	—		—	—
Investments in Associates		93.0	3.7%		102.1	4.3%

Total	(Won)	2,534.8	100.0%	(Won)	2,396.5	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

We have credit risk factors that are not reflected on the balance sheet, which include risks associated with guarantees and acceptances. Guarantees and acceptances do not appear on the balance sheet, but rather are recorded as an off-balance sheet item in the notes to the financial statements. Guarantees and acceptances include financial guarantees, project related guarantees, such as bid bond, advance payment bond, performance bond or retention bond, and acceptances and advances relating to trade financings such as letters of credit or import freight. Contingent liabilities, for which the guaranteed amounts were not finalized, appear as unconfirmed guarantees and acceptance items in the notes to the financial statements as off-balance sheet items.

As of December 31, 2008, we had issued a total amount of (Won)48,635.0 billion in confirmed guarantees and acceptances, of which (Won)48,048.2 billion, representing 98.8% of the total amount, was classified as normal and (Won)586.7 billion, representing 1.2% of the total amount, was classified as precautionary or doubtful.

Derivatives

The objective in our strategy and policies on derivatives is to actively manage and minimize our foreign exchange and interest rate risks. We do not take proprietary derivative positions. It is our policy to hedge all currency and interest rate risks wherever possible (taking into consideration the cost of hedging). We use various hedging instruments, including foreign exchange forwards and options, interest rate swaps, and cross currency swaps.

Under our internal trading rules that have been submitted to the Financial Supervisory Service, our policy is to engage in derivative transactions mainly for hedging our own position. As part of our total exposure management system, we monitor our exposure to derivatives and may make real-time inquiries, which enables our Risk Management Department to check our exposure on a regular basis. Under the guidelines set by the Financial Supervisory Service, we are required to submit reports on our derivatives exposure to the Financial Supervisory Service on a quarterly basis. As a measure to reduce the risk of intentional manipulation or error, we have separated responsibility for different functions such as initiation, authorization, approval, recording, monitoring and reporting to the Financial Supervisory Service. The Risk Management Department conducts regular reviews of derivative transactions to monitor any breach of compliance with the relevant regulatory requirements.

As of December 31, 2008, our outstanding loans made at floating rates of interest totaled approximately (Won)16,533 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)14,719 billion, including those raised in Japanese Yen, pound sterling, Swiss franc, Singapore dollar, Hong Kong dollar, Mexican Peso and Euro and swapped into U.S. dollar floating rate borrowings. As a result, we are exposed to possible interest rate risks to the extent that the amount of our loans made at floating rates of interest exceeds the amount of our borrowings made at floating rates of interest. Foreign exchange risk arises because a majority of our assets and liabilities is denominated in non-Won currencies. In order to match our currency and interest rate structure, we generally enter into swap transactions. As of December 31, 2008, we had entered into 97 currency related derivative contracts with a notional amount of (Won)9,737.7 billion and valuation for BIS capital ratio purposes of (Won)90.2 billion and had entered into 58 interest rate related derivative contracts with a notional amount of (Won)7,280.1 billion and valuation for BIS capital ratio purposes of (Won)0.1 billion. See “Notes to Non-Consolidated Financial Statements of December 31, 2008—Note 15”.

Sources of Funding

We obtain funds primarily through borrowings from the Government or governmental agencies, the issuance of bonds in both domestic and international capital markets, borrowings from domestic and foreign financial institutions, capital contributions and internally generated funds. Internally generated funds result from various activities we carried on and include principal and interest payments on our loans, fees from guarantee operations and other services, and income from marketable securities we hold.

We raised a net total of (Won)26,199 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during 2008, a 25.8% increase compared with the previous year’s (Won)20,831 billion. The total loan repayments, including prepayments by our clients, during 2008 amounted to (Won)19,607 billion, an increase of 24.0% from (Won)15,818 billion during 2007.

Since our establishment, borrowings from the Government have provided a substantial portion of our financial resources. As of December 31, 2003, the outstanding amount of our borrowings from the Government was (Won)1,188 billion, which consisted of (Won)110 billion in Won and (Won)1,078 billion in foreign currencies. In 2004, we repaid all of the amounts borrowed from the Government. In 2008, the Government provided us with loans in the amount of US$2,595 million to support our lending to Korean exporters and provide U.S. dollar liquidity to us. As of December 31, 2008, the outstanding amount of our borrowings from the Government was (Won)3,263 billion in U.S. dollars. We also issued Won-denominated domestic bonds in the aggregate amount of (Won)680 billion, (Won)1,450 billion and (Won)3,250 billion during 2006, 2007 and 2008, respectively.

We have diversified our funding sources by borrowing from various overseas sources and issuing long-term floating-rate notes and fixed-rate debentures in the international capital markets. These issues were in foreign currencies, including the U.S. dollar, Japanese Yen, Euro, Hong Kong dollar, Singapore dollar, Swiss franc, Brazilian Real, Turkish Lira and Mexican Peso and have original maturities ranging from one to ten years.

During 2008, we issued eurobonds in the aggregate principal amount of US$2,935 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 45.2% decrease from US$5,351 million in 2007. These bond issues consisted of offerings of US$923 million, CHF 350 million, GBP 26 million, HKD 2,209 million, SGD 257 million, BRL 1,175 million, EUR 67 million and JPY 25,500 million. In addition, we issued global bonds during 2008 in the aggregate amount of MXN 2,300 million and EUR 750 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$1,800 million, EUR 750 million and MXN 1,000 million in 2007. We also issued MYR 1,000 million of bonds under our Islamic medium term notes program. As of December 31, 2008, the outstanding amounts of our notes and debentures were US$8,163 million, JPY 80,500 million, CHF 700 million, EUR 2,192 million, GBP 26 million, SGD 417 million, HKD 3,559 million, MXN 3,300 million, MYR 1,000 million, THB 3,500 million and BRL 2,094 million. In January 2009, we issued global bonds in the aggregate principal amount of US$2,000 million pursuant to the U.S. Shelf Program.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of December 31, 2007, the outstanding amount of such borrowings from foreign financial institutions was US$100 million. In 2008, we repaid all of the amounts borrowed from foreign financial institutions and as of December 31, 2008, we had no outstanding borrowings from foreign financial institutions.

Our paid-in capital has increased from time to time since our establishment. From January 1998 to December 2008, the Government contributed (Won)2,149 billion to our capital. As of December 31, 2008, our total paid-in capital amounted to (Won)3,958.8 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 66.7%,29.4% and 3.9%, respectively, of our paid-in capital. In January and March of 2009, the Government contributed to our capital an aggregate of (Won)300 billion in cash and (Won)500 billion in the form of shares of common stock, respectively, in order to support our lending to Korean exporters, including small and medium-sized enterprises.

In connection with our fund raising activities, we have from time to time sold third parties promissory notes, including related guarantees, acquired as collateral in connection with export credit financings.

The KEXIM Act provides that the aggregate outstanding principal amount of all of our borrowings, including the total outstanding export-import financing debentures we issued in accordance with the KEXIM Decree, may not exceed an amount equal to thirty times the sum of our paid-in capital plus our reserves. As of December 31, 2008, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)27,771 billion, was equal to 18.7% of the authorized amount of (Won)148,296 billion.

We are not permitted to accept demand or time deposits.

Each year we must submit to the Government for its approval an operating plan which includes our target levels for different types of funding. The following table is the part of the operating plan dealing with fund-raising for 2009:

Sources of Fund	(billions of Won)
Capital Contribution	(Won)	300
Borrowings		12,620
Collection of Loans		18,910
Repayment of Debts		8,340

Net Collection of Loans		10,570
Others		2,510

Total	(Won)	26,000

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of December 31, 2008:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2009		2010		2011		2012		Thereafter
	(billions of won)
Won	(Won)	3,330.0	(Won)	190.0		—		—		—
Foreign		4,598.7		2,710.1		1,802.0		2,385.4		7,540.7

Total Won Equivalent	(Won)	7,928.7	(Won)	2,900.1	(Won)	1,802.0	(Won)	2,385.4	(Won)	7,540.7

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2008, as announced by the Seoul Money Brokerage Services Ltd.

Normally we determine the level of our foreign currency reserves based upon an estimate, at any given time, of aggregate loan disbursements to be made over the next two to three months. Our average foreign currency reserves in 2007 and 2008 were approximately US$1,047 million and US$1,040 million, respectively. Although we currently believe that such reserves, together with additional borrowings available under our uncommitted short-term backup credit facilities and commercial paper programs, will be sufficient to repay our outstanding debt as it becomes due, there can be no assurance that we will continue to be able to borrow under such credit facilities, or that the devaluation of the Won will not adversely affect our ability to access funds sufficient to repay our foreign currency denominated indebtedness in the future. In addition to maintaining sufficient foreign currency reserves, we monitor the maturity profile of our foreign currency assets and liabilities to ensure that there are sufficient maturing assets to meet our liabilities as they become due. As of December 31, 2008, our foreign currency assets maturing within three months exceeded our foreign currency liabilities coming due within the same period by US$9 million, and our foreign currency liabilities coming due within six months and one year exceeded our foreign currency assets maturing within such periods by US$1,167 million and US$1,631 million, respectively. As of December 31, 2008, our total foreign currency assets exceeded our total foreign currency liabilities by US$88 million.

Debt Record

We have never defaulted in the payment of principal of, or interest on, any of our obligations.

Credit Policies, Credit Approval and Risk Management

Credit Policies

The Credit Policy Department functions as our centralized policy-making and planning division with respect to our lending activities. The Credit Policy Department formulates and revises our internal regulations on loan programs, sets basic lending guidelines on a country basis and gathers data from our various operating groups and produces various internal and external reports.

Credit Approval

We have multiple levels of loan approval authority, depending on the loan amount and other factors such as the nature of the credit, the conditions of the transaction, and whether the loan is secured. Our Executive Board of Directors can approve loans of any amount. The Chief Executive Committee, Credit Committee, Loan Officer Committee, Director Generals and Directors (Team Heads) each have authority to approve loans up to a specified amount. The amount differs depending on the type of loan and certain other factors, for example, whether a loan is collateralized or guaranteed.

At each level of authority, loan applications are reviewed on the basis of the feasibility of the project from a technical, financial and economic point of view in addition to evaluating the probability of recovery. In conducting such a review, the following factors are considered:

•	eligibility of the transaction under our financing criteria;

•	country risk of the country of the borrower and the country in which the related project is located;

•	credit risk of the borrower;

•	a supplier’s ability to perform under the related supply contract;

•	legal disputes over the related project and supply contract; and

•	availability of collateral.

When the credit rating of a prospective borrower does not meet our internal rating criteria, our policy is to ensure that the loans are either guaranteed by leading international banks or governments or made on a partially or fully secured basis. Guarantees are required if the credit rating of a prospective borrower does not meet our internal rating criteria. As of December 31, 2008, approximately 6.5% of our total outstanding loans were guaranteed by banks or governments and made on a partially or fully secured basis.

Risk Management

Our overall risk management policy is set by the Risk Management Committee, which meets on a quarterly basis and from time to time to establish tolerance limits for various exposures, whereas the overall risk management is overseen by the Risk Management Department, which is responsible for monitoring risk exposure.

The Risk Management Department reports our loan portfolio to the Financial Supervisory Service on a quarterly basis. The Risk Management Department also monitors our operating groups’ compliance with internal guidelines and procedures. To manage liquidity risk, we review the strategy for the sources and uses of funds, with each division submitting projected sources and uses to the Treasury Department. The Risk Management Department and the Treasury Department continually monitor our overall liquidity and the Treasury Department prepares both weekly and monthly cashflow forecasts. Our policy is to maintain a liquidity level, which can cover loan disbursements for a period of two to three months going forward. We protect ourselves from potential liquidity squeezes by maintaining sufficient amount of liquid assets with additional back-up of short-term credit lines.

Our core lending activities expose us to market risk, mostly in the form of interest rate and foreign currency risks. The Risk Management Department reports six-month projections of our interest rate and foreign exchange gap positions to the Risk Management Committee on a quarterly basis. We also monitor changes in, and matches of, foreign currency assets and liabilities in order to reduce exposure to currency fluctuations.

One of the key components of our risk management policy, which also affects our fund-raising efforts, is to monitor matches of asset maturities and liability maturities. The average maturity as of December 31, 2008 for our Won- and foreign currency-denominated loans was six months and 42 months, respectively, and for Won- and foreign currency-denominated liabilities was five months and 33 months, respectively.

We follow an overall risk management process where we:

•	determine the risk management objectives;

•	identify key exposures;

•	measure key risks; and

•	monitor risk management results.

Our risk management system is a continuous system that is frequently evaluated and updated on an ongoing basis.

Capital Adequacy

Under the Financial Supervisory Service’s guidelines on risk-adjusted capital which were introduced in consideration of the standards set by the Bank for International Settlements, all banks in Korea, including us, are required to maintain a capital adequacy ratio (Tier I and Tier II) of at least 8% on a consolidated basis. To the extent that we fail to maintain this ratio, the Korean regulatory authorities may require corrective measures ranging from management improvement recommendations to emergency measures such as disposal of assets. Beginning on January 1, 2008, the Financial Services Commission implemented the new Basel Capital Accord, referred to as Basel II, in Korea, substantially affecting the way risk is measured among Korean financial institutions, including us. Building upon the initial Basel Capital Accord of 1988, which focused primarily on credit risk, market risk, capital adequacy and asset soundness as a measure of risk, Basel II expands this approach to contemplate additional areas of risk such as operations risk. Basel II also institutes new measures that require us to take into account individual borrower credit risk and operations risk when calculating risk-weighted assets. As of December 31, 2008, our capital adequacy ratio was 8.7%, a decrease from 11.0% as of December 31, 2007, which was primarily due to the adoption of Basel II and an increase in loans and guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of December 31, 2006, 2007 and 2008:

	As of December 31,
	2006		2007		2008
	(millions of Won, except for percentages)
Tier I	(Won)	4,132,777	(Won)	4,290,985	(Won)	4,695,860
Paid-in Capital		3,305,755		3,308,755		3,958,755
Retained Earnings		848,411		1,010,994		1,085,639
Deductions from Tier I Capital		21,389		28,764		348,534
Capital Adjustments		—		—		(137,606)
Deferred Tax Asset		—		(603)		(209,065)
Others		(21,389)		(28,161)		(1,863)
Tier II (General Loan Loss Reserves)		798,764		866,470		865,027
Deductions from all capital		—		—		—
Total Capital		4,931,541		5,157,455		5,560,887
Risk Adjusted Assets		41,487,029		46,707,367		63,893,196
Capital Adequacy Ratios
Tier I		10.0%		9.2%		7.3%
Tier I and Tier II		11.9%		11.0%		8.7%

Source: Internal accounting records.

Overseas Operations

We maintain an international presence through 13 overseas representative offices, which are located in New York, Tokyo, Beijing, Sâo Paolo, Frankfurt, Paris, Washington D.C., Shanghai, New Delhi, Dubai, Moscow, Mexico City, and Tashkent.

We also have three wholly-owned subsidiaries, KEXIM Bank (UK) Ltd., London, KEXIM (Asia) Ltd., Hong Kong, and KEXIM Vietnam Leasing Co., Ltd., Ho Chi Minh City. These subsidiaries are engaged in the merchant banking and lease financing businesses, and assist us in raising overseas financing. We also own 85.0% of P.T. Koexim Mandiri Finance, a subsidiary in Jakarta, which is primarily engaged in the business of lease financing.

The table below sets forth brief details of our subsidiaries as of December 31, 2008:

	Principal Place of Business	Type of Business	Book Value		Bank’s Holding
			(billions of Won)		(%)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	(Won)	45.3	100.0%
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking		33.3	100.0
P.T. Koexim Mandiri Finance	Indonesia	Leasing and Factoring		17.1	85.0
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees		9.5	100.0

Property

Our head office is located at 16-1 Yoido-dong, Youngdeungpo-gu, Seoul 150-996, Korea, a 34,820 square meter building completed in 1985 on a site of 9,110 square meters and owned by us. In addition to the head office, we own a staff training center located near Seoul on a site of 47,881 square meters. We also maintain 10 branches in Busan, Gwangju, Daegu, Changwon, Daejeon, Suwon, Inchon, Ulsan, Chungju and Jeonju. Our domestic branch offices and overseas representative offices are located in facilities held under long-term leases.

Management and Employees

Management

Our governance and management is the responsibility of our Board of Executive Directors, which has authority to decide important matters relating to our business. All of the members of the Board of Executive Directors are full-time executives of KEXIM. The Board of Executive Directors is chaired by our President and is comprised of seven Executive Directors consisting of the President, the Deputy President and five other Executive Directors. The President of Korea appoints our President upon the recommendation of the Minister of Strategy and Finance. The Minister of Strategy and Finance appoints the Deputy President and all the other Executive Directors upon the recommendation of our President. All Board members serve for three years and are eligible for re-appointment for successive terms of office.

The members of the Board of Executive Directors are currently as follows:

Name	Age	Executive Director Since	Position
Dong-soo Kim	54	February 13, 2009	Chairman and President
Jung-jun Kim	60	October 3, 2007	Deputy President
Jung-ha Choi	57	December 29, 2006	Executive Director
Doo-hwan Kwon	57	October 3, 2007	Executive Director
Pyung-ku Lee	56	November 20, 2007	Executive Director
Jin-kyung Kim	55	August 27, 2008	Executive Director
Dong-soo Park	55	August 27, 2008	Executive Director

Our basic policy guidelines for activities are established by the Operations Committee. According to the By-laws, the Operations Committee is composed of officials nominated as follows:

•	President of KEXIM;

•	official of the Ministry of Strategy and Finance, nominated by the Minister of Strategy and Finance;

•	official of the Ministry of Foreign Affairs and Trade, nominated by the Minister of Foreign Affairs and Trade;

•	official of the Ministry of Knowledge Economy, nominated by the Minister of Knowledge Economy;

•	official of the Ministry of Land, Transport and Maritime Affairs, nominated by the Minister of Land, Transport and Maritime Affairs;

•	official of the Financial Services Commission, nominated by the Chairman of the Financial Services Commission;

•	executive director of The Bank of Korea, nominated by the Governor of The Bank of Korea;

•	executive director of the Korea Federation of Banks, nominated by the Chairman of the Korea Federation of Banks;

•	representative of an exporters’ association (Korea International Trade Association), nominated by the Minister of Strategy and Finance after consultation with the Minister of Knowledge Economy;

•	executive director of the Korea Export Insurance Corporation established under the Export Insurance Act, nominated by the Chairman and President of the Korea Export Insurance Corporation; and

•

up to two persons who have extensive knowledge and experience in international economic cooperation work, recommended by our Chairman and President and appointed by the Minister of Strategy and Finance.

The members of the Operations Committee are currently as follows:

Name	Age	Member Since	Position
Dong-soo Kim	54	February 13, 2009	Chairman and President of KEXIM
Je-yoon Shin	51	March 13, 2008	Deputy Minister for International Affairs, Ministry of Strategy and Finance
Ho-young Ahn	52	March 20, 2008	Deputy Minister for Trade, Ministry of Foreign Affairs and Trade
Dong-Geun Lee	52	February 6, 2009	Deputy Minister for Trade and Investment Policy, Ministry of Knowledge Economy
Sang-Woo Park	53	September 21, 2008	Director General for Construction Policy, Ministry of Land, Transport and Maritime Affairs
Hyouk-Se Kwon	52	February 10, 2009	Secretary General, Financial Services Commission
Han-keun Yun	57	April 26, 2006	Deputy Governor, The Bank of Korea
Tae-Sik Roh	55	March 16, 2009	Vice Chairman, Korea Federation of Banks
Young-Ho Oh	56	February 25, 2009	Executive Vice Chairman, Korea International Trade Association
Il-Soo Kwon	57	July 11, 2007	Deputy President, Korea Export Insurance Corporation
Seung-Hun Chun (Private Sector)	62	November 24, 2008	President, Korea Institute for Development Strategy
Eun-Joo Hong (Private Sector)	50	November 24, 2008	President, iMBC

Employees

As of December 31, 2008, we had 704 employees, among which 413 employees were members of our labor union. We have never experienced a work stoppage of a serious nature. Every year during the fourth quarter, the management and union negotiate and enter into a collective bargaining agreement that has a one-year duration. The most recent collective bargaining agreement was entered into in December 2008.

Financial Statements and the Auditors

The Minister of Strategy and Finance appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Dae-woo Lee, who was appointed for a three-year term on April 13, 2008.

We prepare our financial statements annually for submission to the Minister of Strategy and Finance, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated financial statements commencing with such non-consolidated financial statements as of and for the year ended December 31, 1983 and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is KPMG Samjong Accounting Corp., located at 10th Floor, Star Tower, 737 Yeoksam-dong, Gangnam-gu, Seoul, Korea, which has audited our financial statements as of and for the year ended December 31, 2008 included in this prospectus. Deloitte Anjin LLC (member of Deloitte Touche Tohmatsu), located at 14th Floor, Hanwha Securities Bldg., 23-5 Yoido-dong, Youngdeungpo-gu, Seoul, Korea, has audited our financial statements as of and for the year ended December 31, 2007 included in this prospectus.

Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “Notes to Non-Consolidated Financial Statements of December 31, 2008 and 2007—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States.

We recognize interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest expense is recorded on an accrual basis.

We classify securities that are actively and frequently bought and sold as trading securities. We classify debt securities with fixed or determinable payments and fixed maturities, and which we intend to hold to maturity, as held-to-maturity securities. We classify investments that are categorized as neither trading securities nor held-to-maturity securities as available-for-sale securities. We record our trading and available-for-sale securities, except for non-marketable equity securities classified as available-for-sale securities, at market value. We record our non-marketable equity securities classified as available-for-sale securities at the cost of acquisition. We record held-to-maturity securities at amortized cost. We recognize impairment losses on securities in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

We record debenture issuance costs as discounts on debentures and amortize them over the maturity period of the debentures using the effective interest method.

We record our equity investments in companies in which we exercise significant control or influence by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the investee’s net asset value.

We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Strategy and Finance approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

Independent Auditors’ Report

The Board of Directors and Stockholders

The Export-Import Bank of Korea:

We have audited the accompanying non-consolidated balance sheet of The Export-Import Bank of Korea (the “Bank”) as of December 31, 2008, and the related non-consolidated statement of income, appropriation of retained earnings, changes in stockholders’ equity and cash flows for the year then ended. These non-consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these non-consolidated financial statements based on our audit. The accompanying non-consolidated financial statements of the Bank as of December 31, 2007, were audited by other auditors, whose report thereon dated February 25, 2008, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2008 and the results of its operations, the appropriation of its retained earnings, the changes in its stockholders’ equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Without qualifying our opinion, we draw attention to the following matters:

As discussed in note 2 to the non-consolidated financial statements, accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations, changes in equity and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such non-consolidated financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

As discussed in note 2 to the non-consolidated financial statements, effective from January 1, 2008, the Bank changed its accounting estimates for the allowance for normal loans to the expected loss method, from using average reserve rates of local commercial banks or credit risk criteria model.

KPMG Samjong Accounting Corp.

Seoul, Korea

February 27, 2009

This report is effective as of February 27, 2009, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

Independent Auditors’ Report

To the Shareholders and Board of Directors of

The Export-Import Bank of Korea:

We have audited the accompanying non-consolidated balance sheet of The Export-Import Bank of Korea (the “Bank”) as of December 31, 2007, and the related non-consolidated statement of income, appropriations of retained earnings, cash flows and the statement of changes in shareholders’ equity for the year ended December 31, 2007, all expressed in Korean Won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2007, and the results of its operations, changes in its retained earnings, cash flows and changes in shareholders’ equity for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the Republic of Korea (See Note 2).

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial position, results of operations, changes in shareholders’ equity and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Deloitte Anjin LLC

Seoul, Korea

February 25, 2008

Notice to Readers

This report is effective as of February 25, 2008, the auditors’ report date. Certain subsequent events or circumstances may have occurred between the auditors’ report date and the time the auditors’ report is read. Such events or circumstances could significantly affect the accompanying financial statements and may result in modifications to the auditors’ report.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Balance Sheets

December 31, 2008 and 2007

	2008		2007
	(In millions of Won)
Assets
Due from banks (notes 3, 16, 19 and 23)	(Won)	231,679	109,364
Securities (notes 4, 16, and 19)		2,396,462	2,534,777
Loans, net (notes 5, 6, 16, 19 and 22)		31,885,044	20,099,300
Property and equipment (note 7)		36,127	36,880
Other assets (notes 8 and 15)		1,432,625	859,088

Total assets		35,981,937	23,639,409

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings and debentures (notes 9, 16, 19 and 23)		27,770,920	17,412,228
Other liabilities (notes 10, 11, 12 and 15)		3,120,663	1,291,642

Total liabilities		30,891,583	18,703,870

Stockholders’ equity:
Capital stock (note 13)		3,958,755	3,308,755
Accumulated other comprehensive income (note 20)		53,220	617,762
Retained earnings (note 13)		1,078,379	1,009,022

Total stockholders’ equity		5,090,354	4,935,539

Total liabilities and stockholders’ equity	(Won)	35,981,937	23,639,409

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Income

For the years ended December 31, 2008 and 2007

	2008		2007
	(In millions of Won)
Interest income (notes 16 and 22):
Interest on due from banks	(Won)	17,181	7,646
Interest and dividends on securities		40,962	52,598
Interest on loans		1,390,238	1,033,906

Total interest and dividend income		1,448,381	1,094,150

Interest expense (notes 16 and 22):
Interest on call money		17,171	20,944
Interest on borrowings		172,408	70,730
Interest on debentures		917,272	712,144
Other interest expenses		—	12

Total interest expense		1,106,851	803,830

Net interest income		341,530	290,320

Provision for loan losses (note 6)		93,010	59,351

Net interest income after provision for loan losses		248,520	230,969

Non-interest income:
Fee and commission income (note 22)		185,564	146,526
Gain on sale of available-for-sale securities (note 4)		13,498	70,800
Gain from equity method accounted investment securities (note 4)		2,284	3,356
Gain on sale of loans		—	3,568
Gain on foreign currency transactions		2,158,480	87,790
Gain on derivatives trading		356,796	161,866
Gain on valuation of derivatives (note 15)		473,353	435,633
Gain on valuation of fair value hedged items		470,166	117,704
Other		13,753	1,505

Total non-interest income		3,673,894	1,028,748

Non-interest expense:
Fee and commission expense		3,123	4,166
General and administrative expense (note 17)		122,958	107,340
Loss on sale of available-for-sale securities (note 4)		2,293	250
Impairment loss on available-for-sale securities (note 4)		2	—
Loss on foreign currency transactions		1,063,790	605,171
Loss on derivatives trading		904,090	65,156
Loss on valuation of derivatives (note 15)		1,211,389	100,387
Loss on valuation of fair value hedged items		351,573	69,522
Contribution to fund		2,796	1,086
Other		64,941	58,104

Total non-interest expense		3,726,955	1,011,182

Net non-interest income		(53,061)	17,566

Income before income taxes		195,459	248,535
Income taxes (note 18)		101,485	64,253

Net income	(Won)	93,974	184,282

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Appropriation of Retained Earnings

For the years ended December 31, 2008 and 2007

	2008		2007
	(In millions of Won)
Unappropriated retained earnings:
Balance at beginning of year	(Won)	—	—
Net income		93,974	184,282

Total		93,974	184,282
Appropriation of retained earnings:
Legal reserve		18,795	36,857
Other reserve		75,179	122,808
Dividends (note 21)		—	24,617

		93,974	184,282

Unappropriated retained earnings to be carried over to subsequent year	(Won)	—	—

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2008 and 2007

	Capital stock		Accumulated other comprehensive income (loss)	Retained earnings	Total
	(In millions of Won)
January 1, 2007	(Won)	3,305,755	612,607	841,572	4,759,934
Dividends		—	—	(16,832)	(16,832)

Balance after appropriations		3,305,755	612,607	824,740	4,743,102
Issuance of common stock		3,000	—	—	3,000
Net income		—	—	184,282	184,282
Gain on valuation of available-for-sale securities		—	6,547	—	6,547
Loss on valuation of securities using equity method		—	(1,392)	—	(1,392)

December 31, 2007		3,308,755	617,762	1,009,022	4,935,539

January 1, 2008		3,308,755	617,762	1,009,022	4,935,539
Dividends		—	—	(24,617)	(24,617)

Balance after appropriations		3,308,755	617,762	984,405	4,910,922
Issuance of common stock		650,000	—	—	650,000
Net income		—	—	93,974	93,974
Loss on valuation of available-for-sale securities		—	(560,154)	—	(560,154)
Loss on valuation of securities using equity method		—	(4,388)	—	(4,388)

December 31, 2008	(Won)	3,958,755	53,220	1,078,379	5,090,354

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Cash Flows

For the years ended December 31, 2008 and 2007

	2008		2007
	(In millions of Won)
Cash flows from operating activities:
Net income	(Won)	93,974	184,282

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of discounts on debentures		79,836	61,158
Provision for loan losses		93,010	59,351
Loss on foreign currency transactions		1,063,790	605,171
Impairment loss on available-for-securities		2	—
Loss on valuation of derivatives		1,211,389	100,387
Loss on valuation of fair value hedged items		351,573	69,522
Depreciation		3,325	3,593
Amortization		2,352	2,040
Gain on disposal of property and equipment, net		(39)	(65)
Provision for severance benefits		5,972	5,930
Amortization of present value discount		(4,970)	(6,459)
Accreditation on premium on debentures		(2,161)	(2,055)
Gain on disposal of loans		—	(3,568)
Foreign exchange trading gain		(2,158,480)	(87,790)
Gain on valuation of derivatives		(473,353)	(435,633)
Gain on valuation of fair value hedged items		(470,166)	(117,704)
Gain on valuation of securities using the equity method		(2,284)	(3,356)
Others, net		49,991	54,357

Changes in assets and liabilities:
Net decrease in available-for-securities		19,257	42,928
Net increase in loans		(9,538,693)	(6,273,958)
Net decrease (increase) in other assets		111,821	(155,481)
Net increase in other liabilities		459,959	339,322
Payment of severance benefits		(5,132)	(3,343)
Decrease in National Pension Fund		3	2
Dividend received from equity method investments		203	196

Net cash used in operating activities		(9,108,821)	(5,561,173)

Cash flows from investing activities:
Proceeds from sale of due from banks		2,577	—
Proceeds from sale of property and equipment		43	76
Proceeds from sale of other assets		1,955	—
Acquisition of due from banks		—	(116)
Acquisition of property and equipment		(2,576)	(1,474)
Acquisition of intangible assets		(399)	(1,476)
Acquisition of other assets		(818)	(2,422)

Net cash provided by (used in) investing activities		782	(5,412)

Cash flows from financing activities:
Proceeds from borrowings		2,990,060	458,959
Proceeds from debentures		6,267,487	5,393,888
Proceeds from common stock		—	3,000
Repayment of borrowings		—	(297,676)
Dividends paid		(24,617)	(16,832)

Net cash provided by financing activities		9,232,930	5,541,339

Net increase (decrease) in cash and due from banks		124,891	(25,246)

Cash and due from banks at beginning of period		106,788	132,034

Cash and due from banks at end of period (note 23)	(Won)	231,679	106,788

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements

December 31, 2008 and 2007

1. Organization and Description of Business

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e. import and export), investments and resources development activities. As of December 31, 2008, the Bank operates 11 domestic branches, 4 overseas subsidiaries and 13 overseas offices as of December 31, 2008.

The Bank’s authorized capital is (Won)4,000,000 million, and, through numerous capital increases since the establishment, its paid-in capital is (Won)3,958,755 million as of December 31, 2008. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank hold 66.69%, 29.43% and 3.88% of the ownership of the Bank, respectively, as of December 31, 2008.

The Bank, as a trustee of the Government, has managed The Economic Development Cooperation Fund, the Inter-Korean Cooperation Fund and Exchange Equalization Fund (the “Funds”) since June 1987, March 1991 and November 2008, respectively. The Funds are accounted independently and not included in the Bank’s financial statements. The Bank receives a fee from the Government for the trustee service.

2. Summary of Significant Accounting Policies and Basis of Presenting Financial Statements

(a) Basis of Presenting Financial Statements

The Bank maintains its accounting records in Korean Won and prepares non-consolidated financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended solely for use by only those who are informed about Korean accounting principles and practices. The English language non-consolidated financial statements have been condensed, restructured from the Korean language non-consolidated financial statements. Certain information included in the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, changes in stockholders’ equity or cash flows, is not presented in the English language non-consolidated financial statements.

Effective January 1, 2008, the Bank recorded amounts received (paid) on currency interest swaps, which were previously accounted as gains (losses) on derivatives, as interest revenue (expense). This change in accounting policy resulted in an increase of (Won)4,962 million in interest revenue, and decreases of (Won)146,419 million, (Won)13,067 million and (Won)128,390 million in gain from derivatives transactions, interest expense and loss from derivatives transactions, respectively.

(b) Revenue Recognition

The Bank recognizes interest income from deposits, loans and securities on an accrual basis. However, the Bank recognizes interest income when payments are received on the loans for which principal or interest payments are overdue without guarantee of payment by financial institutions and of which repayment is significantly uncertain. The interest which is accrued but not recognized on such loans amounted to (Won)9,774 million and (Won)50,099 million, respectively, as of December 31, 2008 and 2007. Any unpaid interest previously accrued on such loans is reversed and recorded as a deduction of current period’s interest income.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Investments in Securities (excluding investments in associate and subsidiaries)

Classification

Upon acquisition, the Bank classifies debt and equity securities (excluding investments in subsidiaries) into the following categories: held-to-maturity, available-for-sale or trading securities. The Bank reevaluates appropriateness of categorization at each of balance sheet dates.

Investments in debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity. Securities that are acquired principally for the purpose of selling in the short term are classified as trading securities. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

Initial recognition

Investments in securities (excluding investments in subsidiaries) are initially recognized at cost.

Subsequent measurement and income recognition

Trading securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of trading securities are included in the income statement in the period in which they arise. Available-for-sale securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of available-for-sale securities are recognized as accumulated other comprehensive income, net of tax, directly in equity. Such gains or losses are recognized in the income statement in the period of disposition or recognition of impairment losses on available-for-sale securities. Investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost less impairment, if any. Held-to-maturity investments are carried at amortized cost with interest income and expense recognized in the income statement using the effective interest method.

Fair value information

The fair value of marketable securities is determined using quoted market prices as of the period end. Non-marketable equity securities are fair valued using the estimated value provided by independent external experts whose valuations models and judgments are reasonable and appropriate.

Impairment

Impairment losses are recognized when the reasonably estimated recoverable amounts are less than the carrying amount and it is not obviously evidenced that impairment is unnecessary.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized and a reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognized in the asset in prior period. Such reversal is recognized in profit or loss.

(d) Investments in Associates and Subsidiaries

Associates are entities of the Bank and its subsidiaries that have the ability to significantly influence the financial and operating policies. It is presumed to have significant influence if the Bank holds directly or

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

indirectly 20 percent or more of the voting power unless it can be clearly demonstrated that this is not the case. Subsidiaries are entities controlled by the Bank.

Investments in associates and subsidiaries are accounted for using the equity method of accounting and are initially recognized at cost.

The Bank’s investments in associates and subsidiaries include goodwill identified on the acquisition date (net of any accumulated impairment loss). Goodwill is calculated as the excess of the acquisition cost of an investment in an associate or subsidiary over the Bank’s share of the fair value of the identifiable net assets acquired. Goodwill is amortized using the straight-line method over its estimated useful life. Amortization of goodwill is recorded together with equity income (losses).

When events or circumstances indicate that the carrying value of goodwill may not be recoverable, the Bank reviews goodwill for impairment and records any impairment loss immediately in the statement of income.

The Bank’s share of its post-acquisition profits or losses in investments in associates and subsidiaries is recognized in the income statement, and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of each investment. Changes in the carrying amount of an investment resulting from dividends by an associate or subsidiary are recognized when the associate or subsidiary declares the dividend. When the Bank’s share of losses in an associate or subsidiary equals or exceeds its interest in the associate or subsidiary, including preferred stock or other long term loans and receivables issued by the associate or subsidiary, the Bank does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate or subsidiary.

If the investee is a subsidiary, net income and net assets of the parent company’s separate financial statements should agree with the parent company’s share in the net income and net assets of the consolidated financial statements, except when the Company discontinues the application of the equity method due to its investment in a subsidiary being reduced to zero.

Unrealized gains on transactions between the Company and its associates or subsidiaries are eliminated to the extent of the Company’s interest in each associate or subsidiary.

(e) Allowance for Loan Losses

Based on future loan repayment capacity of the borrower and past repayment history, the Bank classifies loans into five categories, “normal”, “precautionary”, “substandard”, “doubtful” and “estimated loss”, in accordance with the banking regulation in the Republic of Korea. Except for call loans and inter-bank loans with “normal” classification, the Bank provides allowance by each loan classification with the amount greater of using the expected loss method or the prescribed minimum levels of reserves in accordance with the Financial Supervisory Service Guideline (“FSS Guideline”).

i) Expected Loss Method

The allowance for normal loans is calculated by multiplying each outstanding loan balance by probability of default (“PD”) and loss given default (“LGD”). The Bank provides additional allowance for considering risks associated with a certain industry and country concentration. The allowances for loans classified other than “normal” are estimated based on expected future cash flows.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

ii) FSS Guideline

The prescribed minimum levels of reserves in the Regulations for the Supervision of Banks guide are as follows:

Normal (*)	0.85%
Precautionary	7%
Substandard	20%
Doubtful	50%
Estimated loss	100%

(*)	0.9% for market sensitive sectors including construction, real estate and rental services, retail and wholesale, lodging and restaurant

Effective from January 1, 2008, the Bank changed its accounting estimates for the allowance for normal loans to the expected loss method, which is considered to be more objective and reasonable, from using average reserve rates of local commercial banks or credit risk criteria model.

(f) Troubled Debt Restructuring

A loan the contract terms of which are modified in a trouble debt restructuring program is accounted for at the present value of the expected future cash flows of the modified loan discounted at the effective interest rate of the original loan. The excess of the carrying amount over the present value of expected cash flows is recorded in allowance for loan loss in the current period. The present value discounts are recorded in allowance for loan loss and reflected as a deduction from the nominal value of the loans. If the previously recognized allowance for loan loss is greater than the present value discount, the difference is recorded as reversal of allowance for loan loss.

(g) Deferred Loan Origination Fees

Certain fees associated with lending activities, which meet specified criteria, are deferred and amortized over the life of the loan as an adjustment to the carrying amount of the loan using the effective yield method and recognized as interest income.

(h) Property and Equipment

Property and equipment are stated at cost, except for the items revalued in accordance with the Asset Revaluation Law. Assets acquired through investment in kind or donation are recorded at fair value upon acquisition. The fair value of the asset given up is measured and used as the cost of the asset received. The fair value of the asset received is measured and used as the cost if more clearly evident.

Property and equipment are depreciated over the estimated useful lives of the assets using the following methods:

	Useful lives years	Depreciation method
Buildings	10~60	Straight-line (*)
Vehicles	4	Declining balance
Equipment	4~20	Declining balance

(*)	Buildings acquired and related improvements made prior to January 1, 1995 are depreciated using the declining-balance method.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

Significant additions or improvements extending useful lives of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

Property and equipment is subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the expected estimated undiscounted future net cash flows from the use of the asset and its eventual disposal are less than its carrying amount.

(i) Intangible Assets

Intangible assets are stated at the production or purchase cost, plus incidental expenses and capital expenditures. Amortization is computed using the straight-line method over five years, and directly reduced from intangible assets.

Intangible assets are subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable. An impairment loss is recognized by reducing the carrying amount to the recoverable amount.

(j) Discount (Premium) on Debentures

Discount (premium) on debentures issued is amortized (accreted) using the effective interest method over the life of the debentures. The amount amortized (accreted) is recognized as interest expense (income).

(k) Retirement and Severance Benefits

The Bank accrues severance benefits for employees and directors with more than one year of employment. The Bank’s estimated liability under the plan, which would be payable if all employees left on the balance sheet date, is compared to the amount calculated in accordance with the Labor Law, and the greater amount is accrued in the accompanying non-consolidated balance sheet. Under the National Pension Scheme of Korea, the Bank had transferred a certain portion of retirement allowances for employees to the National Pension Fund. The amount transferred is reducing the liability for retirement and severance benefits.

(l) Allowance for Acceptances and Guarantees

The Bank provides allowance for outstanding acceptances and guarantees, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unconfirmed acceptances and guarantees.

(m) Allowance for Unused Loan Commitments

The Bank provides allowance for unused loan commitments, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unused loan commitments.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(n) Contingent Liabilities

Provisions are recognized when all of the following are met: (1) the Bank has a present obligation as a result of a past event; (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (3) a reliable estimate can be made of the amount of the obligation. Where the effect of the time value of money is material, a provision is recorded at the present value of the expenditures expected to be required to settle the obligation.

Where the expenditure required to settle a provision is expected to be reimbursed by third party, the reimbursement is recognized as a separate asset when, and only when, it is virtually certain that reimbursement will be received if the Company settles the obligation. The expense generated by the provision is presented net of the amount of expected reimbursement.

(o) Derivatives and Hedge Accounting

The Bank holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, and a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred.

Hedge accounting

Where a derivative, which meets certain criteria, is used for hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment, it is designated as a fair value hedge. Where a derivative, which meets certain criteria, is used for hedging the exposure to the variability of the future cash flows of a forecasted transaction it is designated as a cash flow hedge.

The Bank documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Bank also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items.

Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value are recorded in the statement of income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in equity. The gain or loss relating to any ineffective portion is recognized immediately in the statement of income. Amounts accumulated in equity are recycled to the income statement in the periods in

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

which the hedged item will affect income or expense. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at the time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of income.

Derivatives that do not qualify for hedge accounting

Changes in the fair value of derivative instruments that are not designated as fair value or cash flow hedges are recognized immediately in the statement of income.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of income.

(p) Income Taxes

Income tax on the income or loss for the year comprises current and deferred tax. Income tax is recognized in the statement of income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted.

Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability for financial reporting or the expected reversal date of the temporary difference for those with no related asset or liability such as loss carryforwards and tax credit carryforwards. The deferred tax amounts are presented as a net current asset or liability and a net non-current asset or liability.

(q) Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the foreign exchange rate at the balance sheet date, with the resulting gains or losses recognized in the income statement. Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at (Won)1,257.50 and (Won)938.20 to USD 1 based on the basic exchange rate and the cross exchange rate announced by the Seoul Monetary Brokerage Services Ltd. on December 31, 2008 and 2007. Financial statements of foreign-based operations, branches and companies accounted for using the equity method, are translated at the rate of exchange at the balance sheet date.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(r) Use of Estimates

The preparation of non-consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the non-consolidated financial statements and related notes to the non-consolidated financial statements. The estimates include book value of property and equipment, and valuation of loans and deferred tax assets. Actual results could differ from those estimates.

3. Due from Banks

(a) Due from banks as of December 31, 2008 and 2007 are as follows:

	Financial institution	Interest (%)	2008		2007
			(in millions of Won)
Due from banks In local currency:	Reserve deposit	—	(Won)	2	4
	Demand deposits	—		1,674	1,676
	Time deposits	6.3~6.4		70,000	2,100
	Certificate of deposits	6.1~6.4		130,000	—
	Others	3.8		5,100	18,777

				206,776	22,557

Due from banks In foreign currency:	Demand deposits	—		24,903	49,279
	Time deposits	—		—	37,528

				24,903	86,807

			(Won)	231,679	109,364

(b) Restricted due from banks as of December 31, 2008 and 2007 are as follows:

	Financial institution	Interest (%)	2008		2007
			(in millions of Won)
Due from bank in local currency:
	Time deposits	—	(Won)	—	2,100
	Other	—		—	476

			(Won)	—	2,576

(c) Due from banks by financial institution as of December 31, 2008 and 2007 are as follows:

	2008				2007
	Due from banks in local currency		Due from banks in foreign currencies	Total	Due from banks in local currency	Due from banks in foreign currencies	Total
	(in millions of Won)
Bank of Korea	(Won)	2	—	2	4	—	4
Banks		206,774	24,713	231,487	22,553	86,633	109,186
Others		—	190	190	—	174	174

	(Won)	206,776	24,903	231,679	22,557	86,807	109,364

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) The maturities of due from banks as of December 31, 2008 and 2007 are as follows:

	2008
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Total
	(in millions of Won)
Due from bank in local currency	(Won)	6,776	200,000	—	206,776
Due from bank in foreign currencies		24,903	—	—	24,903

	(Won)	31,679	200,000	—	231,679

	2007
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Total
	(in millions of Won)
Due from bank in local currency	(Won)	20,457	—	2,100	22,557
Due from bank in foreign currencies		86,807	—	—	86,807

	(Won)	107,264	—	2,100	109,364

4. Securities

(a) Securities as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Equity securities
Marketable equity securities	(Won)	645,220	1,363,124
Non-marketable equity securities		1,647,899	1,077,404
Equity investment		1,276	1,276

		2,294,395	2,441,804
Debt securities
Government and public bonds		1	1
Equity method accounted investments		102,066	92,972

	(Won)	2,396,462	2,534,777

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(b) Marketable equity securities as of December 31, 2008 and 2007 are as follows:

	2008
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
KEB	40,314,387	6.25		584,558	255,190
Industrial Bank of Korea	8,501,153	1.92		149,620	65,374
Daewoo International Corporation (*)	10,996,400	11.58		385,028	225,096
SK Networks Co., Ltd. (*)	10,514,605	4.33		219,930	85,320
Hyundai Corporation (*)	1,031,600	4.62		21,060	14,166
SG Global Corporation	18,903	0.15		151	74

			(Won)	1,360,347	645,220

(*)	These securities, except for 3,449,354 shares of SK Networks Co., Ltd. and 449,276 shares of Hyundai Corporation, are restricted for sale as of December 31, 2008.

	2007
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
KEB	40,314,387	6.25		518,040	584,558
Industrial Bank of Korea	8,501,153	2.10		145,795	149,620
Daewoo International Corporation (*)	10,996,400	11.58		369,006	385,028
SK Networks Co., Ltd. (*)	10,514,605	4.39		219,568	219,930
Hyundai Corporation (*)	1,031,600	4.62		19,695	21,060
Hyundai IT Corporation (*)	2,337,955	9.20		4,660	2,471
Choongnam Spinning Co., Ltd. (*)	57,173	0.45		286	457

			(Won)	1,277,050	1,363,124

(*)	These securities, except for 985,581 shares of SK Networks Co,. Ltd. and 449,276 shares of Hyundai Corporation, are restricted for sale as of 2007.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Non-marketable equity securities as of December 31, 2008 and 2007 are as follows:

	2008
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Expressway Corp.	131,134,051	6.21		1,311,341	1,311,341
Kyobo Life Insurance Co., Ltd.,	1,199,001	5.85		288,659	288,659
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		98,366	42,979
Korea Ship Finance	254,000	14.99		1,270	1,270
Daewoo Electronics Corp.	224,580	0.21		133	157
Pantech Co., Ltd.	19,944,000	7.13		319	419
Pantech & Curitel Co., Ltd.	11,160,000	2.20		1,205	2,734
Korea Data Systems Co., Ltd (KDS)	320	0.24		11	2
SB telcom	420,984	3.29		210	210
Others	39,608	—		128	128

			(Won)	1,701,642	1,647,899

As of December 31, 2008, the Bank recorded the fair value of the shares of Industrial Bank of Korea (preferred stock), Daewoo Electronics Corp., Pantech Co., Ltd., Pantech & Curitel Co., Ltd. and Korea Data Systems Co., Ltd. by using the fair value information from external evaluation agencies. The other securities were recorded at the acquisition costs since the fair value was difficult to be measured. The shares of Daewoo Electronics Corp., Pantech Co., Ltd. and Pantech & Curitel Co., Ltd. are restricted for sale as of December 31, 2008.

	2007
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Expressway Corp.	95,000,000	4.72		950,000	950,000
Industrial Bank of Korea (preferred stock)	6,210,000	11.69		101,179	98,366
SK Networks Co., Ltd. (preferred stock)	317,501	9.64		21,500	25,977
Korea Ship Finance	254,000	14.99		1,270	1,270
Daewoo Electronics Corp.	224,580	0.21		263	133
Pantech Co., Ltd.	19,944,000	7.13		2,732	319
Pantech & Curitel Co., Ltd.	11,160,000	2.20		603	1,205
Others	40,860	—		134	134

			(Won)	1,077,681	1,077,404

As of 2007, the Bank recorded the fair value of the shares of Industrial Bank of Korea (preferred stock), SK Networks Co., Ltd. (preferred stock), Daewoo Electronics Corp., Pantech Co., Ltd. and Pantech & Curitel Co., Ltd. by using the fair value information from external evaluation agencies. The other securities were recorded at acquisition costs since the fair value was difficult to be measured. The shares of SK Networks Co., Ltd. (preferred stock) and Daewoo Electronics Corp. are restricted for sale as of 2007.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) Equity investments as of December 31, 2008 and 2007 were as follows:

	2008
	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Asset Management Corporation	0.47	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		56	56

		(Won)	1,276	1,276

	2007
	Ownership (%)	Book value before adjustment		Book value
	(in millions of Won)
Korea Asset Management Corporation	0.47	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		56	56

		(Won)	1,276	1,276

(e) Disposals of securities during the years ended December 31, 2008 and 2007, respectively, are as follows:

	2008
	No. of shares	Disposed price		Acquisition costs	Realized gain (loss)
	(in millions of Won)
SK Networks Co., Ltd.	317,501	(Won)	27,781	14,406	13,375
Hyundai IT Corporation	2,337,955		2,367	4,660	(2,293)
SG Global Corporation	38,270		314	191	123

		(Won)	30,462	19,257	11,205

	2007
	No. of shares	Disposed price		Acquisition costs	Realized gain (loss)
	(in millions of Won)
SK Networks Co., Ltd.	2,846,427	(Won)	103,144	33,085	70,059
Hanmi Capital Co., Ltd.,	100,800		1,631	1,881	(250)
Daekyung Machinery & Engineering Co., LTD	6,200		364	31	333
Hyundai Motor Co., Ltd., etc.	—		10,224	9,816	408

		(Won)	115,363	44,813	70,550

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(f) Details of equity method investments securities as of December 31, 2008 and 2007 are as follows:

	Ownership (%)	Acquisition costs		Book value
				2008	2007
	(in millions of Won)
KEXIM Bank UK Limited	100.00	(Won)	41,590	44,708	45,738
KEXIM Vietnam Leasing Co.	100.00		13,564	9,543	7,035
PT. KOEXIM Mandiri Finance	85.00		5,003	14,474	11,735
KEXIM Asia Limited	100.00		31,302	33,341	28,464

		(Won)	91,459	102,066	92,972

(g) As of December 31, 2008 and 2007, the valuation gain and loss on equity method accounted investment securities are as follows:

	2008
	Beginning balances		Dividend	Gain and Loss	Accumulated other comprehensive income (loss)	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	45,738	(122)	455	—	(1,363)	44,708
KEXIM Vietnam Leasing Co.		7,035	—	113	—	2,395	9,543
PT. KOEXIM Mandiri Finance		11,735	(31)	1,022	—	1,748	14,474
KEXIM Asia Limited		28,464	(50)	694	(5,437)	9,670	33,341

	(Won)	92,972	(203)	2,284	(5,437)	12,450	102,066

	2007
	Beginning balances		Dividend	Gain and Loss	Accumulated other comprehensive income (loss)	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	43,029	(78)	1,610	—	1,177	45,738
KEXIM Vietnam Leasing Co.		6,777	—	195	—	63	7,035
PT. KOEXIM Mandiri Finance		11,477	(58)	649	—	(333)	11,735
KEXIM Asia Limited		29,273	(60)	902	(1,921)	270	28,464

	(Won)	90,556	(196)	3,356	(1,921)	1,177	92,972

(*)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(h) Changes in negative goodwill for the years ended December 31, 2008 and 2007, respectively, are as follows:

	2008
	Beginning balances		Increases	Decreases	Ending balances
	(in millions of Won)
PT. KOEXIM Mandiri Finance	(Won)	(140)	—	(60)	(80)

	2007
	Beginning balances		Increases	Decreases	Ending balances
	(in millions of Won)
PT. KOEXIM Mandiri Finance	(Won)	(216)	—	(76)	(140)

(i) The summary of financial positions and operation results of the equity method accounted investment securities as of December 31, 2008 and 2007 are as follows:

	2008
	Assets		Liabilities	Stockholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	449,475	404,767	44,708	455
KEXIM Vietnam Leasing Co.		103,292	93,750	9,542	113
PT. KOEXIM Mandiri Finance		140,129	123,006	17,123	1,102
KEXIM Asia Limited		385,459	352,118	33,341	694

	(Won)	1,078,355	973,641	104,714	2,364

	2007
	Assets		Liabilities	Stockholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	348,076	302,338	45,738	1,518
KEXIM Vietnam Leasing Co.		73,386	66,351	7,035	195
PT. KOEXIM Mandiri Finance		109,561	95,591	13,970	681
KEXIM Asia Limited		255,521	227,057	28,464	909

	(Won)	786,544	691,337	95,207	3,303

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(j) Changes in valuation gain (loss) on available-for-sale securities and equity method accounted investment securities for the years ended December 31, 2008 and 2007, respectively, are as follows:

	2008
	Beginning balance		Unrealized gain (loss)	Disposition	Others (*)	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(1,423)	(3,978)	—	(410)	(5,811)

Available-for-sale securities:
Equity securities		619,185	(599,719)	(6,886)	46,451	59,031

	(Won)	617,762	(603,697)	(6,886)	46,041	53,220

(*)	Unrealized gain(loss) on available-for-sale securities and unrealized holding gain(loss) on equity method investment securities, both of which are included in accumulated other comprehensive income for the year ended December 31, 2008, are incurred due to the amendment of income tax rate in 2008.

	2007
	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(31)	(1,392)	—	(1,423)

Available-for-sale securities:
Equity securities		612,252	(23,493)	30,426	619,185
Debt securities		386	—	(386)	—

		612,638	(23,493)	30,040	619,185

	(Won)	612,607	(24,885)	30,040	617,762

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

5. Loans

(a) Loans outstanding as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Loans in local currency:
Loans for export	(Won)	4,501,138	2,724,886
Loans for overseas investment		76,616	60,207
Loans for import		1,253,214	747,227
Others		238,731	238,747

		6,069,699	3,771,067

Loans in foreign currencies:
Loans for export		12,119,424	7,755,056
Loans for overseas investment		9,789,632	4,756,777
Trading note rediscount loans		568,893	922,161
Loans for import		1,073,219	802,940
Overseas funding loans		731,447	631,712
Domestic usance bills		67,148	114,623
Privately placed bonds		2,666	1,989
Inter-bank loans		71,615	100,801
Others		144	126

		24,424,188	15,086,185
Valuation adjustment of loans in foreign currencies (*1)		521,615	59,430

		24,945,803	15,145,615

Bills bought in local currency		74,324	82,209
Bills bought in foreign currencies		473,050	541,807
Advances for customers		2,527	782

Call loans:
Call loans in local currency		—	210,000
Call loans in foreign currencies		1,345,805	1,046,484

		1,345,805	1,256,484

Total loans before allowances for loan loss		32,911,208	20,797,964
Deferred loan origination fees		(59,216)	(7,208)
Allowance for loan loss		(966,948)	(691,456)

Loans, net of allowance for loan loss	(Won)	31,885,044	20,099,300

(*1)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The gain on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(b) Loans classified by customer as of December 31, 2008 and 2007 are as follows:

	2008
	Loans in local currency		Loans in foreign currencies (**)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	4,508,455	8,237,704	12,746,159	41.80
Small and medium company (*)		1,561,244	1,675,447	3,236,691	10.61
Public sector and others		—	14,511,037	14,511,037	47.59

	(Won)	6,069,699	24,424,188	30,493,887	100.00

	2007
	Loans in local currency		Loans in foreign currencies (**)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	2,601,548	4,279,257	6,880,805	36.49
Small and medium company (*)		1,169,519	920,539	2,090,058	11.08
Public sector and others		—	9,886,389	9,886,389	52.43

	(Won)	3,771,067	15,086,185	18,857,252	100.00

(*)	Small and medium company is defined in Paragraph 1 of Article 2 of the Small and Medium Company Law.
(**)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

(c) Loans classified by other financial institution as of December 31, 2008 and 2007 are as follows:

	2008
	Bank of Korea		Other bank	Others	Total
	(in millions of Won)
Loans in foreign currencies	(Won)	—	2,461,538	590,208	3,051,746
Other		—	1,154,536	386,276	1,540,812

	(Won)	—	3,616,074	976,484	4,592,558

	2007
	Bank of Korea		Other bank	Others	Total
	(in millions of Won)
Loans in foreign currencies	(Won)	—	922,161	1,935,726	2,857,887
Other		—	782,302	731,411	1,513,713

	(Won)	—	1,704,463	2,667,137	4,371,600

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) Loans classified by industry as of December 31, 2008 and 2007 are as follows:

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	4,809,383	7,797,265	252,450	12,859,098	39.70
Transportation		146,360	8,577,035	12,840	8,736,235	26.97
Finance and insurance		—	3,051,746	1,540,812	4,592,558	14.18
Wholesale and retail		336,655	1,039,454	59,440	1,435,549	4.43
Real estate		—	92,141	—	92,141	0.28
Construction		746,851	112,923	—	859,774	2.65
Public sector and others		30,450	3,753,624	30,164	3,814,238	11.79

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

	2007
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	3,205,393	4,783,882	253,774	8,243,049	39.75
Transportation		36,250	5,177,496	27,963	5,241,709	25.27
Finance and insurance		—	2,857,887	1,513,713	4,371,600	21.08
Wholesale and retail		302,839	396,945	85,832	785,616	3.79
Real estate		—	58,131	—	58,131	0.28
Construction		207,720	81,905	—	289,625	1.40
Public sector and others		18,865	1,729,939	—	1,748,804	8.43

	(Won)	3,771,067	15,086,185	1,881,282	20,738,534	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(e) Loans classified by risk-possessive country as of December 31, 2008 and 2007 are as follows:

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	6,069,699	10,648,978	585,073	17,303,750	53.42
Iran		—	1,701,786	11,517	1,713,303	5.29
Qatar		—	1,119,965	910	1,120,875	3.46
Saudi Arabia		—	900,341	4,885	905,226	2.80
Singapore		—	870,973	7,591	878,564	2.71
Oman		—	535,695	2,815	538,510	1.66
Indonesia		—	384,186	2,652	386,838	1.19
India		—	345,196	9,509	354,705	1.10
Others		—	1,301,444	251,402	1,552,846	4.80

		6,069,699	17,808,564	876,354	24,754,617	76.43

Europe:
England		—	957,174	249,085	1,206,259	3.72
Ireland		—	653,900	—	653,900	2.02
Russia		—	562,997	16,483	579,480	1.79
Sweden		—	552,614	—	552,614	1.71
Others		—	2,430,376	649,893	3,080,269	9.51

		—	5,157,061	915,461	6,072,522	18.75

America:
Canada		—	533,970	433	534,402	1.65
Brazil		—	216,791	1,103	217,894	0.67
Mexico		—	178,592	1,043	179,635	0.55
Peru		—	98,748	—	98,748	0.30
Others		—	88,447	82,207	170,655	0.54

		—	1,116,548	84,786	1,201,334	3.71

Africa:
Madagascar		—	291,715	—	291,715	0.90
Others		—	—	6,303	6,303	0.02

		—	291,715	6,303	298,018	0.92

Oceania:
Australia and others		—	50,300	12,802	63,102	0.19

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

	2007
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	3,771,067	6,693,160	1,072,704	11,536,931	55.63
Iran		—	1,042,572	109,028	1,151,600	5.55
Singapore		—	618,642	13,433	632,075	3.05
Qatar		—	511,000	—	511,000	2.46
Saudi Arabia		—	425,010	2,828	427,838	2.06
Indonesia		—	328,665	702	329,367	1.59
Hong Kong		—	170,228	65,127	235,355	1.14
India		—	194,915	1,007	195,922	0.95
Others		—	699,790	134,661	834,451	4.02

		3,771,067	10,683,982	1,399,490	15,854,539	76.45

Europe:
England		—	621,355	238,488	859,843	4.15
Russia		—	543,755	15,793	559,548	2.70
Greece		—	557,818	—	557,818	2.69
Ireland		—	487,864	—	487,864	2.35
Others		—	1,429,795	201,061	1,630,856	7.86

		—	3,640,587	455,342	4,095,929	19.75

America:
Canada		—	360,197	107	360,304	1.73
Brazil		—	171,252	—	171,252	0.83
Mexico		—	167,829	305	168,134	0.81
USA		—	11,098	25,128	36,226	0.17
Others		—	13,713	64	13,777	0.07

		—	724,089	25,604	749,693	3.61

Africa:
South Africa		—	—	827	827	0.01

Oceania:
Australia and others		—	37,527	19	37,546	0.18

	(Won)	3,771,067	15,086,185	1,881,282	20,738,534	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(f) Restructured loans as of December 31, 2008 are as follows:

	Company	Loan Amount		Allowances
		(in millions of Won)
Work-out process and rearrangement	Hanam Electronics Co., Ltd. and another company	(Won)	1,121	380
Individual agreements	Financial loan to Russia and 2 other companies		290,030	11,339

		(Won)	291,151	11,719

(g) Changes in the present value discounts relating to the restructured loans for the years ended December 31, 2008 and 2007, are as follows:

	2008
	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and rearrangement	4.22~4.99	9~10	(Won)	195	—	(36)	—	159
Individual agreements (*1)	4.12~5.30	9~18		37,581	—	(4,934)	12,218	44,865

			(Won)	37,776	—	(4,970)	12,218	45,024

	2007
	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and composition	4.22~4.99	9~10	(Won)	662	1,071	(1,547)	9	195
Individual agreements (*1)	4.12~5.30	9~18		42,140	—	(4,912)	353	37,581

			(Won)	42,802	1,071	(6,459)	362	37,776

(*1)	As of December 1, 2002, the Bank restructured the remaining loan balance of USD 299 million overdue loan to Russia (USD 422 million—the principal and interest amounting to USD 262 million and USD 160 million, respectively at the time of restructuring) after the reduction of unpaid interest of USD 123 million in accordance with the bilateral agreement between the Government and Russia. As of December 31, 2008, the balance of restructured loan to Russia was (Won)226,088 million and the balance of present value discounts was (Won)38,357 million.

(h) For the year ended December 31, 2008, the Bank converted (Won)381 million of loans to SB Telcom Co., Ltd. to equity, and recognized (Won)171 million as provision for loan losses.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(i) The maturities of loans as of December 31, 2008 and 2007 are as follows:

	2008
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won, except ratio)
Due in 3 months or less	(Won)	1,992,071	2,220,463	1,716,000	5,928,534	18.30
Due after 3 months to 6 months		2,523,852	2,184,469	110,878	4,819,199	14.88
Due after 6 months to 1 year		1,105,760	1,422,243	4,031	2,532,034	7.82
Due after 1 year to 2 years		157,367	1,687,862	—	1,845,229	5.70
Due after 2 years to 3 years		45,951	1,363,094	8,525	1,417,570	4.38
Due after 3 years to 4 years		3,254	763,185	—	766,439	2.37
Due after 4 years to 5 years		27,000	778,821	—	805,821	2.49
Due after 5 years		214,444	14,004,051	56,272	14,274,767	44.06

	(Won)	6,069,699	24,424,188	1,895,706	32,389,593	100.00

	2007
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won, except ratio)
Due in 3 months or less	(Won)	1,085,544	1,805,489	1,635,305	4,526,338	21.83
Due after 3 months to 6 months		1,637,681	1,060,324	111,027	2,809,032	13.54
Due after 6 months to 1 year		691,062	1,181,812	58,496	1,931,370	9.31
Due after 1 year to 2 years		86,013	580,505	21,325	687,843	3.32
Due after 2 years to 3 years		22,627	1,063,403	—	1,086,030	5.24
Due after 3 years to 4 years		33,696	560,599	8,481	602,776	2.91
Due after 4 years to 5 years		—	566,257	—	566,257	2.73
Due after 5 years		214,444	8,267,796	46,648	8,528,888	41.12

	(Won)	3,771,067	15,086,185	1,881,282	20,738,534	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

6. Allowances for Loan Losses

(a) The allowances for loan losses as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Loans in local currency	(Won)	189,713	94,768
Loans in foreign currencies		748,033	564,233
Other loans		29,202	32,455

	(Won)	966,948	691,456

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(b) As of December 31, 2008 and 2007, loan balances and allowances for loan losses by credit risk classification are as follows:

		2008
		Balance		Allowance	Provision ratio (%)
		(in millions of Won, except provision ratio)
Loans in local currency	Normal	(Won)	5,939,603	84,657	1.43
	Precautionary		11,852	2,332	19.68
	Substandard		24,746	10,775	43.54
	Doubtful		29,065	27,516	94.67
	Estimated loss		64,433	64,433	100.00

			6,069,699	189,713	3.13

Loans in foreign currencies	Normal		24,255,772	685,622	2.83
	Precautionary		28,827	5,112	17.73
	Substandard		17,752	7,733	43.56
	Doubtful		12,248	11,592	94.64
	Estimated loss		37,974	37,974	100.00

			24,352,573	748,033	3.07

Other	Normal		469,512	6,861	1.46
	Precautionary		76,162	18,280	24.00
	Substandard		60	26	43.33
	Doubtful		3,598	3,406	94.66
	Estimated loss		629	629	100.00

			549,961	29,202	5.31

	Total	(Won)	30,972,233	966,948	3.12

The loan balances stated in the above table do not include the present value discounts (fair value adjustments for hedged items). Inter-bank loans of (Won)71,615 million and call loans of (Won)1,345,805 million, which were classified as normal, are excluded from the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)521,615 million and deferred loan origination fees of (Won)59,216 million are also excluded from the loan balances stated in the above table.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

		2007
		Balance		Allowance	Provision ratio (%)
		(in millions of Won, except provision ratio)
Loans in local currency	Normal	(Won)	3,708,024	60,188	1.62
	Precautionary		14,233	2,803	19.69
	Substandard		29,791	12,971	43.54
	Doubtful		4,088	3,875	94.79
	Estimated loss		14,931	14,931	100.00

			3,771,067	94,768	2.51

Loans in foreign currencies	Normal		14,751,318	499,264	3.38
	Precautionary		209,174	47,300	22.61
	Substandard		12,638	5,542	43.85
	Doubtful		2,343	2,216	94.58
	Estimated loss		9,911	9,911	100.00

			14,985,384	564,233	3.77

Other	Normal		556,823	16,136	2.90
	Precautionary		67,975	16,286	23.96
	Substandard		61	26	42.62
	Doubtful		—	—	—
	Estimated loss		7	7	100.00

			624,866	32,455	5.19

	Total	(Won)	19,381,317	691,456	3.57

The loan balances stated in the above table do not include the present value discounts (fair value adjustments for hedged items). Inter-bank loans of (Won)100,801 million and call loans of (Won)1,256,484 million, which were classified as normal, are excluded from the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)59,430 million and deferred loan origination fees of (Won)7,208 million are also excluded from the loan balances stated in the above table.

(c) Changes in allowances for loan losses for the years ended December 31, 2008 and 2007, respectively, are as follows:

	2008		2007
	(in millions of Won)
Beginning balance	(Won)	691,456	643,400
Provision for loan losses		93,010	59,351
Write-off		(8,534)	(1,093)
Debt for equity swap		(171)	(15,706)
Decrease in present value discounts		(4,970)	(6,459)
Changes in exchange rates and others (*)		196,157	11,963

Ending balance	(Won)	966,948	691,456

(*)	Changes in exchange rates and others were mainly derived from the adjustments in foreign currency translation on allowances for loan losses and recovery of written-off loans.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) As of December 31, 2008, 2007 and 2006 the ratio of allowances to loans.

	2008		2007	2006
	(in millions of Won, except ratio)
Loans subject to allowance for loan losses	(Won)	30,972,233	19,381,317	14,671,861
Allowances for loan losses		966,948	691,456	643,400

Ratio (%)		3.12	3.57	4.39

7. Property and Equipment

(a) Property and equipment and the related accumulated depreciation as of December 31, 2008 and 2007 are as follows:

	2008				2007
	Acquisition cost		Accumulated depreciation	Book value	Acquisition cost	Accumulated depreciation	Book value
	(in millions of Won)
Land	(Won)	4,484	—	4,484	4,484	—	4,484
Buildings		44,439	15,783	28,656	43,633	14,296	29,337
Vehicles		2,155	1,571	584	1,828	1,375	453
Equipments		15,886	13,483	2,403	14,755	12,149	2,606

	(Won)	66,964	30,837	36,127	64,700	27,820	36,880

(b) The officially declared value of land at December 31, 2008 and 2007, as announced by the Minister of Construction and Transportation was (Won)102,195 million and (Won)113,540 million, respectively. The officially declared value, which is used for government purpose, does not represent the fair value.

(c) Changes in book value of property and equipment for the years ended December 31, 2008 and 2007, respectively, are as follows:

	2008
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		29,337	806	—	1,487	28,656
Vehicles		453	525	1	393	584
Equipments		2,606	1,245	3	1,445	2,403

	(Won)	36,880	2,576	4	3,325	36,127

	2007
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		30,833	—	—	1,496	29,337
Vehicles		415	347	5	304	453
Equipments		3,278	1,127	6	1,793	2,606

	(Won)	39,010	1,474	11	3,593	36,880

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) Insured assets as of December 31, 2008 and 2007 are as follows:

		2008			2007
	Insurance company	Book value		Insured amount	Book value	Insured amount
		(in millions of Won)
Buildings	LIG Insurance Co., Ltd. and others	(Won)	28,656	24,891	29,337	26,128
Equipments	LIG Insurance Co., Ltd. and others		2,403	2,440	2,606	2,822

		(Won)	31,059	27,331	31,943	28,950

In addition to the above, the Bank carries a commercial liability package, and a gas liability insurance with a maximum coverage of (Won)80 million per accidental death and of (Won)300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

8. Other Assets

(a) Details of other assets as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Security deposits	(Won)	21,636	22,634
Accrued income		468,038	356,319
Prepaid expenses		90,260	56,722
Deferred income tax assets (note 18)		207,040	—
Derivative assets (note 15)		628,224	404,070
Intangible assets		1,863	3,816
Sundry assets
Other loans		7,528	8,154
Other suspense payments		1,469	1,185
Suspense payments on credit		60	68
Others		6,507	6,120

	(Won)	1,432,625	859,088

(b) Changes in intangible assets for the years ended December 31, 2008 and 2007, are as follows:

	2008		2007
	(in millions of Won)
Beginning balance	(Won)	3,816	4,380
Increase		399	1,476
Amortization		2,352	2,040

Ending balance	(Won)	1,863	3,816

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

9. Borrowings and Debentures

(a) Borrowings and debentures as of December 31, 2008 and 2007 consist of the follows:

	2008		2007
	(in millions of Won)
Borrowings	(Won)	5,024,299	1,948,259
Debentures in local currency		3,444,280	1,500,243
Debentures in foreign currencies		19,302,341	13,963,726

	(Won)	27,770,920	17,412,228

(b) Details of borrowings of December 31, 2008 and 2007 are as follows:

	Interest rate (%)	2008		2007
		(in millions of Won)
Borrowings:
Call money:
Local currency	2.88~2.89	(Won)	166,000	109,000
Foreign currencies	0.05~6.10		399,729	112,584

			565,729	221,584

Borrowings in foreign currencies:
Borrowings from government	4.07~6.39		3,263,213	—
Borrowings from banks	1.85~6.18		334,271	787,009
Commercial papers	3.25~5.81		771,051	840,928
Off-shore commercial papers	3.72~3.77		22,887	—
Other borrowings	0.08~0.80		67,148	98,738

		(Won)	4,458,570	1,726,675

			5,024,299	1,948,259

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Details of debentures of December 31, 2008 and 2007 are as follows:

	Interest rate (%)	2008		2007
		(in millions of Won)
Debentures:
Local currency:
Fixed rate debentures in local currency	4.91~6.70	(Won)	3,520,000	1,530,000
Discount on debentures			(75,720)	(29,757)

			3,444,280	1,500,243

Foreign currencies:
Floating rates debentures in foreign currencies	Libor3M + 0.98 and others		5,275,393	3,122,964
Fixed rates debentures in foreign currencies	1.58~15.83		13,761,407	10,921,621

			19,036,800	14,044,585
Loss (gain) on valuation of fair value hedged items, net			304,302	(32,946)

			19,341,102	14,011,639
Discounts on debentures, net			(38,761)	(47,913)

		(Won)	19,302,341	13,963,726

(d) Call money and borrowings in foreign currencies from financial institutions as of December 31, 2008 and 2007 are as follows:

	2008				2007
	Call money		Borrowings in foreign currencies	Total	Call money	Borrowings in foreign currencies	Total
	(in millions of Won)
Banks	(Won)	565,729	1,128,209	1,693,938	221,584	1,627,937	1,849,521
Others		—	3,330,361	3,330,361	—	98,738	98,738

	(Won)	565,729	4,458,570	5,024,299	221,584	1,726,675	1,948,259

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(e) The maturities of borrowings and debentures by remaining periods as of December 31, 2008 and 2007 are as follows:

	2008
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	565,729	—	—	—	—	565,729
Borrowings in foreign currencies		1,619,855	2,834,430	4,285	—	—	4,458,570

		2,185,584	2,834,430	4,285	—	—	5,024,299

Debentures:
Debentures in local currency		930,000	1,410,000	990,000	190,000	—	3,520,000
Debentures in foreign currencies		1,290,725	845,611	2,462,329	4,512,048	9,926,087	19,036,800

	(Won)	2,220,725	2,255,611	3,452,329	4,702,048	9,926,087	22,556,800

	2007
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	221,584	—	—	—	—	221,584
Borrowings in foreign currencies		1,542,030	67,373	117,272	—	—	1,726,675

		1,763,614	67,373	117,272	—	—	1,948,259

Debentures:
Debentures in local currency		250,000	590,000	420,000	270,000	—	1,530,000
Debentures in foreign currencies		478,134	363,453	3,159,875	3,413,911	6,629,212	14,044,585

	(Won)	728,134	953,453	3,579,875	3,683,911	6,629,212	15,574,585

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

10. Other Liabilities

(a) Details of other liabilities as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Accrued severance benefits (notes 12)	(Won)	30,936	30,096
Less: Transfer to National Pension (note 12)		(5)	(8)
Allowance for acceptances and guarantees (note 11)		461,376	300,956
Allowance for unused loan commitments (note 11)		35,572	35,491
Allowance for others		1,678	881
Foreign exchange settlement account-credit		262,638	61,228
Accounts payables		151,119	50,107
Accrued expenses		519,216	412,321
Deferred income tax liabilities (note 18)		—	84,688
Unearned revenues		277,156	158,627
Guarantees deposits received		110	105
Derivative liabilities (note 15)		1,259,067	100,613
Sundry liabilities		121,800	56,537

	(Won)	3,120,663	1,291,642

(b) Details of sundry liabilities as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Suspense receipts	(Won)	119,249	54,225
Taxes withheld		2,534	2,290
Others		17	22

	(Won)	121,800	56,537

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

11. Acceptances, Guarantees and Loan Commitments

(a) Details of acceptances and guarantees as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	36,203	28,685
Guarantees for repayment of advances		39,027	24,314
Others		102,175	111,924

		177,405	164,923

Foreign currencies:
Guarantees for performance of contracts		4,743,427	2,598,285
Guarantees for repayment of advances		41,420,622	28,008,786
Acceptances for letters of guarantee for importers letter		8,531	8,109
Acceptances on import credit memorandum		79,664	87,610
Others		2,205,304	1,136,710

		48,457,548	31,839,500

		48,634,953	32,004,423

Unconfirmed acceptances and guarantees:
Letters of credit		185,322	115,585
Guarantees for repayment of advances		41,127,003	30,186,672
Others		938,106	482,497

	(Won)	42,250,431	30,784,754

(b) As of December 31, 2008 and 2007, details of allowance for acceptances and guarantees outstanding are as follows:

	2008				2007
	Acceptances and guarantees		Allowance	Ratio (%)	Acceptances and guarantees	Allowance	Ratio (%)
	(in millions of Won)
Confirmed acceptances and guarantees:
Normal	(Won)	48,048,213	313,473	0.65	31,995,784	241,080	0.75
Precautionary		579,331	52,650	9.09	8,639	725	8.39
Doubtful		7,409	3,506	47.32	—	—	—

		48,634,953	369,629	0.76	32,004,423	241,805	0.76

Unconfirmed acceptances and guarantees:
Normal		41,749,643	73,765	0.18	30,782,202	59,065	0.19
Precautionary		500,722	17,969	3.59	2,552	86	3.37
Doubtful		66	13	19.70	—	—	—

		42,250,431	91,747	0.22	30,784,754	59,151	0.19

	(Won)	90,885,384	461,376	0.51	62,789,177	300,956	0.48

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Changes in allowance for acceptances and guarantees for the years ended December 31, 2008 and 2007, are as follows:

	2008		2007
	(in millions of Won)
Beginning balance	(Won)	300,956	253,543
Provision for allowance for losses		59,489	44,164
Changes in foreign exchange rates and others		100,931	3,249

Ending balance	(Won)	461,376	300,956

(d) Acceptances and guarantees classified by industry as of December 31, 2008 and 2007 are as follows:

	2008
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	42,907,630	88.22	40,533,776	95.94	83,441,406	91.81
Construction		3,902,748	8.03	712,377	1.69	4,615,125	5.08
Finance and insurance		608,218	1.25	6,221	0.01	614,439	0.68
Wholesale and retail		292,720	0.60	21,064	0.05	313,784	0.34
Service		266,291	0.55	59,364	0.14	325,655	0.36
Others		657,346	1.35	917,629	2.17	1,574,975	1.73

	(Won)	48,634,953	100.00	42,250,431	100.00	90,885,384	100.00

	2007
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	29,361,751	91.75	30,067,035	97.67	59,428,786	94.65
Construction		1,818,126	5.68	214,816	0.70	2,032,942	3.24
Finance and insurance		512,742	1.60	9,711	0.03	522,453	0.83
Wholesale and retail		147,280	0.46	30,845	0.10	178,125	0.28
Service		16,788	0.05	24,632	0.08	41,420	0.07
Others		147,736	0.46	437,715	1.42	585,451	0.93

	(Won)	32,004,423	100.00	30,784,754	100.00	62,789,177	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(e) Acceptances and guarantees classified by risk-possessive country as of December 31, 2008 and 2007 are as follows:

	2008
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	47,628,026	97.93	41,316,534	97.79	88,944,560	97.86
India		177,661	0.37	289,703	0.69	467,364	0.51
Yemen		146,446	0.30	54,754	0.13	201,200	0.22
Hong Kong		100,600	0.21	—	—	100,600	0.12
Iran		62,599	0.12	1,845	0.00	64,444	0.07
Japan		8,961	0.02	—	—	8,961	0.01
Uzbekistan		—	—	650	0.00	650	0.00

		48,124,293	98.95	41,663,486	98.61	89,787,779	98.79

Europe:
France		74,920	0.15	257,649	0.61	332,569	0.37
Greece		19,387	0.04	106,363	0.25	125,750	0.14
Turkey		53,093	0.11	—	—	53,093	0.06
England		24,740	0.05	—	—	24,740	0.02
Ukraine		—	—	13,606	0.03	13,606	0.01

		172,140	0.35	377,618	0.89	549,758	0.60

America:
Peru		80,794	0.16	88,968	0.22	169,762	0.19
USA		80,937	0.17	—	—	80,937	0.09
Mexico		51,768	0.11	167	0.00	51,935	0.06

		213,499	0.44	89,135	0.22	302,634	0.34
Africa:
Madagascar		125,021	0.26	120,192	0.28	245,213	0.27

	(Won)	48,634,953	100.00	42,250,431	100.00	90,885,384	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

	2007
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	31,570,682	98.65	30,304,070	98.44	61,874,752	98.54
India		113,041	0.35	53,139	0.17	166,180	0.27
Iran		57,532	0.18	1,376	0.00	58,908	0.09
Hong Kong		56,292	0.18	—	—	56,292	0.09
Japan		13,897	0.04	—	—	13,897	0.02
Uzbekistan		—	—	2,503	0.01	2,503	0.01
Vietnam		—	—	1,597	0.01	1,597	0.00

		31,811,444	99.40	30,362,685	98.63	62,174,129	99.02

Europe:
France		27,427	0.09	199,497	0.65	226,924	0.36
England		75,056	0.23	—	—	75,056	0.12
Turkey		41,049	0.13	3,473	0.01	44,522	0.07
Ukraine		—	—	20,875	0.07	20,875	0.03
Russia		—	—	15,151	0.05	15,151	0.03

		143,532	0.45	238,996	0.78	382,528	0.61

America:
Mexico		49,447	0.15	124	0.00	49,571	0.08

Africa:
Madagascar		—	—	182,949	0.59	182,949	0.29

	(Won)	32,004,423	100.00	30,784,754	100.00	62,789,177	100.00

(f) The ratio of allowance for acceptances and guarantees as of December 31, 2008, 2007 and 2006 are as follows:

	2008		2007	2006
	(in millions of Won)
Acceptances and guarantees subject to allowances	(Won)	90,885,384	62,789,177	45,707,794
Allowances		461,376	300,956	253,543

Ratio (%)		0.51	0.48	0.55

(g) Details of unused loan commitments and related allowances as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Unused line of credit for loan commitments	(Won)	9,369,833	7,402,213
Allowances		35,572	35,491

Ratio (%)		0.38	0.48

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(h) Changes in allowances for loan commitments for the years ended December 31, 2008 and 2007, are as follows:

	2008		2007
	(in millions of Won)
Beginning balance	(Won)	35,491	25,814
Provision for (reversal of) allowance		(11,081)	9,312
Changes in foreign exchange rates and others		11,162	365

Ending balance	(Won)	35,572	35,491

12. Retirement and Severance Benefits

Changes in retirement and severance benefits for years ended December 31, 2008 and 2007, are as follows:

	2008
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	30,096	5,972	5,132	30,936
National Pension Fund		(8)	—	(3)	(5)

	(Won)	30,088	5,972	5,129	30,931

	2007
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	27,509	5,930	3,343	30,096
National Pension Fund		(10)	—	(2)	(8)

	(Won)	27,499	5,930	3,341	30,088

13. Stockholders’ Equity

(a) Capital Stock

As of December 31, 2008, the authorized capital and paid-in capital of the Bank are (Won)4,000,000 million and (Won)3,958,755 million, respectively. The Bank’s capital has increased by (Won)650,000 million and (Won)3,000 million due to the Government’s contributions on December 18, 2008 and July 5, 2007, respectively. The Bank does not issue physical share certificates.

(b) Retained Earnings

i) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates twenty percent of net earnings for each accounting period as legal reserve until the accumulated reserve equals to its paid-in capital.

ii) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

14. Commitments and Contingencies

(a) Details of other commitments as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Confirmed acceptances and guarantees	(Won)	48,634,953	32,004,423
Unconfirmed acceptances and guarantees		42,250,431	30,784,754
Unused loan commitments		9,061,278	7,402,213
Other commitments		308,555	—
Written-off loans		183,322	136,318

	(Won)	100,438,539	70,327,708

(b) Litigations

As of December 31, 2008, six lawsuits were filed by the Bank with the aggregate claim amount of (Won)166,590 million, and seven lawsuits were filed against the Bank seeking aggregate damages of (Won)5,458 million. The Bank’s management expects that the ultimate losses as a result of these lawsuits will not have a significant impact on the Bank’s financial position or results of operations.

(c) Sale of the Shares of Korea Exchange Bank (“KEB”)

The Bank sold 30,865,792 shares of Korea Exchange Bank (“KEB”) to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share in the prior fiscal year.

In addition to the above transactions, under the mutual agreement between the Bank and LSF, the Bank has right to ask LSF (Tag) or be asked by LSF (Drag) for selling the Bank’s remaining holding shares of KEB to a counterparty at the same condition of LSF’s sale.

(d) MTN and CP programs

The Bank established a US$15,000,000 thousand Global Medium Term Note Program (the “GMTN”) on April 14, 2008, and US$4,000,000 thousand and US$2,000,000 thousand Commercial Paper programs on May 14, 1997 and May 16, 1997, respectively.

(e) Restructuring Program

The Bank reclassified the loan classification of the debtors included in the restructuring program, which were announced by the FSS(Financial Supervisory Service) on January 21, 2009, and recorded (Won)39,530 million in allowance for acceptances and guarantees. Further losses due to the restructuring program are expected.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

15. Derivative Instruments and Hedge Accounting

Details of derivative transactions as of, and for the years ended December 31, 2008 and 2007 are as follows:

	2008
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	951,051	951,051	—	9,738 (64,693)	9,738 (64,693)	— —	9,738 (64,693)
Currency swaps		8,373,476	2,952,784	5,420,692	314,648 (668,729)	131,917 (222,710)	182,731 (446,019)	453,087 (624,575)
Interest rate swaps		7,142,979	995,546	6,147,433	148,967 (477,967)	5,115 (31,686)	143,852 (446,281)	165,399 (569,799)

	(Won)	16,467,506	4,899,381	11,568,125	473,353 (1,211,389)	146,770 (319,089)	326,583 (892,300)	628,224 (1,259,067)

	2007
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	444,500	444,500	—	3,013 (6,489)	3,013 (6,489)	— —	3,013 (6,489)
Currency swaps		6,219,081	2,089,665	4,129,416	367,040 (16,273)	138,308 (8,201)	228,732 (8,072)	380,664 (16,068)
Interest rate swaps		5,925,283	800,003	5,125,280	65,328 (77,625)	1,562 (6,641)	63,766 (70,984)	18,431 (78,056)
Stock option		7,500	7,500	—	252	252	—	1,962

	(Won)	12,596,364	3,341,668	9,254,696	435,633 (100,387)	143,135 (21,331)	292,498 (79,056)	404,070 (100,613)

The Bank holds derivative instruments to hedge the interest rate and foreign exchange risks derived from its loan, debentures and borrowing activities. The notional amounts of unsettled derivative contracts and valuation gain or loss for hedge accounting purpose in the above table represent the derivative instruments accounted for using hedge accounting pursuant to the Interpretations on Financial Accounting Standards 53-70 “Accounting for Derivatives.”

Hedged items, for fair value hedge accounting purpose, consist of loans, debentures and borrowings. The Bank recognized gains of (Won)441,959 million and (Won)323,365 million from the hedged items, loans and debentures, in the income statement, respectively, for the years ended December 31, 2008.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

16. Interest Income and Expense

Average balances of the interest bearing asset and liability, and the related interest income and expense as of and for the years ended December 31, 2008 and 2007 are as follows:

	2008			2007
	Average balance		Interest income / expense	Average balance	Interest income / expense
	(in millions of Won)
Interest bearing assets:
Loans	(Won)	27,077,926	1,390,238	18,051,872	1,033,906
Due from banks		295,638	17,181	94,717	7,646
Securities		1	—	6,155	446

		27,373,565	1,407,419	18,152,744	1,041,998

Interest bearing liabilities:
Borrowings		4,467,393	189,579	1,996,313	91,675
Debentures		19,716,909	917,272	12,667,425	712,143

	(Won)	24,184,302	1,106,851	14,663,738	803,818

17. General and Administrative Expense

Details of general and administrative expense for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Financial management expenses:
Salaries and wages	(Won)	63,049	60,266
Others		32,022	28,950

Sub total		95,071	89,216

Funds management expenses		584	885

Other general and administrative expenses:
Severance benefits (note 12)		5,972	5,930
Special severance benefits		7,547	160
Depreciation (note 7)		3,325	3,593
Amortization expense of intangible assets (note 8)		2,352	2,040
Taxes and dues		3,583	1,893
Fund contributions		4,524	3,623

Sub total		27,303	17,239

Total general and administrative expenses	(Won)	122,958	107,340

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

18. Income Taxes

(a) The components of Income tax expense for years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Income tax—current	(Won)	173,900	58,680
Changes in deferred tax arising from temporary differences		(291,728)	7,527
Deferred tax expense adjusted to equity		219,313	(1,954)

Income tax expense	(Won)	101,485	64,253

(b) Deferred tax assets and liabilities are measured using the tax rate to be applied for the year in which temporary differences are expected to be realized, and the change in deferred tax assets (liabilities) due to the change in the income tax rate amounting to (Won)45,367 million of which (Won)(3,753) million was recognized directly to equity and (Won)49,120 million was recognized in current income tax expense.

(c) The reconciliation of income before income taxes and taxable income for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Net income before income tax	(Won)	195,459	248,535
Tax liability according to applicable rates		53,720	68,275
Adjustment
Tax-exempt benefits		(1,867)	(4,141)
Non-deduction expense		562	126
Tax effects of tax rate change		49,120	—
Adjustment of income tax final return		(50)	(7)

Income tax expense	(Won)	101,485	64,253

Effective tax rate (%)		51.92	25.85

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(d) Changes in significant accumulated temporary differences and tax effects for the for the years ended December 31, 2008 and 2007 were as follows:

	2008
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss (gain) on fair value hedges	(Won)	(92,376)	124,937	—		(217,313)
Depreciation		3,108	—	910		4,018
Retirement and severance benefits		19,244	—	2,313		21,557
Allowance for loan losses		268,000	—	35,380		303,380
Gain on valuation of equity method accounted investments		(22,032)	2,284	—		(24,316)
Loss on valuation of derivatives		77,850	—	552,993		630,843
Gain on valuation of derivatives		(33,667)	223,256	—		(256,923)
Available-for-sale securities (KEB)		(114,692)	4,293	—		(118,985)
Debt-to-equity swap		83,954	15,351	—		68,603
Allowance for acceptances and guarantees		300,956	—	160,419		461,375
Allowance for unused loan commitments		35,491	—	81		35,572
Others		18,295	—	59,970		78,265

Total temporary differences	(Won)	544,131	370,121	812,066		986,076

Tax effects of temporary differences						222,051
The deferred tax effects that were directly charged to equity						(15,011)

Deferred income tax assets					(Won)	207,040

	2007
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss (gain) on fair value hedges	(Won)	(64,118)	28,258	—		(92,376)
Depreciation		2,160	—	948		3,108
Retirement and severance benefits		16,241	—	3,003		19,244
Allowance for loan losses		308,736	40,736	—		268,000
Gain on valuation of equity method accounted investments		(18,675)	3,357	—		(22,032)
Loss on valuation of derivatives		86,751	8,901	—		77,850
Gain on valuation of derivatives		(43,119)	—	9,452		(33,667)
Available-for-sale securities (KEB)		(114,692)	—	—		(114,692)
Debt-to-equity swap		98,913	14,959	—		83,954
Allowance for acceptances and guarantees		253,543	—	47,413		300,956
Allowance for unused loan commitments		25,814	—	9,677		35,491
Others		12,352	—	5,943		18,295

Total temporary differences	(Won)	563,906	96,211	76,436		544,131

Tax effects of temporary differences						149,636
The deferred tax effects that were directly charged to equity						(234,324)

Deferred income tax liabilities					(Won)	(84,688)

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(e) The deferred tax assets and liabilities that were directly charged or credited to equity for the years ended December 31, 2008 and 2007 are as follows:

	2008			2007
	Amount		Deferred Income Tax Assets (Liabilities)	Amount	Deferred Income Tax Assets (Liabilities)
	(In millions of Won)
Valuation gain on available-for-sale securities	(Won)	(778,368)	218,214	9,030	(2,483)
Valuation gain on equity securities accounted for by the equity method		(5,487)	1,099	(1,920)	528

	(Won)	(783,855)	219,313	7,110	(1,955)

19. Foreign Currency Denominated Assets and Liabilities

(a) Details of assets denominated in foreign currencies as of December 31, 2008 and 2007 are as follows:

	2008		2007
	In foreign currency (USD)	In local currency (Won)	In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Due from banks	19,804	24,903	92,525	86,807
Securities accounted for equity method	81,165	102,066	99,096	92,972
Call loans	1,070,223	1,345,805	1,115,417	1,046,484
Bills bought	376,183	473,050	577,496	541,807
Loans	19,422,814	24,424,188	16,079,924	15,086,185
Advance for customers	2,010	2,527	834	782

	20,972,199	26,372,539	17,965,292	16,855,037

(b) Details of liabilities denominated in foreign currencies as of December 31, 2008 and 2007 are as follows:

	2008		2007
	In foreign currency (USD)	In local currency (Won)	In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Call money	317,876	399,729	120,000	112,584
Borrowings	3,545,583	4,458,570	1,840,412	1,726,675
Debentures	15,138,608	19,036,800	14,969,714	14,044,585

	19,002,067	23,895,099	16,930,126	15,883,844

Foreign currencies other than U.S. Dollar are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd. (see note 2).

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

20. Comprehensive Income

Comprehensive income for the years ended December 31, 2008 and 2007 was as follows:

	2008		2007
	(in millions of Won)
Net income	(Won)	93,974	184,282
Other comprehensive income:
Unrealized gain (loss) on available-for-sale securities		(560,154)	6,547
Unrealized holding loss on equity method accounted investment securities.		(4,388)	(1,392)

Comprehensive income	(Won)	(470,568)	189,437

21. Dividends

(a) Dividends for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Government of Korea	(Won)	—	14,807
The Bank of Korea		—	8,668
The Korea Development Bank		—	1,142

	(Won)	—	24,617

(b) Payout ratios for the years ended December 31, 2008 and 2007 are calculated as follows:

	2008		2007
	(in millions of Won)
Dividends in Won	(Won)	—	24,617
Net earning in Won		93,974	184,282

Payout ratios (%)		0.00%	13.36%

22. Related Party Transactions

(a) The Bank has the following related parties, which are all consolidating subsidiaries, as of December 31, 2008 and 2007.

			Capital
	No. of shares	Ownership (%)	2008		2007
			(in millions of Won)
KEXIM Bank UK Limited	20,000,000	100.00	(Won)	36,353	37,482
KEXIM Vietnam Leasing Co.	—	100.00		16,348	12,197
PT. KOEXIM Mandiri Finance	442	85.00		5,970	5,195
KEXIM Asia Limited	30,000,000	100.00		37,725	28,146

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(b) Significant balances and transactions with the related parties as of and for the year ended December 31, 2008 are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	12,575	243,955	256,530
KEXIM Vietnam Leasing Co.		84,253	—	84,253
PT. KOEXIM Mandiri Finance		122,229	—	122,229
KEXIM Asia Limited		106,888	82,199	189,087

	(Won)	325,945	326,154	652,099

	Borrowing in foreign currencies		Debentures in foreign currencies	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	—	6,288	6,288
KEXIM Asia Limited		27,878	—	27,878

	(Won)	27,878	6,288	34,166

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	5,194	293	20
KEXIM Vietnam Leasing Co.		3,258	—	3
PT. KOEXIM Mandiri Finance		4,717	—	—
KEXIM Asia Limited		4,468	124	23

	(Won)	17,637	417	46

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Significant balances and transactions with the related parties as of and for the year ended December 31, 2007, respectively, are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	113,522	4,144	117,666
KEXIM Vietnam Leasing Co.		57,699	—	57,699
PT. KOEXIM Mandiri Finance		93,820	—	93,820
KEXIM Asia Limited		95,172	—	95,172

	(Won)	360,213	4,144	364,357

	Debentures in foreign currencies
	(in millions of Won)
Liabilities
KEXIM Bank UK Limited	(Won)	4,691

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	6,204	321	58
KEXIM Vietnam Leasing Co.		2,829	—	5
PT. KOEXIM Mandiri Finance		4,348	—	—
KEXIM Asia Limited		3,167	—	9

	(Won)	16,548	321	72

23. Statements of Cash Flows

(a) The Bank prepares the statements of cash flows using the indirect method. The cash flows from the Bank’s major business activities including loans and investments in securities related transactions are classified as operating activities while the cash flows from borrowing activities are classified as financing activities.

(b) Due from banks in the statements of cash flows as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Due from banks in local currency	(Won)	206,776	22,557
Restricted due from banks		—	(2,576)
Due from banks in foreign currencies		24,903	86,807

	(Won)	231,679	106,788

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

(c) Significant transactions not involving cash inflows or outflows for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Change in gain on valuation of available-for-sale securities	(Won)	560,154	6,547
Change in unrealized holding loss on equity method investment securities		4,388	1,392
Debt for equity swap		210	24,108
Capital injection by securities.	(Won)	650,000	—

24. Employee Welfare

The Bank provides employee welfare programs including housing loans, cafeteria, scholarship, medical insurance, worker’s compensation, gym and recreational facilities. The Bank’s expenses on the employee welfare programs for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Meal expenses	(Won)	115	106
Medical expenses		310	273
Fringe benefits		6,282	5,357
Healthcare expenses		366	342

	(Won)	7,073	6,078

25. Computation of Value-added

Information required for the computation of value-added for the years ended December 31, 2008 and 2007 are as follows:

	2008		2007
	(in millions of Won)
Salaries and wages	(Won)	63,049	60,266
Rent expenses		678	583
Depreciation		3,325	3,593
Amortization expense for intangible assets		2,352	2,040
Taxes and dues		3,583	1,893

	(Won)	72,987	68,375

26. Events after the balance sheet date

On January 2, 2009, Korean government invested (Won)40,000 million of cash in the Bank. On January 30, 2009, the Bank’s authorized capital increased from (Won)4,000,000 million won to (Won)8,000,000 million won through the amendment of Export-Import Bank of Korea Law, and the Korean government contributed additional (Won)260,000 million of cash in the Bank. As a result, the Korean government’s ownership interest in the Bank increased from 66.69% to 69.04%.

27. Date of Authorization for Issue

The 2008 financial statements were authorized for issue at the operations committee held on February 27, 2009.

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History

Dr. Rhee Seungman, who was elected President in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun.

Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh and his supporters left the Millennium Democratic Party in 2003 and formed a new party, the Uri Party, in November 2003. On August 15, 2007, 85 members of the National Assembly, previously belonging to the Uri Party, or the Democratic Party, formed the United New Democratic Party (the “UNDP”). The Uri Party merged into the UNDP in August 20, 2007.

In December 2007, the country elected Lee Myung-Bak as President. He commenced his term on February 25, 2008. The Lee administration’s key policy priorities include:

•	pursuing a lively market economy through deregulation, free trade and the attraction of foreign investment;

•	establishing an efficient government by reorganizing government functions and privatizing state-owned enterprises;

•	taking initiatives on the denuclearization of North Korea;

•	seeking a productive welfare system based on customized welfare benefits and job training; and

•	strengthening the competitiveness of Korea’s education system.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong Presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In the case of martial law, the President may declare martial law without the consent of the National Assembly; provided, however, that the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices Act provide for the direct election of about 82% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election or receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the conference of Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Incheon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

Currently, there are two major political parties, the Grand National Party, or GNP, and the United New Democratic Party, or UNDP. The 18th legislative general election was held on April 9, 2008 and the term of the National Assembly members elected in the 18th legislative general election commenced on May 30, 2008.

As of March 31, 2009, the parties control the following number of seats in the National Assembly:

	GNP	UNDP	Others	Total
Number of Seats	170	83	41	294

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 650,000 regular troops and almost 3.0 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. In addition, the United States has historically maintained its military presence in the Republic. In October 2004, the United States and the Republic agreed to a three-phase withdrawal of approximately one-third of the 37,500 troops stationed in the Republic by the end of 2008. By the end of 2004, 5,000 U.S. troops departed the Republic in the first phase of such withdrawal and in the plan’s second phase, the United States removed 5,000 troops by the end of 2006. In the final phase, another 2,500 U.S. troops were scheduled to depart by the end of 2008. In April 2008, however, the United States and the Republic decided not to proceed with the final phase of withdrawal and agreed to maintain 28,500 U.S. troops in the Republic. In February 2007, the United States and the Republic agreed to dissolve their joint command structure by 2012, which would allow the Republic to assume the command of its own armed forces in the event of war on the Korean peninsula.

The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In recent years, there have been heightened security concerns stemming from North Korea’s nuclear weapons and long-range missile programs and increased uncertainty regarding North Korea’s actions and possible responses from the international community. In December 2002, North Korea removed the seals and surveillance equipment from its Yongbyon nuclear power plant and evicted inspectors from the United Nations International Atomic Energy Agency. In January 2003, North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty. Since the renouncement, the Republic, the United States, North Korea, China, Japan and Russia have held numerous rounds of six party multi-lateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program.

In addition to conducting test flights of long-range missiles, North Korea announced in October 2006 that it had successfully conducted a nuclear test, which increased tensions in the region and elicited strong objections worldwide. In response, the United Nations Security Council passed a resolution that prohibits any United Nations member state from conducting transactions with North Korea in connection with any large scale arms and material or technology related to missile development or weapons of mass destruction and from providing luxury goods to North Korea, imposes an asset freeze and travel ban on persons associated with North Korea’s weapons program, and calls upon all United Nations member states to take cooperative action, including thorough inspection of cargo to or from North Korea. In response, North Korea agreed in February 2007 at the six-party talks to shut down and seal the Yongbyon nuclear facility, including the reprocessing facility, and readmit international inspectors to conduct all necessary monitoring and verifications. In October 2007, the Republic and North Korea held a summit meeting to discuss easing tensions and fostering peace on the Korean peninsula. Mr. Lee Myung-Bak, who became the President of the Republic in February 2008, has announced that he is open to dialogue with North Korea to discuss various issues, including North Korea’s nuclear weapons program. In October 2008, North Korea agreed to a series of denuclearization verification measures, following the removal of North Korea from a list of state sponsors of terrorism maintained by the United States. On March 9, 2009, North Korea suspended transport of personnel and materials via land route in and out of Gaeseong Industrial Complex as a protest against an annual joint military exercise by the Republic and the

United States, but fully reopened the borders on March 17, 2009. On April 5, 2009, North Korea launched a long-range rocket over the Pacific Ocean, claiming that the launch intended to put an orbital satellite into space. Fearing that the rocket launch may have been an attempt to test North Korea’s long-range missile technology, the Republic, Japan and the United States have responded that the launch poses a threat to neighboring nations, and that it was in violation of the United Nations Security Council resolution adopted in 2006 against nuclear tests by North Korea. On April 13, 2009, the United Nations Security Council unanimously passed a resolution that condemned North Korea for the launch and decided to tighten sanctions against North Korea. On April 14, 2009, North Korea announced that it would permanently pull out of nuclear disarmament talks and restart its nuclear program. The International Atomic Energy Agency said its inspectors had been ordered to remove surveillance devices and other equipment at the Yongbyon nuclear plant, and to leave North Korea as soon as possible. There can be no assurance that these developments will not escalate the level of tensions between the Republic and North Korea and that such escalation will not have a material adverse impact on the Republic’s political and economic conditions.

There can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements;

•	the World Trade Organization, or WTO; and

•	the Inter-American Development Bank, or IDB.

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997 and Current Worldwide Economic and Financial Difficulties

In 1997 and 1998, Korean companies, banks and other financial institutions experienced financial difficulties brought on by a number of factors, including among others, excessive investment and high levels of foreign currency and Won currency debt incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also adversely affected the Korean economy. The Korean economy, however, has recovered since 1998, as the Government implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties it experienced in 1997 and 1998.

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	1997		1998		1999		2000		2001		2002		2003		2004		2005		2006		2007		2008
	(billions of dollars and trillions of Won, except percentages)
GDP Growth (1)		4.7%		(6.9)%		9.5%		8.5%		4.0%		7.2%		2.8%		4.6%		4.0%		5.2%		5.1%		2.2	% (4)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.5%		3.6%		2.8%		2.2%		2.5%		4.7%
Unemployment (2)		2.6%		7.0%		6.3%		4.4%		4.0%		3.3%		3.6%		3.7%		3.7%		3.5%		3.2%		3.2%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0		$29.4		$23.2		$16.1		$14.6 (4)		$(13.3	) (4)
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4		$199.1		$210.4		$239.0		$262.2		$201.2
External Liabilities (3)		$174.2		$163.8		$152.9		$148.5		$130.4		$143.0		$161.6		$172.3		$187.9		$260.1		$383.2		$380.5
Fiscal Balance	(Won)	(7.0)	(Won)	(18.8)	(Won)	(13.1)	(Won)	6.5	(Won)	7.3	(Won)	22.7	(Won)	7.6	(Won)	5.2	(Won)	3.5	(Won)	3.6	(Won)	33.8	(Won)	11.9

(1)	Starting from March 2009, the Republic began calculating GDP by the “chain-linked” method, instead of the previous constant market price method, and republished annual GDP figures using the new method starting from 2000. As such, the GDP growth from 1997 to 2000 are presented at constant market prices, and the GDP growth from 2001 to 2008 are presented at chained 2005 year prices. See “—Gross Domestic Product” for a description of the change in methodology.
(2)	Average for year.
(3)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “—Debt—External Debt” for a description of the changes in the criteria.
(4)	Preliminary data.

Source: The Bank of Korea.

The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery, reforms and developments included the following:

•

Financial condition of Korean companies. A significant number of Korean companies, including member companies of the conglomerates known as “chaebols” that dominate the Korean economy, struggled financially due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. Many of these Korean companies failed beginning in early 1997, including the Hanbo Group, the Sammi Group, the Kia Group and the Jinro Group. Following the series of corporate failures in the late 1990s, other Korean companies underwent corporate restructuring, including the Daewoo Group, Hynix Semiconductor, SK Networks and LG Card.

•

Financial condition of Korean banks and other financial institutions. The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and consideration of non-market oriented factors in making lending decisions. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods. Through recapitalization, the Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank. The

Government subsequently sold its controlling interest in Korea First Bank, Seoul Bank and Chohung Bank, each of which was later merged into or sold to other banks. Korean financial institutions have also voluntarily pursued mergers and acquisitions.

•

Foreign currency reserves. The Government’s foreign currency reserves fell to US$20.4 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, due mainly to repatriations by foreign investors of their investments in the Republic and reduced availability of credit from foreign sources. Since the end of 1997, however, the Government’s foreign currency reserves continued to increase, reaching US$262.2 billion as of December 31, 2007, due primarily to continued trade surpluses and capital inflows. In 2008, the Government’s foreign currency reserves decreased, falling to US$201.2 billion as of December 31, 2008, partially as a result of the Government’s use of the foreign currency reserve to provide foreign currency liquidity to Korean financial institutions and to defend the value of the Won against depreciation. The amount of the Government’s foreign currency reserve was US$201.5 billion as of February 28, 2009.

•

Credit rating changes. From October 1997 to January 1998, the rating agencies downgraded the Republic’s credit ratings, with Moody’s Investor Service, Inc., or Moody’s, downgrading the Republic’s long-term foreign currency rating on bond obligations from A1 to Ba1, Standard & Poor’s Ratings Services, or Standard & Poor’s, downgrading the Republic’s long-term foreign currency rating from AA- to B+ and Fitch International Banking Credit Agency, or Fitch, downgrading the Republic’s long- term currency rating from AA- to B-. Since that time, the rating agencies have raised the country’s ratings significantly, with Moody’s upgrading the Republic’s long-term foreign currency rating to A3, Standard and Poor’s to A- and Fitch to A in 2002. In 2003, Moody’s changed its outlook on the long- term foreign currency rating of Korea to negative from positive due primarily to the heightened security concerns stemming from North Korea’s nuclear weapons program. In 2004, Moody’s changed its outlook on the long-term foreign currency rating of the Republic to stable from negative due primarily to the Republic’s continued stability in its public-sector debt position. In July 2005, Standard & Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A. In October 2005, Fitch raised the Republic’s long-term foreign currency rating from A to A+. In April 2006, Moody’s changed its outlook on the long-term foreign currency rating of Korea to positive from stable. In July 2007, Moody’s upgraded the Republic’s long-term foreign currency rating from A3 to A2. In November 2008, Fitch changed its outlook on the long-term foreign currency rating of Korea from stable to negative.

•

Interest rate fluctuations. In late 1997 and 1998, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, due to adverse economic conditions and the depreciation of the Won. Since the fourth quarter of 1998, interest rates fell significantly, primarily driven by improved economic conditions and The Bank of Korea’s interest rate policy. The Bank of Korea gradually raised the benchmark rate between October 2005 and August 2008 to cope with inflationary pressures. During the fourth quarter of 2008 and the first quarter of 2009, The Bank of Korea decreased the rate by a total of 3.25% points to 2.00% in order to address financial market instability and to help combat the slowdown of the domestic economy.

•

Exchange rate fluctuations. Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997. Due to improved economic conditions and continued trade surpluses, the Won had generally appreciated against the U.S. dollar since the end of 1997, although that trend reversed in March 2008. During the period from January 2, 2008 through April 16, 2009, the value of the Won relative to the U.S. dollar declined by approximately 29.9%, due primarily to adverse economic conditions resulting from liquidity and credit concerns and volatility in the global credit and financial markets and repatriations by foreign investors of their investments in the Korean stock market. Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

•

Stock market volatility. The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to reach a high of 2,064.9 in late 2007 but since then the index declined. On April 16, 2009, the index was 1,336.7. Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Recent difficulties affecting the U.S. and global financial sectors, adverse conditions and volatility in the U.S. and worldwide credit and financial markets, fluctuations in oil and commodity prices and the general weakness of the U.S. and global economy have increased the uncertainty of global economic prospects in general and has adversely affected, and may continue to adversely affect, the Korean economy. During the second and third quarter of 2007, credit markets in the United States started to experience difficult conditions and volatility that in turn have affected worldwide financial markets. In particular, in late July and early August 2007, market uncertainty in the U.S. sub-prime mortgage sector increased dramatically and further expanded to other markets such as those for leveraged finance, collateralized debt obligations and other structured products. In September and October 2008, liquidity and credit concerns and volatility in the global credit and financial markets increased significantly with the bankruptcy or acquisition of, and government assistance to, several major U.S. and European financial institutions. These developments have resulted in reduced liquidity, greater volatility, widening of credit spreads and a lack of price transparency in the United States and global credit and financial markets.

As liquidity and credit concerns and volatility in the global financial markets have increased significantly since September 2008, the value of the Won relative to the U.S. dollar has depreciated at an accelerated rate. See “Monetary Policy—Foreign Exchange.” Such depreciation of the Won has increased the cost of imported goods and services and the Won revenue needed by Korean companies to service foreign currency-denominated debt. Furthermore, as a result of adverse global and Korean economic conditions, there has been a significant overall decline and continuing volatility in the stock prices of Korean companies. The Korea Composite Stock Price Index declined by 27.8% from 1,852.0 on May 30, 2008 to 1,336.7 on April 16, 2009. See “The Financial System—Securities Markets.” Further declines in the Korea Composite Stock Price Index and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may continue to adversely affect the value of the Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies to raise capital. In addition, recent increases in credit spreads, as well as limitations on the availability of credit resulting from heightened concerns about the stability of the markets generally and the strength of counterparties specifically that have led many lenders and institutional investors to reduce or cease funding to borrowers, have adversely affected Korean banks’ ability to borrow, particularly with respect to foreign currency funding. In the event that the current difficult conditions in the global credit markets continue, Korean banks may be forced to fund their operations at a higher cost or may be unable to raise as much funding as they need to support their lending and other activities.

In response to these developments, legislators and financial regulators in the United States and other jurisdictions, including Korea, have implemented a number of policy measures designed to add stability to the financial markets, including the provision of direct and indirect assistance to distressed financial institutions. In particular, the Government has implemented or announced, among other things, the following measures during the fourth quarter of 2008 and the first quarter of 2009:

•

in October 2008, the Government implemented a guarantee program to guarantee foreign currency- denominated debt incurred by Korean banks and their overseas branches between October 20, 2008 and June 30, 2009, up to an aggregate amount of US$100 billion, for a period of three years from the date such debt was incurred; In April 2009, the Government announced that it plans to submit to the National Assembly a proposal extending the guarantee program by six months to cover such debt incurred until December 31, 2009 and also extend the guarantee period up to five years from the date such debt was incurred;

•

in October 2008, The Bank of Korea established a temporary reciprocal currency swap arrangement with the Federal Reserve Board of the United States for up to US$30 billion, effective until April 30, 2009 (subsequently extended to October 30, 2009). The Bank of Korea has been providing U.S. dollar liquidity, through competitive auction facilities, to financial institutions established in Korea, using funds from the swap line;

•

in December 2008, a (Won)10 trillion bond market stabilization fund was established to purchase financial and corporate bonds and debentures in order to provide liquidity to companies and financial institutions;

•

in December 2008, The Bank of Korea agreed with the People’s Bank of China to establish a bilateral currency swap arrangement for up to (Won)38 trillion, effective for three years, and agreed with the Bank of Japan to increase the maximum amount of their bilateral swap arrangement from US$3 billion to US$20 billion, effective until April 30, 2009;

•	in December 2008, the Government announced that it would purchase non-performing loans held by savings banks, in the amount of up to (Won)1.3 trillion, through the Korea Asset Management Corporation;

•	in February 2009, the Government announced its plan to contribute capital to Korean banks through a (Won)20 trillion bank recapitalization fund and received applications from 14 banks;

•

during the fourth quarter of 2008 and the first quarter of 2009, The Bank of Korea decreased the policy rate by a total of 3.25% points to 2.00% in order to address financial market instability and to help combat the slowdown of the domestic economy; and

•

in March 2009, the Government announced that it plans to expand the 2009 national budget by (Won)28.9 trillion to provide stimulus for Korean economy. The stimulus plan includes (Won)17.7 trillion to be used for cash handouts, low-interest loans, infrastructure spending and job training, as well as (Won)11.2 trillion in various tax incentives.

However, the overall impact of these legislative and regulatory efforts on the financial markets is uncertain, and they may not have the intended stabilizing effects, and the Korean economy and financial market may continue to experience adverse conditions.

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current market prices and “real” or “inflation-adjusted” terms. In March 2009, the Republic adopted a method known as the “chain-linked” measure of GDP, replacing the previous fixed-base, or “constant” measure of GDP, to show the real growth of the aggregate economic activity, as recommended by the System of National Accounts 1993. GDP at current market prices values a country’s output using the actual prices of each year, whereas the “chain-linked” measure of GDP is compiled by using “chained indices” linking volume growth between consecutive time periods.

The following table sets out the composition of the Republic’s GDP at current and chained 2005 year prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product (1)

	2004	2005	2006	2007	2008 (3)	As % of GDP 2008 (3)
	(billions of Won)
Gross Domestic Product at Current Market Prices:
Private	435,060.4	465,430.5	494,917.6	530,264.1	557,594.7	54.5
Government	110,127.7	120,010.1	131,900.7	143,262.2	156,327.6	15.3
Gross Capital Formation	247,511.2	256,865.9	269,187.8	286,917.6	321,602.2	31.4
Exports of Goods and Services	338,059.1	339,756.8	360,625.3	408,754.1	541,266.4	52.9
Less Imports of Goods and Services	(303,678.4)	(316,377.6)	(348,022.9)	(394,026.2)	(553,949.1)	(54.1)
Statistical Discrepancy	(187.2)	(444.8)	135.3	(158.9)	1,095.9	0.1
Expenditures on Gross Domestic Product	826,892.7	865,240.9	908,743.8	975,013.0	1,023,937.7	100.0
Net Factor Income from the Rest of the World	2,434.0	(813.7)	1,390.3	1,800.9	6,698.6	0.7
Gross National Income (1)	829,326.7	864,427.3	910,134.2	976,813.9	1,030,636.3	100.7

Gross Domestic Product at Chained 2005 Year Prices:
Private	444,889.9	465,430.5	487,439.0	512,094.8	516,807.8	52.9
Government	115,040.5	120,010.1	127,908.9	134,806.9	140,487.9	14.4
Gross Capital Formation	251,136.1	256,865.9	268,215.8	277,729.0	279,956.2	28.6
Exports of Goods and Services	315,258.8	339,756.8	378,374.7	426,070.6	450,498.8	46.1
Less Imports of Goods and Services	(294,059.1)	(316,377.6)	(352,087.7)	(393,207.1)	(407,586.7)	(41.7)
Statistical Discrepancy	523.8	(444.8)	198.3	91.3	(453.2)	(0.0)
Expenditures on Gross Domestic Product (2)	832,305.3	865,240.9	910,048.9	956,514.5	977,786.5	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	2,503.1	(813.7)	1,341.6	1,622.9	5,901.4	—
Trading Gains and Losses from Changes in the Terms of Trade	12,709.7	0.0	(13,196.4)	(16,827.8)	(49,755.8)	—
Gross National Income (4)	847,525.0	864,427.3	898,194.2	941,317.3	933,941.8	—
Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	7.8	4.6	5.0	7.3	5.0	—
At Chained 2005 Year Prices	4.6	4.0	5.2	5.1	2.2	—

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add to the total GDP.
(3)	Preliminary.
(4)	Under the “chain-linked” measure of Gross National Income, the components of Gross National Income will not necessarily add to the total Gross National Income.

Source: National Accounts Year 2009; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and chained 2005 year prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2004	2005	2006	2007	2008 (1)	As % of GDP 2008 (1)
	(billions of Won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	27,681.0	25,853.0	25,751.2	25,208.8	23,441.1	2.3
Mining and Manufacturing	207,585.1	215,639.1	222,865.9	240,612.1	260,824.1	25.5
Mining and Quarrying	1,759.2	1,992.9	1,925.8	2,001.2	2,185.9	0.2
Manufacturing	205,825.9	213,646.2	220,940.1	238,610.9	258,638.2	25.3
Electricity, Gas and Water	17,497.3	17,611.5	18,546.9	19,155.3	16,398.6	1.6
Construction	57,833.2	59,284.5	61,359.3	64,979.0	64,616.8	6.3
Services:	431,235.4	457,510.7	486,162.9	524,826.9	555,050.5	54.2
Wholesale and Retail Trade, Restaurants and Hotels	79,350.9	82,469.7	87,320.8	93,405.5	101,054.2	9.9
Transportation, Storage and Communication	34,632.4	35,292.2	36,424.2	40,070.5	40,283.1	3.9
Financial Intermediation	49,868.2	53,394.8	55,234.7	61,114.0	60,723.5	5.9
Real Estate, Renting and Business Activities	60,754.6	63,215.4	65,534.7	69,435.7	73,012.1	7.1
Information, Communication	33,820.5	36,255.7	37,969.9	39,198.1	39,979.3	3.9
Business Activities	35,336.3	37,892.5	41,292.3	45,056.0	49,911.7	4.9
Public Administration and Defense; Compulsory Social Security	44,435.4	48,200.9	52,262.6	55,515.9	59,655.9	5.8
Education	43,281.4	46,502.1	51,036.7	55,554.4	59,963.0	5.9
Health and Social Work	25,618.1	28,558.2	31,617.7	35,451.6	38,653.2	3.8
Culture and Entertainment Services	9,436.7	10,110.7	10,859.2	12,209.1	12,987.4	1.3
Other Service Activities	14,700.9	15,609.5	16,610.1	17,816.1	18,827.1	1.8
Taxes less subsidies on products	85,060.7	89,351.3	94,057.8	100,231.0	103,606.6	10.1
Gross Domestic Product at Current Prices	826,892.7	865,240.9	908,743.8	975,013.0	1,023,937.7	100.0
Net Factor Income from the Rest of the World	2,434.0	(813.7)	1,390.3	1,800.9	6,698.6	0.7
Gross National Income at Current Price	829,326.7	864,427.3	910,134.2	976,813.9	1,030,636.3	100.7

(1)	Preliminary.

Source: National Accounts Year 2009; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at chained 2005 year prices)

	2004	2005	2006	2007	2008 (1)	As % of GDP 2008 (1)
	(billions of Won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,511.6	25,853.0	26,240.2	27,294.0	28,786.9	2.9
Mining and Manufacturing	203,173.0	215,639.1	232,884.5	249,317.9	256,954.2	26.3
Mining and Quarrying	2,001.7	1,992.9	1,991.9	1,909.8	1,935.2	0.2
Manufacturing	201,171.3	213,646.2	230,892.6	247,408.1	255,019.0	26.1
Electricity, Gas and Water	16,393.5	17,611.5	18,332.9	19,026.2	19,997.3	2.0
Construction	59,437.9	59,284.5	60,564.4	62,134.9	60,660.3	6.2

Services:	441,863.0	457,501.7	477,658.0	502,050.0	514,717.6	52.6
Wholesale and Retail Trade, Restaurants and Hotels	80,748.8	82,469.7	85,792.6	90,291.3	91,487.5	9.4
Transportation, Storage and Communication	34,378.7	35,292.2	37,082.6	39,136.8	40,506.3	4.1
Financial Intermediation	50,524.0	53,394.8	55,611.7	61,614.4	64,136.4	6.6
Real Estate, Renting and Business Activities	61,159.8	63,215.4	64,603.9	65,524.8	66,395.2	6.8
Information, Communication	33,991.3	36,255.7	38,238.7	39,664.7	40,830.8	4.2
Business Activities	37,114.8	37,892.5	39,720.8	41,800.2	42,837.6	4.4
Public Administration and Defense: Compulsory Social Security	46,897.2	48,200.9	50,520.8	52,183.9	53,135.4	5.4
Education	45,469.5	46,502.1	48,532.9	49,971.2	51,089.0	5.2
Health and Social Work	26,789.0	28,558.2	30,389.3	32,905.8	34,649.6	3.5
Culture and Entertainment Services	9,753.3	10,110.7	10,744.2	11,781.1	12,181.0	1.2
Other Service Activities	15,036.6	15,609.5	16,420.5	17,175.8	17,468.8	1.8
Taxes less subsidies on products	86,162.2	89,351.3	94,368.8	96,992.4	97,297.7	10.0
Gross Domestic Product at Market Prices (2)	832,305.3	865,240.9	910,048.9	956,514.5	977,786.5	100.0

(1)	Preliminary.
(2)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add to the total GDP.

Source: National Accounts Year 2009; The Bank of Korea.

GDP growth in 2004 was 4.6% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.0% and gross domestic fixed capital formation increased by 2.1%, each compared with 2003.

GDP growth in 2005 was 4.0% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 4.6% and gross domestic fixed capital formation increased by 1.9%, each compared with 2004.

GDP growth in 2006 was 5.2% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 5.1% and gross domestic fixed capital formation increased by 3.4%, each compared with 2005.

GDP growth in 2007 was 5.1% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 5.1% and gross domestic fixed capital formation increased by 4.2%, each compared with 2006.

Based on preliminary data, GDP growth in 2008 was 2.2% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.6% and gross domestic fixed capital formation decreased by 1.7%, each compared with 2007.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

(2005 = 100)

	Index Weight (1)	2004	2005	2006	2007	2008
All Industries	10,000.0	94.0	100	108.4	115.9	119.4
Mining and Manufacturing	9,458.5	94.1	100	108.6	116.3	119.7
Mining	36.5	108.4	100	95.8	91.5	80.9
Petroleum, Crude Petroleum and Natural Gas	8.7	113.9	100	93.4	82.1	65.7
Metal Ores	0.5	103.6	100	113.2	171.0	154.8
Non-metallic Minerals	27.3	108.1	100	96.3	93.0	84.4
Manufacturing	9,422.0	94.0	100	108.7	116.4	119.9
Food Products	479.2	100.2	100	101.7	101.8	100.5
Beverage Products	159.0	101.4	100	99.4	101.7	104.7
Tobacco Products	55.1	124.2	100	111.9	116.2	120.8
Textiles	226.0	114.2	100	100.2	98.9	91.2
Wearing Apparel, Clothing Accessories and Fur Articles	174.6	94.8	100	109.6	116.3	117.2
Tanning and Dressing of Leather, Luggage and Footwear	47.9	110.8	100	102.5	100.5	95.7
Wood and Products of Wood and Cork (Except Furniture)	46.7	104.5	100	109.6	107.1	100.0
Pulp, Paper and Paper Products	145.0	99.4	100	102.1	104.8	103.3
Printing and Reproduction of Recorded Media	77.0	106.8	100	102.0	101.8	110.6
Coke, hard-coal and lignite fuel briquettes and Refined Petroleum Products	315.2	96.9	100	101.3	102.5	103.2
Chemicals and Chemical Products	772.2	98.6	100	102.5	109.6	110.4
Pharmaceuticals, Medicinal Chemicals and Botanical Products	187.1	89.5	100	111.2	120.6	130.3
Rubber and Plastic Products	434.2	98.1	100	106.8	113.0	109.2
Non-metallic Minerals	309.9	107.0	100	106.1	112.2	113.4
Basic Metals	753.2	99.7	100	103.7	108.4	109.1
Fabricated Metal Products	490.8	101.6	100	106.3	112.0	116.0
Electronic Components, Computer, Radio, Television and Communication Equipment and Apparatuses	1,970.4	85.0	100	122.3	138.9	152.0
Medical, Precision and Optical Instruments, Watches and Clocks	102.8	105.6	100	107.3	112.5	116.9
Electrical Equipment	449.5	96.6	100	100.3	104.8	111.5
Other Machinery and Equipment	737.5	97.0	100	109.5	120.4	119.8
Motor Vehicles, Trailers and Semitrailers	1,101.2	92.2	100	108.0	114.8	110.6
Other Transport Equipment	254.3	92.9	100	108.3	115.9	145.1
Furniture	79.0	102.7	100	101.4	100.6	96.6
Other Products	54.2	113.7	100	94.8	93.9	78.3
Electricity, Gas	541.5	93.3	100	104.1	108.8	114.6
Publishing activities	109.3	105.8	100	101.2	96.0	94.8
Total Index (including Publishing Activities)	10,109.3	94.2	100	108.3	115.7	119.2

(1)	Index weights were established on the basis of an industrial census in 2005 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

Source: National Statistical Office.

Industrial production increased by 10.3% in 2004 primarily due to increased exports and domestic consumption recovery. Industrial production increased by 6.4% in 2005 primarily due to strong exports and increased domestic consumption. Industrial production increased by 8.4% in 2006 primarily due to increased exports and domestic consumption. Industrial production increased by 6.9% in 2007 primarily due to solid export growth and domestic consumption. Industrial production growth was only 3.0% in 2008 primarily due to a slowdown in growth of exports and domestic consumption as a result of adverse global and Korean economic conditions beginning in the second half of 2008.

Manufacturing

The manufacturing sector increased production by 10.7% in 2004, 6.4% in 2005, 8.7% in 2006 and 7.1% in 2007. In 2008, the manufacturing sector increased production by 3.0%.

Light Industry. In 2004, light industry recorded a 0.6% decrease due to decreased production of food products, textile, apparel and furniture. In 2005, light industry recorded a 2.6% decrease due to decreased production of textile, wood products, publishing and printing, furniture and non-metallic mineral products. In 2006, light industry recorded a 3.6% increase. In 2007, light industry recorded a 2.0% increase. In 2008, light industry recorded a decrease of 2.1%.

Automobiles. In 2004, automobile production increased by 11.6%, domestic sales recorded a decrease of 11.3% and exports recorded an increase of 39.0%, compared with 2003. In 2005, automobile production increased by 8.5%, domestic sales recorded an increase of 10.0% and exports recorded an increase of 11.0%, compared with 2004. In 2006, automobile production increased by 8.0%, domestic sales recorded an increase of 9.7% and exports recorded an increase of 11.6%, compared with 2005. In 2007, automobile production increased by 6.3%, domestic sales recorded an increase of 6.7% and exports recorded an increase of 13.2%, compared with 2006. In 2008, automobile production decreased by 3.7% compared with 2007 primarily due to a decrease in the domestic and global demand for automobiles as a result of adverse global and Korean economic conditions.

Electronics. In 2004, electronics production increased by 27.2% and exports increased by 27.4%, each compared with 2003 primarily due to growth in exports of semiconductor memory chips and global information technology products. In 2004, export sales of semiconductor memory chips constituted approximately 10.4% of the Republic’s total exports. In 2005, electronics production increased by 17.6% and exports increased by 16.5%, each compared with 2004 primarily due to continued growth in exports of semiconductor memory chips and global information technology products. In 2005, export sales of semiconductor memory chips constituted approximately 10.5% of the Republic’s total exports. In 2006, electronics production increased by 22.3% and exports increased by 18.6%, each compared with 2005. In 2006, export sales of semiconductor memory chips constituted approximately 11.5% of the Republic’s total exports. In 2007, electronics production increased by 13.6% and exports increased by 13.7%, each compared with 2006. In 2007, export sales of semiconductor memory chips constituted approximately 10.5% of the Republic’s total exports. In 2008, electronics production increased by 9.4% and exports increased by 8.9%, each compared with 2007. In 2008, export sales of semiconductor memory chips constituted approximately 7.8% of the Republic’s total exports.

Iron and Steel. In 2004, crude steel production totaled 47.5 million tons, an increase of 2.6% from 2003. Domestic sales increased by 4.1% and exports increased by 44.4% due to increased demand in China. In 2005, crude steel production totaled 47.8 million tons, an increase of 0.6% from 2004. Domestic sales decreased by 0.2% and exports increased by 11.7% due to continued strong demand in China. In 2006, crude steel production totaled 48.5 million tons, an increase of 1.3% from 2005. Domestic sales increased by 5.7% and exports increased by 10.8%. In 2007, crude steel production totaled 51.5 million tons, an increase of 6.3% from 2006. Domestic sales increased by 10.6% and exports increased by 18.7%. In 2008, crude steel production totaled 53.5 million tons, an increase of 3.8% from 2007, while exports increased by 31.0%.

Shipbuilding. In 2004, the Republic’s shipbuilding orders amounted to 15.6 million compensated gross tons, a decrease of 2.5% compared to 2003. In 2005, the Republic’s shipbuilding orders amounted to 12.2 million compensated gross tons, a decrease of 21.8% compared to 2004. In 2006, the Republic’s shipbuilding orders amounted to 20.6 million compensated gross tons, an increase of 68.9% compared to 2005. In 2007, the Republic’s shipbuilding orders amounted to 33.0 million compensated gross tons, an increase of 60.2% compared to 2006. In 2008, the Republic’s shipbuilding orders amounted to 17.7 million compensated gross tons, a decrease of 46.4% compared to 2007. The shipbuilding industry is currently experiencing a downturn as a result of a decrease in ship orders due to adverse global economic conditions.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

In 2004, rice production decreased 8.2% from 2003 to 4.5 million tons. In 2005, rice production increased 11.1% from 2004 to 5.0 million tons. In 2006, rice production decreased 4.0% from 2005 to 4.8 million tons. Based on preliminary data, in 2007, rice production decreased 2.1% from 2006 to 4.7 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. In 2004, 2005, 2006 and 2007, the Republic’s self sufficiency ratio was 50.3%, 54.0%, 53.6% and 51.1%, respectively.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

In 2004, the agriculture, forestry and fisheries industry increased by 9.1% compared to 2003 primarily due to increased production of rice, fruits and vegetables, as well as an increase in fishing catch. In 2005, the agriculture, forestry and fisheries industry increased by 1.3% compared to 2004 primarily due to slightly increased production of rice, fruits and corns. In 2006, the agriculture, forestry and fisheries industry increased by 1.5% compared to 2005 primarily due to an increase in the cultivation and livestock industry. In 2007, the agriculture, forestry and fisheries industry increased by 4.0% compared to 2006 primarily due to an increase in fishing catch which offset a decrease in the production of rice. Based on preliminary data, in 2008, the agriculture, forestry and fisheries industry increased by 5.5% compared to 2007.

Construction

In 2004, the construction industry increased by 2.0% compared to 2003 primarily due to a steady increase in residential and commercial construction. In 2005, the construction industry decreased by 0.3% compared to 2004 primarily due to a slight decrease in residential and commercial construction. In 2006, the construction industry increased by 2.2% compared to 2005 primarily due to an increase in the construction of residential and commercial buildings. In 2007, the construction industry increased by 2.6% compared to 2006 primarily due to an increase in the construction of commercial buildings which offset a slight decrease in the construction of residential buildings. Based on preliminary data, in 2008, the construction industry decreased by 2.4% compared to 2007 primarily due to a significant decrease in the construction of commercial and residential buildings.

The construction industry is currently experiencing a significant downturn, due to excessive investment in recent years in residential property development projects, stagnation of real property prices and reduced demand for residential property, especially in areas outside of Seoul, as a result of deteriorating conditions in the Korean economy. The Government has recently taken measures to support the Korean construction industry, including a (Won)5 trillion program to buy unsold housing units and land from construction companies. However, the effect of these measures is uncertain and the construction industry may continue to experience adverse conditions.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2004	220.2	213.0	96.7
2005	228.6	220.9	96.6
2006	233.4	225.2	96.5
2007	236.5	228.3	96.5
2008 (1)	239.8	231.0	96.4

(1)	Preliminary

Source: Korea Energy Economics Institute.

Korea has almost no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged energy conservation and energy source diversification emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
2004	53.1	24.1	100.6	45.7	32.7	14.8	33.8	15.4	220.2	100.0
2005	54.8	24.0	101.5	44.4	36.7	16.1	36.1	15.5	228.6	100.0
2006	56.7	24.3	101.8	43.6	37.2	15.9	36.2	16.2	233.4	100.0
2007	59.7	25.2	105.5	44.6	30.7	13.0	40.6	17.2	236.5	100.0
2008 (1)	66.1	27.6	100.2	41.8	32.5	13.5	41.0	17.1	239.8	100.0

(1)	Preliminary

Source: Korea Energy Economics Institute.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 17,716 megawatts as of December 31, 2008.

Services Sector

In 2004, the transportation, storage and communications sector increased by 6.3%, the financial intermediation sector decreased by 0.1% and the real estate and business service sector increased by 1.8%, each compared with 2003. In 2005, the transportation, storage and communications sector increased by 2.9%, the financial intermediation sector increased by 5.7% and the real estate and business service sector increased by 3.4%, each compared with 2004. In 2006, the transportation, storage and communications sector increased by 5.1%, the financial intermediation sector increased by 4.2% and the real estate and business service sector increased by 2.2%, each compared with 2005. In 2007, the transportation, storage and communications sector increased by 5.5%, the financial intermediation sector increased by 10.8% and the real estate and business service sector increased by 1.4%, each compared with 2006. Based on preliminary data, in 2008, the transportation, storage and communications sector increased by 3.5%, the financial intermediation sector increased by 4.1% and the real estate and business service sector increased by 1.3%, each compared with 2007.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index (1)	Increase Over Previous Year	Consumer Price Index (1)	Increase Over Previous Year	Wage Index (1)(2)		Increase Over Previous Year		Unemployment Rate (1)(3)
	(2005=100)	(%)	(2005=100)	(%)	(2000=100)		(%)		(%)
2004	97.9	6.1	97.3	3.6	135.2		6.0		3.7
2005	100.0	2.1	100.0	2.8	144.2		6.6		3.7
2006	100.9	0.9	102.2	2.2	152.5		5.7		3.5
2007	102.3	1.4	104.8	2.5	160.0		5.6		3.2
2008	111.1	8.6	109.7	4.7	N/A	(4)	N/A	(4)	3.2

(1)	Average for year
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available

Source: The Bank of Korea; Korea National Statistical Office.

The inflation rate, on an annualized basis, was 3.6% in 2004, 2.8% in 2005, 2.2% in 2006, 2.5% in 2007 and 4.7% in 2008.

The unemployment rate was 3.7% in 2004, 3.7% in 2005, 3.5% in 2006, 3.2% in 2007 and 3.2% in 2008. The unemployment rates for January and February 2009 were 3.6% and 3.9%, respectively.

From 1992 to 2008, the economically active population of the Republic increased by 23.2% to 24.0 million, while the number of employees increased by 22.3% to 23.2 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

As of July 1, 2004, the Republic adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. The adoption of the five-day workweek has been extended to companies with over

300 employees and to government employees as of July 1, 2005 and to companies with over 100 employees as of July 1, 2006. Companies with more than 50 employees adopted the five-day workweek as of July 1, 2007 and those with over 20 adopted the five-day workweek as of July 1, 2008. Companies with less than 20 employees are also scheduled to adopt the five-day workweek by the end of 2011.

Approximately 10.8% of the Republic’s workers were unionized as of December 31, 2008. In the early 2000s, the labor unions of several of the Republic’s largest commercial banks, including Kookmin Bank, Chohung Bank (which was later acquired by Shinhan Bank) and Citibank Korea Inc. (formerly KorAm Bank), staged strikes in response to consolidation in the banking industry. In addition, in the summer of 2004 and 2005, respectively, unionized workers of GS Caltex Corporation and Asiana Airlines staged strikes demanding better compensation and working conditions. In the fall of 2005, unionized workers at Hyundai Motor Company and Kia Motors Corp. went on strikes during annual contract talks. In December 2005, Korean Air’s unionized pilots also staged strikes demanding a higher wage increase. In the summer of 2006, unionized workers of Hyundai Motor Company and Kia Motors Corp. went on partial strikes demanding better compensation and working conditions, and unionized workers of Ssangyong Motor Company went on strike in response to the company’s proposed layoff plans. In July 2006, unionized workers of POSCO’s subcontractors initiated a sit-in strike at POSCO’s headquarters in Pohang demanding better wages and working conditions, disrupting POSCO’s operations for nine days. Also, in June 2007, unionized workers of Hyundai Motor Company went on partial strikes demanding a higher bonus increase. Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party, which seeks to represent the interests of workers, controls five seats in the National Assembly from May 30, 2008 as a result of the 18th legislative general election held on April 9, 2008.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	financial investment companies;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

In July 2007, the Korean National Assembly passed the Financial Investment Services and Capital Markets Act or FSCMA, under which various industry-based capital markets regulatory systems currently in place will be consolidated into a single regulatory system. The FSCMA, which became effective in February 2009, expands the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function- based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements. The Enforcement Decree of the FSCMA classifies the financial investment companies into a total of 77 categories depending on the types of (i) financial investment services, (ii) financial investment products, and (iii) investors.

Prior to the effective date of the Financial Investment Services and Capital Markets Act, separate laws regulated various types of financial institutions depending on the type of the financial institution (for example, securities companies, futures companies, trust business companies and asset management companies) and subjected financial institutions to different licensing and ongoing regulatory requirements (for example, under the Securities and Exchange Act, the Futures Business Act and the Indirect Investment Asset Management Business Act). By applying one uniform set of rules to financial businesses having the same economic function, the Financial Investment Services and Capital Markets Act attempts to improve and address issues caused by the previous regulatory system under which the same economic function relating to capital markets-related business were governed by multiple regulations. To this end, the Financial Investment Services and Capital Markets Act categorizes capital markets-related businesses into six different functions, as follows:

•	investment dealing (trading and underwriting of financial investment products);

•	investment brokerage (brokerage of financial investment products);

•	collective investment (establishment of collective investment schemes and the management thereof);

•	investment advice;

•	discretionary investment management; and

•	trusts (together with the five businesses set forth above, “Financial Investment Businesses”).

Accordingly, all financial businesses relating to financial investment products are reclassified as one or more of the Financial Investment Businesses described above, and financial institutions are subject to the regulations applicable to their relevant Financial Investment Businesses, irrespective of what type of financial institution it is. For example, under the Financial Investment Services and Capital Markets Act, derivative businesses conducted by securities companies and future companies will be subject to the same regulations under the Financial Investment Services and Capital Markets Act, at least in principle.

The banking business and the insurance business are not subject to the Financial Investment Services and Capital Markets Act and will continue to be regulated under separate laws; provided, however, that they are subject to the Financial Investment Services and Capital Markets Act if their activities involve any Financial Investment Businesses requiring a license based on the Financial Investment Services and Capital Markets Act.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in the Republic since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2008, commercial banks consisted of seven nationwide banks, all of which have branch networks throughout the Republic, six regional banks and 53 branches of 38 foreign banks operating in the country. Nationwide and regional banks had, in the aggregate, 5,430 domestic branches and offices, 54 overseas branches, four overseas representative offices and 21 overseas subsidiaries as of September 30, 2007.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperative Federation (which merged with the National Livestock Cooperative Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Services Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

	Total Loans	Non-Performing Assets	Percentage of Total
	(trillions of won)		(percentage)
December 31, 2004	734.1	11.5	1.6
December 31, 2005	795.2	7.8	1.0
December 31, 2006	930.2	6.5	0.7
December 31, 2007	1,073.8	6.5	0.6
December 31, 2008 (1)	1,288.1	11.0	0.9

(1)	Preliminary

Source: Financial Supervisory Service.

Most of the growth in total loans since the end of 2002 has been attributable to loans to the retail sector, accounting for 37.2% of total loans as of February 28, 2009, compared to 34.3% as of December 31, 1999.

A group of the Republic’s banks, including seven nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)8.8 trillion in 2004 compared to an aggregate net profit of (Won)1.7 trillion in 2003, primarily due to decreased loan loss provisions and increased investment income. In 2005, these banks posted an aggregate net profit of (Won)13.6 trillion primarily due to decreased loan loss provisions and increased commissions and foreign exchange revenues. In 2006, these banks posted an aggregate net profit of (Won)13.6 trillion. Based on preliminary data, in 2007, these banks posted an aggregate net profit of (Won)15.0 trillion. Based on preliminary data, in 2008, these banks posted an aggregate net profit of (Won)7.9 trillion, compared to an aggregate net profit of (Won)15.0 trillion in the same period of 2007, primarily due to increased loan loss provisions.

Based on preliminary data, the delinquency ratio for Won-denominated domestic bank loans as of February 28, 2009 increased to 1.67% from 1.01% as of February 29, 2008. While the delinquency ratio for household loans stood at 0.69%, the increase in the overall ratio reflects an increase in delinquency ratio on loans by small and medium sized enterprise borrowers, which stood at 2.67%, a 1.27% increase from 1.40% as of February 29, 2008.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	savings institutions, including trust accounts of banks, mutual savings banks, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

The country had 105 mutual savings banks as of December 31, 2008, with assets totaling (Won)69.9 trillion.

As of December 31, 2008, 12 domestic life insurance institutions, two joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)320.4 trillion as of December 31, 2008, were operating in the Republic.

As of December 31, 2008, five credit card companies operated in the country with loans totaling approximately (Won)40.9 trillion, of which 3.4% were classified as non-performing loans.

Money Markets

In the Republic, the money markets consist of the call market and markets for a wide range of other short- term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

In January 2005, the Korea Exchange was established pursuant to the Korea Stock and Futures Exchange Act by consolidating the Korea Stock Exchange, the Korea Securities Dealers Automated Quotation (“KOSDAQ”) and the Korea Futures Exchange (as an exchange operating futures market and options market). The Korea Exchange was established in the form of a limited liability stock company in accordance with the Korean Commercial Code. The Korea Exchange is presently the only exchange in Korea that serves as a spot market and a futures market. It operates and supervises three market divisions: the Stock Market Division, the KOSDAQ Market Division, and the Futures Market Division. It has its principal office in Busan.

The Korea Exchange publishes the Korea Composite Stock Price Index every ten seconds, which is an index of all equity securities listed on the Korea Exchange. The Korea Composite Stock Price Index is computed using the aggregate value method, whereby the market capitalizations of all listed companies are aggregated, subject to certain adjustments, and this aggregate is expressed as a percentage of the aggregate market capitalization of all listed companies as of the base date, January 4, 1980.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 31, 2004	735.3
August 31, 2004	803.6
September 30, 2004	835.1
October 29, 2004	834.8
November 30, 2004	878.1
December 30, 2004	895.9
January 31, 2005	932.7
February 28, 2005	1,011.4

March 31, 2005	965.7
April 30, 2005	911.3
May 31, 2005	970.2
June 30, 2005	1,008.2
July 29, 2005	1,111.3
August 31, 2005	1,083.3
September 30, 2005	1,221.0
October 31, 2005	1,158.1
November 30, 2005	1,297.4
December 29, 2005	1,379.4
January 31, 2006	1,399.8
February 28, 2006	1,371.6
March 31, 2006	1,359.6
April 28, 2006	1,419.7
May 30, 2006	1,317.7
June 30, 2006	1,295.2
July 31, 2006	1,297.8
August 31, 2006	1,352.7
September 29, 2006	1,371.4
October 31, 2006	1,364.6
November 30, 2006	1,432.2
December 28, 2006	1,434.5
January 31, 2007	1,360.2
February 28, 2007	1,417.3
March 31, 2007	1,452.6
April 30, 2007	1,542.2
May 31, 2007	1,700.9
June 30, 2007	1,743.6
July 31, 2007	1,933.3
August 31, 2007	1,873.2
September 28, 2007	1,946.5
October 31, 2007	2,064.9
November 30, 2007	1,906.0
December 28, 2007	1,897.1
January 31, 2008	1,624.7
February 29, 2008	1,711.6
March 31, 2008	1,704.0
April 30, 2008	1,825.5
May 30, 2008	1,852.0
June 30, 2008	1,674.9
July 31, 2008	1,594.7
August 29, 2008	1,474.2
September 30, 2008	1,448.1
October 31, 2008	1,113.1
November 28, 2008	1,076.1
December 31, 2008	1,124.5
January 30, 2009	1,162.1
February 27, 2009	1,063.0
March 31, 2009	1,206.3

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index recovered to reach a high of 2,064.9 in late 2007 but since then the index declined. As liquidity and credit concerns and volatility in the global financial markets have increased significantly since September 2008, there has been a significant overall decline and continuing volatility in the stock prices of Korean companies. The index was 1,336.7 on April 16, 2009.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Services Commission. The Financial Services Commission acts as the executive body over the Financial Supervisory Service. The Financial Services Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Strategy and Finance (formerly the Ministry of Finance and Economy) focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Deposit Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

Inflation targeting is the basic system of operation for Korean monetary policy. The consumer price index is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces the “Bank of Korea Base Rate,” the reference rate applied in transactions such as repurchase agreements between The Bank of Korea and its financial institution counterparts. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 10, 2003, The Bank of Korea cut its policy rate to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004 and 3.25% on November 11, 2004, in order to help economic recovery and to address financial market instability. On October 11, 2005, The Bank of Korea raised the policy rate to 3.5%, which was further raised to 3.75% on December 8, 2005, to 4.0% on February 9, 2006, to 4.25% on June 8, 2006 and to

4.50% on August 10, 2006, in response to the increasing side-effects of a low interest rate environment including inflationary pressures coupled with signs of recovery of the real economy. On July 12, 2007, The Bank of Korea raised the policy rate to 4.75% from 4.5%, and raised it further to 5.0% on August 9, 2007. The rationale for this change was the concern that the ample market liquidity might put upside pressure on inflation in the medium to long term as the economic upswing continued. On August 7, 2008, The Bank of Korea raised the policy rate to 5.25% from 5.0%, taking the view that inflation in consumer prices had picked up its pace, due to the direct and indirect effects of high oil prices, at a time when domestic economic activity had slackened. On October 9, 2008, The Bank of Korea cut its policy rate to 5.0% from 5.25%, and continued to lower it further to 4.25% on October 27, 2008, 4.0% on November 7, 2008, 3.0% on December 11, 2008, 2.5% on January 9, 2009 and 2.0% on February 12, 2009, in order to address financial market instability and to help combat the slowdown of the domestic economy.

With the deregulation of interest rates on banks’ demand deposits on February 2, 2004, The Bank of Korea completed the interest rate deregulation based upon the “Four-Stage Interest Rate Liberalization Plan” announced in 1991. The prohibition on the payment of interest on ordinary checking accounts was, however, maintained.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31
	2004	2005	2006	2007	2008
	(billions of Won)
Money Supply (M1) (1)	321,727.7	332,344.9	371,087.6	316,382.7	330,623.7
Quasi-money (2)	632,994.8	689,103.8	778,174.5	957,229.2	1,095,263.8
Money Supply (M2)	954,722.5	1,021,448.7	1,149,262.1	1,273,611.9	1,425,887.5
Percentage Increase Over Previous Year	6.3%	7.0%	12.5%	10.8%	12.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as registered with the Ministry of Strategy and Finance, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require a report to either the Ministry of Strategy and Finance, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998, the National Assembly passed the Foreign Exchange Transactions Act, which became effective in April 1999 and was subsequently amended in October 2000, December 2000, December 2005, January 2007 and January 2009. In principle, most currency and capital transactions, including, among others, the following transactions, have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Strategy and Finance is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Effective as of January 1, 2006, the Government liberalized the regulations governing “capital transactions.” The regulations provide that no regulatory approvals are required for any capital transactions. The capital transactions previously subject to approval requirements are now subject only to reporting requirements.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Exchange Rates

Won/U.S. Dollar Exchange Rate
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8
September, 30, 2004	1,147.9
October 30, 2004	1,122.3
November 30, 2004	1,047.9
December 31, 2004	1,043.8
January 31, 2005	1,026.4
February 28, 2005	1,008.1

Won/U.S. Dollar Exchange Rate
March 31, 2005	1,024.3
April 30, 2005	1,001.8
May 31, 2005	1,002.5
June 30, 2005	1,024.4
July 30, 2005	1,025.7
August 31, 2005	1,031.0
September 30, 2005	1,038.0
October 31, 2005	1,042.7
November 30, 2005	1,036.3
December 30, 2005	1,013.0
January 31, 2006	971.0
February 28, 2006	969.0
March 31, 2006	975.9
April 28, 2006	945.7
May 30, 2006	947.4
June 30, 2006	960.3
July 31, 2006	953.1
August 31, 2006	959.6
September 29, 2006	945.2
October 31, 2006	944.2
November 30, 2006	929.9
December 29, 2006	929.6
January 31, 2007	940.9
February 28, 2007	938.3
March 31, 2007	940.3
April 30, 2007	929.4
May 31, 2007	929.9
June 30, 2007	926.8
July 31, 2007	923.2
August 31, 2007	939.9
September 28, 2007	920.7
October 31, 2007	907.4
November 30, 2007	929.6
December 31, 2007	938.2
January 31, 2008	943.9
February 29, 2008	937.3
March 31, 2008	991.7
April 30, 2008	999.7
May 31, 2008	1,031.4
June 30, 2008	1,043.4
July 31, 2008	1,008.5
August 29, 2008	1,081.8
September 30, 2008	1,187.7
October 31, 2008	1,291.4
November 28, 2008	1,482.7
December 31, 2008	1,257.5
January 31, 2009	1,368.5
February 27, 2009	1,516.4
March 31, 2009	1,377.1

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar, although the trend reversed in March 2008. During the period from January 2, 2008 through April 16, 2009, the value of the Won relative to the U.S. dollar declined by approximately 29.9%, due primarily to adverse economic conditions resulting from recent liquidity and credit concerns and volatility in the global credit and financial markets and repatriations by foreign investors of their investments in the Korean stock market. The market average exchange rate was (Won)1,337.6 to US$1.00 on April 16, 2009.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments

Classification	2004	2005	2006	2007	2008 (3)
	(millions of dollars)
Current Account	28,173.5	14,980.9	5,385.2	5,876.0	(6,406.4)
Goods	37,568.8	32,683.1	27,905.1	28,168.0	5,993.9
Exports (1)	257,710.1	288,970.7	331,842.0	379,045.1	433,427.4
Imports (1)	220,141.3	256,287.6	303,936.9	350,877.1	427,433.5
Services	(8,046.1)	(13,658.2)	(18,960.7)	(19,767.6)	(16,733.6)
Income	1,082.8	(1,562.5)	533.7	1,002.7	5,106.5
Current Transfers	(2,432.0)	(2,481.5)	(4,092.9)	(3,527.1)	(773.2)
Capital and Financial Account	7,598.8	4,756.5	17,972.0	7,128.3	(50,993.3)
Financial Account (2)	9,351.6	7,096.9	21,098.1	9,515.8	(50,894.7)
Capital Account	(1,752.8)	(2,340.4)	(3,126.1)	(2,387.5)	(38.6)
Changes in Reserve Assets	(38,710.5)	(19,805.8)	(22,112.9)	(15,128.4)	56,446.0

Net Errors and Omissions	2,938.2	68.4	(1,244.3)	2,124.1	893.7

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(3)	Preliminary.

Source: Monthly Bulletin, February 2009; The Bank of Korea.

The Republic recorded a current account surplus of approximately US$5.9 billion in 2007 compared with a current account deficit of US$5.4 billion in 2006, primarily due to an increase in surplus from the goods account.

Based on preliminary data, the Republic recorded a current account deficit of approximately US$6.4 billion in 2008 compared with a current account surplus of US$5.9 billion in 2007, primarily due to a significant decrease in surplus from the goods account.

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports (1)	Imports (1)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2004	253,844.7	224,462.7	29,382.0	113.1
2005	284,418.7	261,238.3	23,180.4	108.9
2006	325,464.9	309,382.7	16,082.2	105.2
2007	371,489.0	356,845.7	14,643.3	104.1
2008 (2)	422,007.3	435,274.7	(13,267.4)	97.0

(1)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(2)	Preliminary.

Source: Principal Economic Indicators, February 2009; The Bank of Korea.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (C.I.F.) (1)

	2004	As % of Total	2005	As % of Total	2006	As % of Total	2007	As % of Total	2008 (2)	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	3,122.7	1.2	3,174.4	1.1	3,167.7	1.0	3,531.7	1.0	4,015.5	1.0
Raw Materials and Fuels	13,061.4	5.1	18,650.9	6.6	25,071.5	7.7	29,442.5	7.9	44,102.6	10.5
Light Industrial Products	29,606.7	11.7	26,332.1	9.3	26,864.0	8.3	27,469.7	7.4	29,415.0	7.0
Heavy & Chemical Industrial Products	208,053.8	82.0	236,261.3	83.1	270,361.7	83.1	311,045.1	83.7	344,474.2	81.6
Petroleum & Derivatives	10,336.7	4.1	15,519.8	5.5	20,602.8	6.3	24,212.4	6.5	37,825.3	9.0
Chemicals & Chemical Products	22,675.4	8.9	27,295.5	9.6	31,234.9	9.6	36,822.5	9.9	41,920.0	9.9
Metal Goods	18,621.5	7.3	22,478.6	7.9	27,172.4	8.3	31,593.7	8.5	38,052.6	9.0
Machinery & Precision Equipment	20,431.6	8.0	26,143.2	9.2	28,984.6	8.9	36,163.8	9.7	43,650.1	10.3
Electronic & Electronic Products	96,701.1	38.1	103,255.0	36.3	115,742.7	35.6	126,914.3	34.2	126,437.1	30.0
Passenger Cars	24,578.6	9.7	27,181.5	9.6	30,497.1	9.4	34,482.8	9.3	31,287.5	7.4
Ship & Boat	15,406.0	6.1	17,362.9	6.1	21,661.9	6.7	26,855.1	7.2	41,293.9	9.8

Total	253,844.7	100.0	284,418.7	100.0	325,464.8	100.0	371,489.1	100.0	422,007.3	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary.

Source: Monthly Bulletin, February 2009; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.) (1)

	2004	As % of Total	2005	As % of Total	2006	As % of Total	2007	As % of Total	2008 (2)	As % of Total
	(millions of dollars, except percentages)
Consumer Goods	25,737.1	11.5	25,704.3	9.8	30,411.1	9.8	36,975.9	10.4	39,972.7	9.2
Industrial Materials and Fuels	113,831.0	50.7	141,333.4	54.1	173,915.7	56.2	201,740.4	56.5	268,624.0	61.7
Capital Goods	84,894.6	37.8	94,200.6	36.1	105,055.9	34.0	118,129.4	33.1	126,678.1	29.1
Cereals	3,716.5	1.7	3,365.0	1.3	3,470.7	1.1	4,749.7	1.3	6,860.2	1.6
Goods for Direct Consumption	6,326.3	2.8	7,154.5	2.7	8,292.6	2.7	9,660.8	2.7	9,695.9	2.2
Consumer Nondurable Goods	4,867.4	2.2	5,440.0	2.1	6,835.8	2.2	7,989.8	2.2	8,199.5	1.9
Consumer Durable Goods	10,827.0	4.8	9,744.8	3.7	11,810.4	3.8	14,574.3	4.1	15,216.2	3.5
Fuels	49,355.1	22.0	66,487.2	25.5	85,347.4	27.6	94,626.2	26.5	140,902.5	32.4
Mineral	7,517.3	3.3	9,367.6	3.6	13,049.8	4.2	16,042.6	4.5	19,597.8	4.5
Light Industry Input	5,818.6	2.6	5,968.0	2.3	6,623.0	2.1	7,356.3	2.1	8,146.8	1.8
Chemicals	19,353.0	8.6	22,727.0	8.7	25,201.2	8.1	29,172.0	8.8	33,114.9	7.6
Iron & Steel Products	13,251.2	5.9	16,707.8	6.4	17,701.5	5.7	24,075.5	6.7	37,071.7	8.5
Non-ferrous Metal	7,766.4	3.5	8,599.8	3.3	12,329.2	4.0	14,306.1	4.0	13,359.1	3.1
Machinery & Precision Equipment	27,541.2	12.3	31,325.6	12.0	35,447.7	11.5	39,292.8	11.0	40,779.5	9.4
Electric & Electronic Machines	50,360.2	22.4	55,092.9	21.1	60,087.5	19.4	66,984.5	18.7	70,808.3	16.3
Transport Equipment	5,676.1	2.5	6,394.7	2.4	7,978.2	2.6	9,982.5	2.8	11,650.1	2.7
Crude Petroleum	29,917.2	13.3	42,605.8	16.3	55,864.9	18.1	60,323.5	16.9	85,855.4	19.8

Total	224,462.7	100.0	261,238.3	100.0	309,382.6	100.0	356,845.7	100.0	435,274.7	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary.

Source: Monthly Bulletin, February 2009; The Bank of Korea.

In 2004, the Republic recorded a trade surplus of US$29.4 billion. Exports increased by 31.0% to US$253.8 billion and imports increased by 25.5% to US$224.5 billion from US$193.8 billion of exports and US$178.8 billion of imports, respectively, in 2003.

In 2005, the Republic recorded a trade surplus of US$23.2 billion. Exports increased by 12.0% to US$284.4 billion and imports increased by 16.4% to US$261.2 billion from US$253.8 billion of exports and US$224.5 billion of imports, respectively, in 2004.

In 2006, the Republic recorded a trade surplus of US$16.1 billion. Exports increased by 14.5% to US$325.5 billion and imports increased by 18.5% to US$309.4 billion from US$284.4 billion of exports and US$261.2 billion of imports, respectively, in 2005.

In 2007, the Republic recorded a trade surplus of US$14.6 billion. Exports increased by 14.1% to US$371.5 billion and imports increased by 15.3% to US$356.8 billion from US$325.5 billion of exports and US$309.4 billion of imports, respectively, in 2006.

Based on preliminary data, the Republic recorded a trade deficit of US$13.3 billion in 2008. Exports increased by 13.6% to US$422.0 billion and imports increased by 22.0% to US$435.3 billion from US$371.5 billion of exports and US$356.8 billion of imports, respectively, in 2007.

The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	2004		2005		2006		2007		2008
	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports
	(percentages of total imports or exports)
United States	16.9	12.8	14.5	11.7	13.3	10.9	12.3	10.4	11.0	8.8
Japan	8.5	20.6	8.4	18.5	8.2	16.8	7.1	15.8	6.7	14.0
China (1)	26.7	14.7	27.2	15.6	27.2	16.4	27.1	18.3	26.3	18.2

(1)	Includes Hong Kong.

Source: Ministry of Knowledge Economy.

In 2003, the outbreak of severe acute respiratory syndrome, or SARS, and the avian influenza in Asia (including China) and other parts of the world increased uncertainty about prospects for international trade and economic growth for affected countries, as well as world economic prospects in general. The avian influenza carried by migrating wild birds spread to several Asian countries, Russia, Romania and Turkey. In response to these outbreaks of avian influenza, the Government issued an advisory on disease prevention as of October 14, 2005 and conducted special monitoring of poultry farms. In addition, the Government continued to cooperate with regional and international efforts to develop and implement additional measures to contain and prevent SARS, the avian influenza and other diseases. Another outbreak of SARS, the avian influenza or similar incidents in the future may have an adverse effect on Korean and world economies and on international trade.

In April 2007, the Republic and the United States reached an agreement on a bilateral free trade agreement, or FTA, which was subsequently signed by both nations in June 2007. The FTA was submitted for ratification to the Korean National Assembly in September 2007. As of March 30, 2009, the FTA has not been submitted for ratification to the U.S. Congress.

Non-Commodities Trade Balance

The non-commodities trade deficit decreased to US$7.0 billion in 2004 but increased to US$15.2 billion in 2005, US$18.4 billion in 2006 and US$19.8 billion in 2007. Based on preliminary data, in 2008, the non-commodities trade deficit decreased to US$11.6 billion.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2004	2005	2006	2007	2008
	(millions of dollars)
Gold (1)	$72.3	$73.6	$74.2	$74.3	$75.7
Foreign Exchange	198,175.3	209,967.7	238,387.9	261,770.7	200,479.1
Total Gold and Foreign Exchange	198,247.6	210,041.6	238,462.1	261,845.0	200,554.8
Reserve Position at IMF.	785.4	305.8	440.0	310.5	582.6
Special Drawing Rights	32.7	43.3	54.0	68.6	86.0

Total Official Reserves	$199,066.1	$210,390.7	$238,956.1	$262,224.1	$201,223.4

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$262.2 billion as of December 31, 2007 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows. In 2008, the Government’s foreign currency reserves decreased, falling to US$201.2 billion as of December 31, 2008, partially as a result of the Government’s use of the foreign currency reserve to provide foreign currency liquidity to Korean financial institutions and to defend the value of the Won against depreciation. The amount of the Government’s foreign currency reserve was US$201.5 billion as of February 28, 2009.

Government Finance

The Ministry of Strategy and Finance prepares the Government budget and administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Ministry of Strategy and Finance must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	2004	2005	2006	2007	2008
	(billions of Won)
Total Revenues	178,784	191,446	209,573	243,633	250,713
Current Revenues	177,453	190,165	208,091	241,693	248,809
Total Tax Revenues	117,796	127,466	138,044	161,459	167,306
Income Profits and Capital Gains	48,112	54,456	60,367	74,273	75,510
Tax on Property	2,996	4,683	6,281	8,725	7,694
Tax on Goods and Services	51,800	53,401	54,996	59,835	63,060
Customs Duties	6,796	6,318	6,858	7,411	8,776
Others	8,090	8,608	9,542	11,216	12,267
Social Security Contribution	22,848	24,905	27,315	29,739	32,896
Non-Tax Revenues	36,788	37,795	42,733	50,495	48,607
Capital Revenues	1,331	1,281	1,482	1,940	1,904
Total Expenditures and Net Lending	173,538	187,946	205,928	209,810	238,834
Total Expenditures	172,140	184,922	200,181	202,703	233,354
Current Expenditures	144,148	160,274	173,688	169,658	196,879
Goods and Services	33,869	36,165	38,987	34,496	37,375
Interest Payments	8,710	10,094	12,150	13,444	14,356
Subsidies and Other Transfers (1)	99,537	111,448	119,997	119,565	142,782
Subsidies	748	724	764	680	730
Other Transfers (1)	98,789	110,724	119,233	118,885	142,052
Non-Financial Public Enterprises Expenditures	3,031	2,566	2,554	2,153	2,366
Capital Expenditures	26,992	24,648	26,493	33,045	36,475
Net Lending	1,398	3,024	5,746	7,107	5,480

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Strategy and Finance; Korea National Statistical Office.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2004, revenues increased by approximately 4.0%, which represented 22.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)5.2 trillion in 2004.

For 2005, revenues increased by approximately 7.1%, which represented 23.6% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)3.5 trillion in 2005.

For 2006, revenues increased by approximately 9.5%, which represented 24.7% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)3.6 trillion in 2006.

For 2007, revenues increased by approximately 16.3%, which represented 27.0% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)33.8 trillion in 2007.

For 2008, revenues increased by approximately 2.9% principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)11.9 trillion in 2008.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2008:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars (1)
	(millions)
US$	US$	5,812.6	US$	5,812.6
Japanese Yen (¥)		¥25,259.7		280.0
Euro (EUR)	EUR	879.6		1,242.5
Total			US$	7,335.0

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2008.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of Won)
2004	182,201.5
2005	227,066.3
2006	262,380.6
2007	278,800.8
2008	288,719.8

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2004	2005	2006	2007	2008
	(billions of Won)
Domestic	65,350.5	54,667.7	36,436.6	33,031.1	28,112.8
External (1)	699.3	310.2	73.4	31.8	—
Total	66,049.8	54,977.9	36,510.1	33,062.9	28,112.8

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

In response to the recent adverse conditions in global financial markets, the Government announced in October 2008 that it would guarantee foreign currency-denominated debt incurred by Korean banks and their overseas branches between October 20, 2008 and June 30, 2009, up to an aggregate amount of US$100 billion, for a period of three years from the date such debt was incurred.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2004	2005	2006	2007	2008
	(billions of dollars)
Foreign Currencies	161.3	176.3	246.4	327.9	323.9
Korean Won	11.0	11.6	13.7	54.3	56.6
Total External Liabilities	172.3	187.9	260.1	382.2	380.5

	December 31,
	2004	2005	2006	2007	2008
	(billions of dollars)
Long-term Debt	115.9	122.0	146.3	221.9	229.4
General Government	10.4	8.5	10.3	31.9	21.1
Monetary Authorities	4.0	4.8	5.7	13.2	13.0
Banks	30.0	32.2	40.4	60.2	58.7
Other Sectors	71.5	76.5	89.9	116.5	136.6
Short-term Debt	56.3	65.9	113.8	160.3	151.1
Monetary Authorities	2.0	2.2	3.9	8.2	17.1
Banks	44.5	51.3	96.1	133.8	113.0
Other Sectors	9.9	12.4	13.7	18.3	21.0
Total External Liabilities	172.3	187.9	260.1	382.2	380.5

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2008
	(%)			(millions of dollars)
US$	0.75-8.875	1966-2006	2007-2025	US$	5,812.6
Japanese Yen (¥)	4.0-5.0	1983-1990	2005-2015		280.0
Euro (EUR)	3.625-4.25	2005-2006	2015-2021		1,242.5
Total External Funded Debt (1)				US$	7,335.0

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2008.

B. External Guaranteed Debt of the Government (1),(2)

Name	Interest Rates	Years of Issue	Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2008
	(%)			(millions of dollars)

1. Bonds
Total Bonds				None

2. Borrowings
Total Borrowings				None
Total External Guaranteed Debt				None

(1)	The Government announced in October 2008 that it would guarantee foreign currency-denominated debt incurred by Korean banks and their overseas branches between October 20, 2008 and June 30, 2009, up to an aggregate amount of US$100 billion, for a period of three years from the date such debt was incurred
(2)	The Government announced in June 2008 that it plans to guarantee certain other outstanding debt of The Korea Development Bank in case The Korea Development Bank is privatized as planned.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2008
	(%)			(billions of Won)
1. Bonds
Foreign Exchange Stabilization Bonds	—	—	—	—
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	3.0-5.0	1997-2008	2000-2028	239,290.3
Interest-Bearing Treasury Bond for National Housing I	3.0-5.0	1998-2008	2001-2011	40,296.2
Interest-Bearing Treasury Bond for National Housing II	0.0-3.0	1983-2008	2003-2019	4,032.3
Interest-Bearing Treasury Bond for National Housing III	0	2005	2015	594.2
Non-interest-Bearing Treasury Bond for Contribution (1)	—	1967-1985	—	11.3
Total Bonds				284,224.3
2. Borrowings
Borrowings from The Bank of Korea				1,117.2
Borrowings from the Sports Promotion Fund				45
Borrowings from the Civil Servant Pension Fund				295
Borrowings from the Export Insurance Fund
Authorized Government Debt beyond Budget Limited				3,038.3
Sub-Total				4,495.5
Total
Total Internal Funded Debt				288,719.8

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2008
	(%)			(billions of Won)
1. Bonds of Government-Affiliated Corporations
Korea Deposit Insurance Corporation	0.01-7.14	2001-2007	2007-2012	27,960.0
Total Bonds				27,960.0
2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5	1967	2000-2023	152.8
Total Borrowings				152.8

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The Republic may irrevocably guarantee the payment of principal of, and interest on, one or more series of debt securities. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other;

•	whether any of the terms set out herein will differ for the debt securities;

•	whether the Republic will irrevocably guarantee the payment of principal of, and interest on, the debt securities; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and three years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Clearstream, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities, without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•

you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our Long-Term External Indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities. “Long-Term External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic and which has a final maturity of one year or more from its date of issuance.

We may, however, create or permit a security interest:

•	in favor of the Government or The Bank of Korea or any other agency or instrumentality of or controlled by the Government;

•

arising from, or any deposit or other arrangement made or entered into in connection with, the sale, assignment or other disposition or the discounting of any of our notes or receivables, or any other transaction in the ordinary course of our business; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount, except in any such case where such External Indebtedness or guarantee is being contested in good faith by appropriate proceedings.

4.	Moratorium/Default:

•	we declare a general moratorium on the payment of our External Indebtedness, including obligations under guarantees;

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 37 of the KEXIM Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•

permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•

cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•

the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the Chief Representative of our New York Representative Office, Mr. Myung-hwan Han, and a Representative of our New York Representative Office, Mr. Yeong-hee Lee, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Representative Office is located at 460 Park Avenue, 8th Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

The Minister of Strategy and Finance of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Strategy and Finance of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

Description of Guarantees

The description below summarizes some of the provisions of the guarantees that the Republic may issue from time to time to guarantee our debt securities. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee. Therefore, we urge you to read the “Rules for the State Guarantee of External Debt of Korean Banks” (as may be amended from time to time, the “Guarantee Rules”), including the form of guarantee, published on the website of the Ministry of Strategy and Finance (http://mosf.go.kr). We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information. The following summary is based on the Guarantee Rules effective as of the date of this prospectus. The Internet address of the Ministry of Strategy and Finance website is not intended to be used as a hyperlink and the information contained therein does not constitute part of this prospectus and is not incorporated by reference into this prospectus.

The prospectus supplement relating to a guarantee to be issued by the Republic will specify other specific provisions. The description of a guarantee to be issued by the Republic that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

Government Guarantee Program

In response to the recent adverse conditions in global financial markets, the Government announced in October 2008 that it would guarantee foreign currency-denominated debt (but excluding foreign currency deposits and subordinated debt) of 18 Korean banks and their overseas branches owed to non-residents (including branches of foreign banks located in the Republic and as defined in Article 3 of the Foreign Exchange Transaction Act of Korea) issued or incurred between October 20, 2008 and June 30, 2009, up to an aggregate amount of US$100 billion (or its equivalent in other currencies), for a period of three years from the date such debt was issued or incurred. The National Assembly approved this government guarantee program (the “Government Guarantee Program”) on October 30, 2008 and the Minister of Strategy and Finance published the Guarantee Rules, which set forth details of the Government Guarantee Program, on October 31, 2008.

In order to apply for the Government guarantee, an eligible bank must complete and submit an application form to the Minister of Strategy and Finance. The application must set out details of the debt to be guaranteed and be accompanied by a review opinion of the Chairman of the Financial Services Commission. Upon an application by an eligible bank for the Government guarantee, the Minister of Strategy and Finance will determine whether to approve the application based on review of the identity of the creditor, the terms of the debt and other relevant factors.

Under the Guarantee Rules, we are eligible to participate in the Government Guarantee Program and are entitled to apply for the Government guarantee. The maximum amount of debt that we may incur with the benefit of the Government guarantee (including principal and accrued interest) is US$9,394 million (or its equivalent in other currencies) (subject to adjustment by the Ministry of Strategy and Finance). We are required to pay, as with other participating banks, guarantee fees to the Government, at a rate of 1% per annum, on the outstanding balance of debt securities guaranteed by the Republic on the basis of a year consisting of 360 days. However, the Minister of Strategy and Finance may set different guarantee fee rates for different participating banks or adjust the guarantee fee rate depending on market conditions, financial condition of us or the other relevant participating bank and other relevant factors.

Pursuant to the Guarantee Rules, we entered into a memorandum of understanding relating to the improvement of our foreign currency operations (“Guarantee MOU”) and a memorandum of understanding relating to the rationalization of our management operations (“Management MOU”), in each case, with the Financial Supervisory Service on November 14, 2008. The Guarantee MOU, among other things, restricts the use of proceeds from the issuance of the debt guaranteed by the Government to refinancing or repayment of existing debt or to certain lending operations for small- and medium-sized enterprises or exporting companies. If there is a high chance for us to fail to perform our payment obligations under the debt guaranteed by the Government, the Guarantee MOU requires us to make a report to the Chairman of the Financial Supervisory Service and take immediate measures, including disposing of our foreign currency-denominated assets, to meet our payment obligations in order to avoid the Government guarantee being triggered. Pursuant to the Guarantee MOU, we are also required to dispose of our non-core foreign currency-denominated assets and diversify our foreign currency funding resources. Under the Management MOU, we are required to improve liquidity positions of small- and medium-sized enterprises and exporters by providing them adequate financing. The Management MOU also requires us to improve our productivity by adjusting our compensation system, including by implementation of a compensation structure based on long-term performance results. The Financial Supervisory Service will conduct regular reviews of our compliance with the terms of the Guarantee MOU and the Management MOU and, if our review is unsatisfactory, may impose sanctions, such as reduction of the maximum amount of debt that we may incur with the benefit of the Government guarantee or increase in the guarantee fees that we have to pay for the Government guarantee.

General Terms of the Guarantees

•	The Republic may irrevocably guarantee the principal of, and interest on, one or more series of debt securities issued by us in accordance with Article 92 of the National Finance Act;

•

Any holder of debt securities guaranteed by the Republic can demand the payment by the Republic of the principal of and accrued interest (including any default interest and related expenses) on such debt securities if (i) we fail to satisfy our payment obligations on a due date as required under the debt securities guaranteed by the Republic, or (ii) the debt securities guaranteed by the Republic are accelerated as a result of our failure to comply with the covenants under the debt securities guaranteed by the Republic. Any such demand must be made in writing in the prescribed form, and may be made only after failure by us to pay the amount due following demand for payment by the holders of the debt securities. Such demand must be accompanied by a copy of the guarantee executed and issued by the Republic (including documentary evidence to prove acceleration of the debt securities guaranteed by the Republic in case of acceleration) to the Minister of Strategy and Finance (and copy to Director-General of Fiscal Policy Bureau) pursuant to Article 8 of the Guarantee Rules. Upon such demand, the Republic shall promptly (after expiration of any applicable grace period) pay the holders such amount as demanded by such holders in accordance with the preceding sentence;

•

The obligation of the Republic under the guarantee shall terminate if the debt securities guaranteed by the Republic have been varied, amended, waived, released, novated, supplemented, extended or restated in any respect without the prior written consent of the Republic;

•

The obligation of the Republic under the guarantee shall become effective at the time the debt securities guaranteed by the Republic becomes effective and shall terminate at the maturity of the debt securities guaranteed by the Republic. In any event, the guarantee shall be effective only as to the payment obligations that are payable (at maturity, on scheduled payment dates, by acceleration or otherwise) on or before June 30, 2012 and only up to the sum of the principal and accrued interest (including default interest and related expenses) on such principal amount outstanding as of the date on which the payment obligations are due. The obligation of the Republic under the guarantee shall terminate unconditionally and irrevocably in respect of any debt security guaranteed by the Republic if the holder of such debt security fails to make a demand for guarantee payment within three months after the final stated maturity of the debt securities guaranteed by the Republic;

•

If the Republic makes a payment to the holders of debt securities under the guarantee, we are obligated to repay the Republic, within seven days of such guarantee payment, the amount of guarantee payment, together with any default interest or default compensation, if any, made by the Republic;

•

The Republic may amend the terms of the guarantee upon giving notice to us; provided, however, that such amendment may not adversely affect the interests of the holders unless such amendment is effected by a statute; and

•	The guarantee of the Republic will be governed by, and construed in accordance with, the laws of the Republic.

Risks Relating to the Guarantees to be Issued by the Republic

Guarantee Payments by the Republic May Be Delayed. Any payments by the Republic under the Guarantee Rules will be made after the holders of debt securities make a written demand to the Republic for the guarantee payment. Any such demand may be made only after (i) the failure by us to make a payment due on the debt securities following a demand for payment made by the holders of the debt securities after the due date for such payment and (ii) the expiration of any applicable grace period. Therefore, any payments under the guarantee by the Republic will be delayed from the date the payment is due under the terms of the debt securities.

In addition, while the Republic is required to make payments under the guarantee promptly after it receives a written demand from the holders of debt securities, there is no designated period within which the Republic is required to make such payments. Moreover, the approvals by the State Council and the President of the Republic may be required in order for the guarantee payment to be made by the Republic. Therefore, if the Republic does not timely make the guarantee payments after it receives a written demand for payment, the guarantee payments on the debt securities could be further delayed.

Holders of Debt Securities Guaranteed by the Republic May Lose the Right to Payment under the Guarantee Rules If You Fail to Follow the Demand Process under the Guarantee Program. In order to recover payment under the guarantee by the Republic after our failure to pay any amount due on your notes, you must make a written demand to the Republic in a prescribed form in accordance with the Guarantee Rules. As described above under “Description of Guarantees—General Terms of the Guarantees”, if you fail to make a written demand in the prescribed form or otherwise in accordance with the Guarantee Rules or such written demand is not made within three months after the maturity of the debt securities, you will be deprived of all rights and remedies with respect to the guarantee claim.

You May Not Be Able to Enforce the Guarantee in Courts Outside of the Republic. The Guarantee Rules do not contain any provision requiring the Republic to submit to the jurisdiction of any foreign court or waive any immunity which might be available to the Republic under the law of any foreign jurisdiction. As a result, you may not be able to enforce the guarantee in courts outside of the Republic.

The Government Guarantee Program Is New and Subject to Change. The Government Guarantee Program is new and no claims have been made or paid under it to date. The Government Guarantee Program is governed by the Guarantee Rules that were adopted by the Ministry of Strategy and Finance on October 31, 2008, as well as the National Finance Act, Enforcement Decree of the National Finance Act and the Rules for the Management of State Guarantees. The Guarantee Rules may be amended by the Ministry of Strategy and Finance after the date of this prospectus. Moreover, the Republic may make an amendment to the terms of the guarantee that adversely affects the interests of the holders if such amendment is effected by a statute. Thus, your ability to obtain payment on your notes under the guarantee to be issued by the Republic is subject to the law, rules and regulations that could change at any time and from time to time in the future.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Clearstream for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•

each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Prospectus. These laws, regulations, rulings and/or decisions may change; any such change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax considerations applies to you so long as you are not:

•	a citizen of Korea;

•	a resident of Korea;

•	a corporation organized under Korean law;

•	a corporation of which the place of management is located in Korea; or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Under the Special Tax Treatment Control Law (the “STTCL”), when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein; provided that the debt securities are deemed to be foreign currency denominated bonds for the purpose of the STTCL.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea; provided that the offering of the debt securities is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can either claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or produce satisfactory evidence of your acquisition cost and certain direct transaction costs in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Although there are no Korean tax laws, regulations or rulings specific to the payment under the guarantee herein, we believe any payments of interest on and principal amount of the debt securities (or the issued price if the debt securities were originally issued at a discount) by the Republic under the Republic’s guarantee on the debt securities denominated in a foreign currency and issued by us are not subject to withholding tax. Further details of the tax consequences of the holders of our debt securities guaranteed by the Republic may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Any special U.S. federal income tax considerations relevant to a particular issuance of debt securities will be discussed in the applicable prospectus supplement. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year), or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a foreign currency-denominated debt security in respect of original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount, short-term debt securities and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

The gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations (the “OID regulations”). You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as qualified stated interest, and such a debt security will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. A floating rate debt security that does not qualify as a variable rate debt instrument will be subject to special rules (the “contingent payment regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). A detailed description of the tax considerations relevant to U.S. holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain debt securities may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable prospectus supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

The contingent payment regulations generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

We and the Republic, if a guarantee by the Republic is furnished, may sell or issue the debt securities or warrants or guarantees in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants or guarantees will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us and the Republic, if applicable, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we and the Republic, if a guarantee by the Republic is furnished, sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us and the Republic, if applicable. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We and the Republic, if a guarantee by the Republic is furnished, may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us and the Republic, if applicable, at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

We and the Republic, if a guarantee by the Republic is furnished, may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us and the Republic in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Myung-hwan Han, Chief Representative of our New York Representative Office, or Mr. Yeong-hee Lee, Representative of our New York Representative Office. The address of our New York Representative Office is 460 Park Avenue, 8th Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. Yeo-kwon Yoon, Financial Attaché, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth under “The Export-Import Bank of Korea” (except for the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Strategy and Finance of The Republic of Korea, in his official capacity, has supplied the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our financial statements as of and for the year ended December 31, 2008 included in this prospectus in the registration statement of which this prospectus is a part have been audited by KPMG Samjong Accounting Corp., an independent accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The audit report covering our December 31, 2008 financial statements refers to (a) the preparation of the non-consolidated financial statements and the auditing thereof in accordance with standards accepted in the Republic of Korea and (b) a change in the our method of accounting for the allowance for normal loans.

Our financial statements as of and for the year ended December 31, 2007 included in this prospectus and included elsewhere in the registration statement of which this prospectus is a part have been audited by Deloitte Anjin LLC, an independent accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•	continuing difficulties in the housing and financial sectors in the United States and elsewhere and the resulting adverse effects on the global financial markets;

•

adverse changes or volatility in foreign currency reserve levels, commodity prices (including oil prices), exchange rates (including fluctuation of the U.S. dollar or Japanese Yen exchange rates or revaluation of the Chinese Renminbi), interest rates and stock markets;

•	substantial decreases in the market prices of Korean real estate;

•	increasing delinquencies and credit defaults by consumer and small and medium sized enterprise borrowers;

•	declines in consumer confidence and a slowdown in consumer spending;

•	adverse developments in the economies of countries that are important export markets for the Republic, such as the United States, Japan and China, or in emerging market economies in Asia or elsewhere;

•

the continued emergence of the Chinese economy, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from the Republic to China);

•	social and labor unrest;

•

a decrease in tax revenues and a substantial increase in the Government’s expenditures for fiscal stimulus measures, unemployment compensation and other economic and social programs that, together, would lead to an increased government budget deficit;

•	financial problems or lack of progress in the restructuring of Korean conglomerates, other large troubled companies, their suppliers or the financial sector;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain Korean conglomerates;

•	the economic impact of any pending or future free trade agreements, including the Free Trade Agreement recently negotiated with the United States;

•	geo-political uncertainty and risk of further attacks by terrorist groups around the world;

•	the recurrence of severe acute respiratory syndrome, or SARS, or an outbreak of avian flu in Asia and other parts of the world;

•	deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including deterioration resulting from trade disputes or disagreements in foreign policy;

•	political uncertainty or increasing strife among or within political parties in the Republic;

•	hostilities involving oil producing countries in the Middle East and any material disruption in the supply of oil or increase in the price of oil; and

•	an increase in the level of tension or an outbreak of hostilities between North Korea and the Republic or the United States.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Yongdeungpo-ku

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Kim & Chang	Cleary Gottlieb Steen & Hamilton LLP
Seyang Building 223 Naeja-dong, Jongno-ku Seoul 110-720 Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

Deloitte Anjin LLC

14F, Hanwha Securities Bldg.

23-5 Youido-dong

Yongdeungpo-ku, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok

1 Robinson Road

#18-00 AIA Tower

Singapore 048542